     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               BB&T CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
     NORTH CAROLINA                  6060                    56-0939887
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (336) 733-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (336) 733-2180
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:

            DOUGLAS A. MAYS                       CHARLES A. SWEET
 WOMBLE CARLYLE SANDRIDGE & RICE, PLLC           WILLIAMS & CONNOLLY
      3300 ONE FIRST UNION CENTER             725 TWELFTH STREET, N.W.
 CHARLOTTE, NORTH CAROLINA 28202-6025          WASHINGTON, D.C. 20005

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                       PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF    AMOUNT      MAXIMUM         MAXIMUM       AMOUNT OF
    SECURITIES TO BE       TO BE    OFFERING PRICE    AGGREGATE    REGISTRATION
       REGISTERED        REGISTERED    PER UNIT    OFFERING PRICE       FEE
--------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share(1)..... 2,815,558       (2)       $172,070,188(3) $16,745.41(4)

-------------------------------------------------------------------------------
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(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($23.00) and low ($22.75) sales price of the common stock of Franklin Bancorporation, Inc. on May 18, 1998 as reported on The Nasdaq SmallCap Market.
(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $34,015.30 paid upon the filing with the Commission of the preliminary proxy materials of Franklin Bancorporation, Inc. on April 10, 1998.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      LOGO
                            FRANKLIN BANCORPORATION
                1722 I (EYE) STREET, N.W., WASHINGTON, DC 20006

                                                                    May 19, 1998

Dear Shareholders:

  You are cordially invited to attend a special meeting of shareholders (the "Meeting") of Franklin Bancorporation, Inc. ("Franklin"), to be held at Franklin's principal executive offices, located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006, on Wednesday, June 24, 1998 at 4:00 p.m., Eastern Time. At the Meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization, dated as of December 16, 1997, as amended and restated (the "Reorganization Agreement"), between Franklin and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related Plan of Merger (the "Plan of Merger"). Pursuant to the Reorganization Agreement and the Plan of Merger, Franklin will merge with and into BB&T (the "Merger"), and each share of common stock of Franklin, par value $0.10 per share ("Franklin Common Stock"), (other than shares held by dissenting shareholders) will be converted into the right to receive between 0.35 and 0.3743 shares of common stock of BB&T, par value $5.00 per share ("BB&T Common Stock"), and cash in lieu of any fractional share. BB&T will be the surviving corporation in the Merger, and shareholders of Franklin (other than dissenting shareholders) will become shareholders of BB&T. It is a condition to the Merger that the exchange of BB&T Common Stock solely for shares of Franklin Common Stock will be tax free to the shareholders of Franklin for federal income tax purposes.

  The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. The Board believes that the Merger is in the best interests of Franklin and its shareholders. Completion of the Merger is subject to certain conditions, including approval of the Reorganization Agreement and the Plan of Merger by the Franklin shareholders, approval of the Merger by various regulatory agencies, and satisfaction or waiver of certain other contractual conditions.

  THE ENCLOSED NOTICE OF SPECIAL MEETING AND PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE MEETING AND THE PROPOSED MERGER, INCLUDING DETAILS AS TO THE DETERMINATION OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER. PLEASE CAREFULLY READ THESE MATERIALS AND THOROUGHLY CONSIDER THE INFORMATION CONTAINED IN THEM.

  Whether or not you plan to attend the Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares will be voted at the Meeting. If you attend the Meeting, you may vote in person regardless of whether you have previously submitted a proxy.

  THE BOARD OF DIRECTORS OF FRANKLIN UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FRANKLIN. ACCORDINGLY, THE BOARD OF DIRECTORS OF FRANKLIN UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF FRANKLIN VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

                                         Sincerely,

                                         /s/ Joseph R. Schuble, Sr.
                                         -------------------------------------
                                                 Joseph R. Schuble, Sr.
                                                 Chairman of the Board

                                         /s/ Robert P. Pincus
                                         -------------------------------------
                                                    Robert P. Pincus
                                         President and Chief Executive Officer

                                      LOGO
                            FRANKLIN BANCORPORATION
                1722 I (EYE) STREET, N.W., WASHINGTON, DC 20006

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 24, 1998

                               ----------------

TO THE SHAREHOLDERS OF FRANKLIN BANCORPORATION, INC.:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of Franklin Bancorporation, Inc., a Delaware corporation ("Franklin"), will be held at Franklin's principal executive offices, located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006, on Wednesday, June 24, 1998 at 4:00 p.m., Eastern Time, for the following purposes:

1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of December 16, 1997, as amended and restated (the "Reorganization Agreement"), between Franklin and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which Franklin will merge with and into BB&T and each share of common stock of Franklin, par value $0.10 per share (other than shares held by dissenting shareholders), will be converted into the right to receive between 0.35 and 0.3743 shares of common stock of BB&T, par value $5.00 per share, and cash in lieu of any fractional share. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the accompanying Proxy Statement/Prospectus as Appendix I.

2. Other Business. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

  Shareholders of Franklin who do not vote in favor of approval and adoption of the Reorganization Agreement and who otherwise comply with the provisions of
Section 262 of the Delaware General Corporation Law will have the right, if the Merger is completed, to dissent and to seek appraisal of the fair market value of their shares. See "THE MERGER--Rights of Dissenting Shareholders" in the accompanying Proxy Statement/Prospectus and Appendix III thereto for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

  Shareholders of Franklin of record at the close of business on May 11, 1998 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                        By Order of the Board of Directors

                                           /s/ Diane M. Begg
                                        _______________________________________
                                               Diane M. Begg Executive Vice
                                            President, Chief Financial Officer
                                                 and Assistant Secretary

Washington, DC
May 19, 1998

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                             AVAILABLE INFORMATION

  BB&T and Franklin are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including BB&T and Franklin.

  Shares of BB&T Common Stock and Franklin Common Stock are, respectively, listed on the NYSE and traded on the Nasdaq SmallCap Market, and proxy statements, reports and other information concerning BB&T and Franklin can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, respectively.

  BB&T has filed a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of BB&T Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  The information contained herein with respect to BB&T has been provided by BB&T, and the information contained herein with respect to Franklin before the Merger has been provided by Franklin.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BB&T OR FRANKLIN. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BB&T OR FRANKLIN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by BB&T with the Commission under the Exchange Act are incorporated herein by reference:

  (a) BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (b) BB&T's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

  (c) BB&T's Current Reports on Form 8-K, dated January 15, 1998, February 26, 1998, February 27, 1998, April 13, 1998, and May 13, 1998;

  (d) BB&T's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan; and

  (e) The description of BB&T Common Stock in BB&T's registration statement filed under the Exchange Act with respect to BB&T Common Stock, including all amendments and reports filed for the purpose of updating such description.

  All documents filed by BB&T pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. In particular, reference is made to BB&T's Current Report on Form 8-K dated May 13, 1998, which includes supplemental consolidated financial statements giving effect to the acquisition of Life Bancorp, Inc. completed March 1, 1998 and accounted for as a pooling of interests. See "INFORMATION ABOUT BB&T--Acquisitions."

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF FRANKLIN COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, BB&T CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE: (919) 246-4219. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY JUNE 17, 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   i
SUMMARY....................................................................   1
  Special Meeting of Shareholders..........................................   1
  Parties to the Merger....................................................   1
  The Merger...............................................................   2
  Comparative Market Prices and Dividends..................................   6
  Selected Consolidated Financial Data.....................................   7
  Comparative per Share Data...............................................  10
SPECIAL MEETING OF SHAREHOLDERS............................................  11
  General..................................................................  11
  Record Date, Voting Rights, and Vote Required............................  11
  Voting and Revocation of Proxies.........................................  11
  Solicitation of Proxies..................................................  12
  Recommendation of Franklin Board.........................................  12
THE MERGER.................................................................  13
  General..................................................................  13
  Background of the Merger.................................................  13
  Reasons for the Merger...................................................  15
  Opinion of Franklin's Financial Advisor..................................  15
  Exchange Ratio...........................................................  19
  Exchange of Franklin Common Stock Certificates...........................  23
  The Reorganization Agreement.............................................  24
  Interests of Certain Persons in the Merger...............................  29
  Rights of Dissenting Shareholders........................................  32
  Regulatory Considerations................................................  34
  Certain Federal Income Tax Consequences of the Merger....................  36
  Accounting Treatment.....................................................  37
  The Option Agreement.....................................................  37
  Effect on Employees, Employee Benefit Plans and Stock Options............  40
  Restrictions on Resales by Affiliates....................................  41
INFORMATION ABOUT BB&T.....................................................  42
  General..................................................................  42
  Subsidiaries.............................................................  42
  Acquisitions.............................................................  43
  Capital..................................................................  44
  Deposit Insurance Assessments............................................  44
INFORMATION ABOUT FRANKLIN.................................................  45
  Business.................................................................  45
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations...........................................................  50
  Security Ownership of Certain Beneficial Owners and Management...........  67
DESCRIPTION OF BB&T CAPITAL STOCK..........................................  68
  General..................................................................  68
  BB&T Common Stock........................................................  68
  BB&T Preferred Stock.....................................................  68
  Shareholder Rights Plan..................................................  69
  Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws...........  71

COMPARISON OF SHAREHOLDERS' RIGHTS..........................................  71
  Authorized Capital Stock..................................................  72
  Directors.................................................................  72
  Dividends and Other Distributions.........................................  73
  Notice of Shareholder Nominations and Shareholder Proposals...............  73
  Exculpation and Indemnification...........................................  74
  Mergers, Share Exchanges and Sales of Assets..............................  74
  Anti-takeover Statutes....................................................  75
  Amendments to Articles of Incorporation and Bylaws........................  76
  Shareholders' Rights of Dissent and Appraisal.............................  76
  Liquidation Rights........................................................  77
LEGAL MATTERS...............................................................  78
EXPERTS.....................................................................  78
FRANKLIN FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA........................ F-1
  Appendix I--Agreement and Plan of Reorganization and the Plan of Merger
  Appendix II--Opinion of Friedman, Billings, Ramsey & Co., Inc.
  Appendix III--Section 262 of the Delaware General Corporation Law

                                PROXY STATEMENT
                         FRANKLIN BANCORPORATION, INC.

                               ----------------

                                  PROSPECTUS
                               BB&T CORPORATION
                                 COMMON STOCK

  This Proxy Statement/Prospectus is being furnished to the holders of the common stock of Franklin Bancorporation, Inc., a Delaware corporation ("Franklin"), in connection with the solicitation of proxies by the Board of Directors of Franklin (the "Franklin Board") for use at a special meeting of shareholders of Franklin, or any adjournment or postponement thereof (the "Meeting"), to be held at Franklin's principal executive offices, located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006, on Wednesday, June 24, 1998 at 4:00 p.m., Eastern Time. At the Meeting, the shareholders of Franklin will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of December 16, 1997, as amended and restated (the "Reorganization Agreement"), between Franklin and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related Plan of Merger (the "Plan of Merger"). A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached hereto as Appendix I.

  The Reorganization Agreement and the Plan of Merger provide for the merger of Franklin with and into BB&T (the "Merger"). As a result of the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of Franklin ("Franklin Common Stock") (other than shares held by dissenting shareholders) will be converted into and exchanged for shares of common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") and cash in lieu of any fractional share. As described herein, each such share of Franklin Common Stock will be converted into the right to receive between 0.35 and 0.3743 shares of BB&T Common Stock, depending on the average reported price of BB&T Common Stock during a 20-day period shortly before the Merger (the "Exchange Ratio"). The Exchange Ratio is adjustable upward in excess of 0.3743 only if certain conditions are met concerning the reported price of BB&T Common Stock, and then only with the concurrence of BB&T. The Franklin Board has the right to elect to terminate the Reorganization Agreement if such conditions should occur, in which case the board of directors of BB&T (the "BB&T Board") would be required to determine whether to proceed with the Merger at a higher Exchange Ratio. See "THE MERGER--Exchange Ratio."

  This Proxy Statement/Prospectus also constitutes a prospectus of BB&T with respect to up to 2,815,558 shares of BB&T Common Stock to be issued to holders of the outstanding shares of Franklin Common Stock (other than dissenting shareholders) in the Merger. BB&T Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "BBK." On May 18, 1998, the last sale price of BB&T Common Stock as reported on the NYSE was $66.81. Franklin Common Stock is quoted on the Nasdaq SmallCap Market under the trading symbol "FNBC." On May 18, 1998, the last sale price of Franklin Common Stock as reported on the Nasdaq SmallCap Market was $22.88. On December 15, 1997, the last trading day before Franklin announced that it had entered into the Reorganization Agreement, the last reported sale price of Franklin Common Stock on the Nasdaq SmallCap Market was $18.50.

  This Proxy Statement/Prospectus, the Notice of Special Meeting, and the accompanying proxy card are first being mailed to the shareholders of Franklin on or about May 26, 1998.

                               ----------------

 NEITHER THE MERGER  NOR THE SECURITIES  TO BE ISSUED  PURSUANT TO THIS  PROXY
  STATEMENT/PROSPECTUS HAVE BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED   UPON   THE    ACCURACY   OR   ADEQUACY    OF   THIS    PROXY
      STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
       CRIMINAL OFFENSE.

                               ----------------

 THE SHARES  OF BB&T  COMMON STOCK OFFERED  HEREBY ARE NOT  SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF BB&T
    AND  ARE NOT INSURED BY  THE FEDERAL DEPOSIT INSURANCE CORPORATION  OR
      ANY OTHER GOVERNMENT AGENCY.

                               ----------------

         The date of this Proxy Statement/Prospectus is May 19, 1998.

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Shareholders are urged to review carefully this entire Proxy Statement/Prospectus, including the Appendices hereto.

SPECIAL MEETING OF SHAREHOLDERS

  The Meeting will be held on Wednesday, June 24, 1998 at 4:00 p.m. Eastern Time at Franklin's principal executive offices, located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006. At the Meeting, the shareholders of Franklin will vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I. On May 11, 1998, the record date for the Meeting (the "Record Date"), there were approximately 450 holders of record of the 6,840,601 shares of Franklin Common Stock then outstanding and entitled to vote at the Meeting.

  The affirmative vote of the holders of a majority of the outstanding shares of Franklin Common Stock is required to approve the Reorganization Agreement and the Plan of Merger. As of the Record Date, directors and executive officers of Franklin and their affiliates beneficially owned 1,339,358 outstanding shares or 19.58% of the Franklin Common Stock entitled to vote at the Meeting, all of which are expected to be voted in favor of the Reorganization Agreement and the Plan of Merger. The directors and executive officers of BB&T and their affiliates beneficially owned, as of the Record Date, a total of less than 1% of the outstanding shares of Franklin Common Stock. On the Record Date, BB&T and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of Franklin Common Stock.

  FAILURE OF A HOLDER OF FRANKLIN STOCK TO VOTE HIS OR HER SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND THE MERGER.

PARTIES TO THE MERGER

 BB&T

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. BB&T's bank subsidiaries are Branch Banking and Trust Company ("BB&T-NC"), a North Carolina chartered bank that currently operates 353 banking offices throughout North Carolina; Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a South Carolina chartered bank that currently operates 95 banking offices throughout South Carolina; Branch Banking and Trust Company of Virginia ("BB&T-VA"), a Virginia chartered bank that currently operates 52 banking offices in the Hampton Roads and Richmond areas and the south, central and southwestern regions of Virginia; and Life Savings Bank, F.S.B. ("LSB"), a federally chartered savings bank that currently operates 20 banking offices in the Hampton Roads region of Virginia.

  The mailing address and telephone number of BB&T's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (336) 733-2000. Additional information with respect to BB&T and its subsidiaries is included elsewhere in this Proxy Statement/Prospectus and in documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT BB&T."

 Franklin

  Franklin is a Delaware corporation that serves as the holding company of one banking subsidiary, Franklin National Bank of Washington, D.C. ("FNB"), and one non-banking subsidiary, Franklin Community Development Corporation ("Franklin CDC"). Franklin is headquartered in Washington, D.C. and conducts its operations primarily through FNB, which currently operates nine banking offices: six in the District of Columbia, two in Northern Virginia and one in Bethesda, Maryland.

  The mailing address and telephone number of Franklin's principal executive offices are 1722 I (Eye) Street, N.W., Washington, D.C. 20006, (202) 429-9888. Additional information with respect to Franklin is contained in Franklin's filings with the Commission and included elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INFORMATION ABOUT FRANKLIN" and "FRANKLIN FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA."

THE MERGER

 General

  At the effective time of the Merger (the "Effective Time"), Franklin will be merged with and into BB&T, and BB&T will be the surviving corporation in the Merger. It is expected that FNB will be merged into BB&T-NC during the first quarter of 1999, with BB&T-NC as the surviving entity (the "FNB Bank Merger").

 Exchange Ratio

  Upon completion of the Merger, each share of Franklin Common Stock outstanding at the Effective Time (other than shares held by dissenting shareholders) will be converted into the right to receive between 0.35 and
0.3743 shares of BB&T Common Stock, subject to possible upward adjustment as described in the following paragraph. The Exchange Ratio will be determined by reference to the average closing price of BB&T Common Stock on the NYSE for the 20 trading days immediately preceding the tenth calendar day preceding the Effective Time (the "Closing Value"). If the Closing Value is $54.50 or less, the Exchange Ratio will be 0.3743 shares of BB&T Common Stock for each share of Franklin Common Stock. If the Closing Value is $65.00 or more, the Exchange Ratio will be 0.35 shares of BB&T Common Stock for each share of Franklin Common Stock. If the Closing Value is between $54.50 and $65.00, the Exchange Ratio will be determined by reference to the following table, which sets forth the applicable Exchange Ratio for each Closing Value and the approximate implied value of the BB&T Common Stock that would be received per share of Franklin Common Stock. (For purposes of applying this table, the Closing Value will be rounded to the nearest half or whole dollar figure, and any Closing Value at the midpoint between two Closing Values listed below (e.g., $57.25) will be rounded to the nearest whole dollar figure.)

                              APPROXIMATE IMPLIED VALUE OF BB&T COMMON STOCK PER
CLOSING VALUE  EXCHANGE RATIO           SHARE OF FRANKLIN COMMON STOCK
-------------  -------------- --------------------------------------------------
   $54.50          0.3743                           $20.40
   $55.00          0.3731                           $20.52
   $55.50          0.3720                           $20.65
   $56.00          0.3708                           $20.77
   $56.50          0.3696                           $20.88
   $57.00          0.3685                           $21.01
   $57.50          0.3673                           $21.12
   $58.00          0.3662                           $21.24
   $58.50          0.3650                           $21.35
   $59.00          0.3638                           $21.46
   $59.50          0.3627                           $21.58

                              APPROXIMATE IMPLIED VALUE OF BB&T COMMON STOCK PER
CLOSING VALUE  EXCHANGE RATIO           SHARE OF FRANKLIN COMMON STOCK
-------------  -------------- --------------------------------------------------
   $60.00          0.3615                           $21.69
   $60.50          0.3603                           $21.80
   $61.00          0.3592                           $21.91
   $61.50          0.3580                           $22.02
   $62.00          0.3568                           $22.12
   $62.50          0.3557                           $22.23
   $63.00          0.3545                           $22.33
   $63.50          0.3534                           $22.44
   $64.00          0.3522                           $22.54
   $64.50          0.3510                           $22.64
   $65.00          0.3500                           $22.75

  In the event that both:

    (1) the Closing Value is less than $51.00, and

    (2) (i) the amount obtained by dividing the Closing Value by $63.75 (the closing price of BB&T Common Stock on December 15, 1997) is less than (ii) 85% of the amount obtained by dividing the weighted average of the closing prices of a specified index of 14 bank stocks on the tenth calendar day preceding the date designated by BB&T as the closing date of the Merger by the weighted average of the closing prices of such stocks on December 16, 1997, then Franklin would have the right to terminate the Reorganization Agreement unless BB&T elects to increase the Exchange Ratio so that holders of Franklin Common Stock would receive consideration having an implied market value (based on the Closing Value) equal to the consideration they would have received if the Closing Value had been $51.00, or approximately $19.09 per share of Franklin Common Stock. Under no circumstances would the Exchange Ratio be less than 0.35 shares of BB&T Common Stock for each share of Franklin Common Stock.

  No fractional shares of BB&T Common Stock will be issued in the Merger. Holders of Franklin Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T Common Stock by the closing price of BB&T Common Stock on the last trading day before the Effective Time. See "THE MERGER--Exchange Ratio."

 Effective Date and Time of the Merger

  The Merger will be effective on the date and at the time specified in the Certificate of Merger to be filed with the Delaware Department of State, upon the filing of that Certificate of Merger and the filing of Articles of Merger with the Office of the Secretary of State of North Carolina. Assuming the Reorganization Agreement and the Plan of Merger are approved by Franklin shareholders at the Meeting, it is currently anticipated that the filing of the Certificate of Merger and the Articles of Merger and the completion of the Merger will occur on or about July 1, 1998. See "THE MERGER--The Reorganization Agreement--Effective Date and Time of the Merger."

 Recommendation of Franklin Board; Reasons for the Merger

  The Franklin Board has unanimously approved the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby. The Franklin Board believes that the Merger is in the best interests of Franklin and its shareholders and unanimously recommends that the shareholders of Franklin vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. For further discussion of the factors considered by the Franklin Board in reaching its conclusions, see "THE MERGER-- Background of the Merger" and "--Reasons for the Merger."

 Opinion of Franklin's Financial Advisor

  Franklin has retained Friedman, Billings, Ramsey & Co., Inc. ("FBR") to act as its financial advisor in connection with the Merger, and FBR has rendered its opinion to the Franklin Board that, as of the date of such opinion, the consideration to be received in the Merger is fair to the shareholders of Franklin from a financial point of view. The full text of the FBR opinion, dated as of the date hereof, is set forth as Appendix II to this Proxy Statement/Prospectus and should be read in its entirety with respect to the assumptions made, matters considered and qualifications and limitations on the review undertaken by FBR in rendering such opinion. See "THE MERGER--Opinion of Franklin's Financial Advisor."

 Conditions to the Merger

  The completion of the Merger is subject to various conditions, including the approval of the Reorganization Agreement and the Plan of Merger by the shareholders of Franklin, receipt of necessary regulatory approvals, receipt of a legal opinion regarding the tax consequences of the Merger, an accountant's opinion to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and other customary conditions to closing. See "THE MERGER--The Reorganization Agreement--Conditions to the Merger."

 Waiver; Amendment; Termination; Expenses

  Before the Effective Time, any provision of the Reorganization Agreement (except with respect to any required regulatory approval) may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by mutual agreement of the parties, except that after the Meeting the consideration to be received by the Franklin shareholders for each share of Franklin Common Stock may not be decreased.

  The Reorganization Agreement may be terminated and the Merger abandoned (a) at any time prior to the Effective Time by the mutual consent of the parties,
(b) by either party if the other party materially breaches any of its covenants or agreements contained in the Reorganization Agreement and fails to cure by the earlier of 30 days after notice of such breach and the Effective Time, (c) by either party in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to complete the Merger under the applicable standard set forth in the Reorganization Agreement (see "THE MERGER--The Reorganization Agreement--Conditions to the Merger") and such inaccuracy has not been cured by the earlier of 30 days after notice of such inaccuracy and the Effective Time, (d) by either party if the Merger is not completed by October 31, 1998 and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement, or (e) by either party, if (i) any of the regulatory approvals required for completion of the Merger and the other transactions contemplated by the Reorganization Agreement have been denied and the time period for appeals and requests for reconsideration have run, (ii) the required shareholder approval is not obtained or (iii) any of the other conditions precedent to the obligations of the other party cannot be satisfied or fulfilled before the scheduled date of the closing of the transactions contemplated by the Reorganization Agreement (the "Closing Date") and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement. In addition, the Reorganization Agreement may be terminated by the Franklin Board if certain conditions concerning the trading price of BB&T Common Stock are met, unless BB&T in turn determines to increase the Exchange Ratio. See "THE MERGER-- Exchange Ratio."

  Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses incurred in connection with this Proxy Statement/Prospectus and the Registration Statement will be borne 50% by BB&T and 50% by Franklin. See "THE MERGER--The Reorganization Agreement--Waiver; Amendment; Termination; Expenses."

 Interests of Certain Persons in the Merger

  Pursuant to the Reorganization Agreement, Robert P. Pincus, President and Chief Executive Officer of Franklin and of FNB, and eight other members of the management of Franklin and FNB will enter into employment agreements with BB&T and BB&T-NC on the Effective Date that provide for severance payments and other benefits under certain circumstances. The Reorganization Agreement also provides that with the consent of the regional president of BB&T's Metropolitan Region the directors of FNB will serve as members of BB&T's metropolitan Washington regional board after the Merger for a period of up to 3 years for the same cash compensation as they received as directors of FNB. The Reorganization Agreement further obligates BB&T to indemnify the directors and officers of Franklin and any Franklin subsidiary after the Merger against certain liabilities arising before the Merger and to obtain directors' and officers' liability insurance for the benefit of Franklin's directors and officers covering periods before and after the Merger. See "THE MERGER-- Interests of Certain Persons in the Merger."

 Rights of Dissenting Shareholders

  Under Delaware law, shareholders who do not vote in favor of the Merger and who file demands for appraisal prior to the shareholder vote on the Reorganization Agreement, upon the completion of the Merger, have the right to obtain a cash payment for the "fair value" of their shares of Franklin Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a shareholder must comply with all of the procedural requirements of Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), the full text of which is attached to this Proxy Statement/Prospectus as Appendix III. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such dissenters' rights. See "THE MERGER--Rights of Dissenting Shareholders."

 Regulatory Considerations

  The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act and the Federal Reserve's Regulation Y thereunder and by the District of Columbia Office of Banking and Financial Institutions (the "D.C. Office") under the D.C. Code. BB&T must also provide notice of the Merger to the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia (the "BFI") under the Code of Virginia. The FNB Bank Merger, which is expected to occur during the first quarter of 1999, must be approved by the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act and by the North Carolina Commissioner of Banks (the "N.C. Commissioner") under the North Carolina General Statutes. In addition, notice of the FNB Bank Merger must be provided to the D.C. Office under the D.C. Code. The required applications and notices relating to the Merger were submitted to the appropriate regulatory authorities in March 1998, and it is anticipated that the required applications relating to the FNB Bank Merger will be submitted to the appropriate regulatory authorities during June or July of 1998. See "THE MERGER--Regulatory Considerations."

 Certain Federal Income Tax Consequences

  The Merger has been structured to qualify as a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the Merger that Franklin and BB&T receive an opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that no gain or loss will be recognized by reason of the Merger by the holders of Franklin Common Stock to the extent that such shareholders exchange shares of

Franklin Common Stock solely for shares of BB&T Common Stock (gain or loss will be recognized with respect to cash received in lieu of a fractional share). See "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

 Accounting Treatment

  The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles. It is a condition to the Merger that BB&T receive letters from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. See "THE MERGER-- Accounting Treatment."

 Comparison of Shareholders' Rights

  The rights of the shareholders of Franklin currently are determined by the DGCL, the Certificate of Incorporation of Franklin (the "Franklin Certificate of Incorporation") and the Bylaws of Franklin (the "Franklin Bylaws"). At the Effective Time, the shareholders of Franklin will become shareholders of BB&T. Their rights as shareholders will then be determined by the North Carolina Business Corporation Act (the "NCBCA"), the Articles of Incorporation of BB&T (the "BB&T Articles") and the Bylaws of BB&T (the "BB&T Bylaws"). See "DESCRIPTION OF BB&T CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS."

 Option Agreement

  As a condition to BB&T's entering into the Reorganization Agreement and to increase the probability that the Merger will be completed, BB&T and Franklin entered into a Stock Option Agreement, dated as of December 16, 1997 (the "Option Agreement"), pursuant to which BB&T was granted an option to purchase up to 1,319,564 shares of Franklin Common Stock (approximately 19.9% of the number of shares of Franklin Common Stock currently outstanding), subject to adjustment, at an exercise price of $18 per share (the "Option"). The exercise of the Option is permitted only upon the occurrence of certain events that generally relate to an acquisition of control of Franklin, or the public offer or announcement of such an acquisition of control, by a party other than BB&T, or upon the acquisition by a third party of, or an offer or an announcement of an intention by a third party to acquire, a significant interest in the equity or assets of Franklin. The Option is not presently exercisable. See "THE MERGER--The Option Agreement."

 Effect on Employees, Employee Benefit Plans and Stock Options

  Each employee of Franklin or any of its subsidiaries at the time of the Merger will be offered employment after the Merger with BB&T or one of its subsidiaries and will be eligible to receive benefits comparable to those provided to similarly situated employees of BB&T or the subsidiary in question. BB&T will merge the 401(k) plan of Franklin with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of the employees who are participants in the Franklin plan will be transferred to accounts under the BB&T 401(k) plan. At the time of the Merger, all rights with respect to Franklin Common Stock outstanding at the Effective Time pursuant to stock options granted by Franklin, whether or not exercisable, will be converted into and become options with respect to BB&T Common Stock on a basis that reflects the Exchange Ratio. See "THE MERGER--Exchange Ratio" and "--Effect on Employees, Employee Benefit Plans and Stock Options."

COMPARATIVE MARKET PRICES AND DIVIDENDS

  BB&T Common Stock is listed on the NYSE under the symbol "BBK." Franklin Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "FNBC." The following table sets forth, for the periods indicated, the high and low closing sales price of BB&T Common Stock and Franklin Common Stock on the NYSE Composite Transactions List and the Nasdaq SmallCap Market, respectively, and cash dividends paid per share of BB&T Common Stock. Franklin has never paid a cash dividend on Franklin Common Stock. The prices do not include retail markups, markdowns or commissions.

                                                     BB&T            FRANKLIN
                                            ---------------------- -------------
                                                            CASH
                                             HIGH   LOW   DIVIDEND  HIGH   LOW
                                            ------ ------ -------- ------ ------
Quarter Ended
  March 31, 1998........................... $67.69 $58.06  $ .31   $23.13 $19.75
  June 30, 1998 (through May 18)...........  68.13  64.56    .31    23.50  22.00
Quarter Ended
  March 31, 1997...........................  40.75  35.25    .27    12.25  10.13
  June 30, 1997............................  47.13  35.75    .27    12.50  10.25
  September 30, 1997.......................  55.13  45.31    .31    15.50  12.50
  December 31, 1997........................  65.00  51.94    .31    21.63  14.00
    For year 1997..........................  65.00  35.25   1.16    21.63  10.13
Quarter Ended
  March 31, 1996...........................  29.75  25.88    .23     8.25   7.50
  June 30, 1996............................  31.75  28.88    .23     8.38   7.50
  September 30, 1996.......................  33.88  28.63    .27     8.13   7.25
  December 31, 1996........................  36.75  33.38    .27    10.75   7.75
    For year 1996..........................  36.75  25.88   1.00    10.75   7.25

  The following table sets forth the last reported sales price for shares of BB&T Common Stock and Franklin Common Stock on December 15, 1997, the last trading day before the public announcement of the proposed Merger, and May 18, 1998, on the NYSE Composite Transactions List and the Nasdaq SmallCap Market, respectively. The Franklin Equivalent represents the last sales prices of a share of BB&T Common Stock on those dates multiplied by the Exchange Ratio that would be applicable if the price in question were the Closing Value. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER--Exchange Ratio."

DATE                                          BB&T  FRANKLIN FRANKLIN EQUIVALENT
----                                         ------ -------- -------------------
December 15, 1997........................... $63.75  $18.50        $22.45
May 18, 1998................................  66.81   22.88         23.38

SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables set forth certain consolidated financial data of BB&T and Franklin for the five years ended December 31, 1997 and the three months ended March 31, 1998 and March 31, 1997. The consolidated financial data for BB&T has been restated to include the accounts of Life Bancorp, Inc. ("Life") and its subsidiaries, which merged into BB&T Financial Corporation of Virginia ("BB&T Financial-VA") on March 1, 1998 in a transaction accounted for as a pooling of interests. The following historical financial information has been derived from historical consolidated financial statements of BB&T and Life and of Franklin, respectively, and is qualified in its entirety by, and should be read in conjunction with, such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference or included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FRANKLIN FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA." Results of BB&T and Franklin for the three months ended March 31, 1998 are not necessarily indicative of results expected for the entire year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

 Selected Consolidated Financial Data--BB&T

                           AS OF/FOR THE THREE
                              MONTHS ENDED
                                MARCH 31,                AS OF/FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                         ------------------------  ---------------------------------------------------------------
                            1998         1997         1997         1996         1995         1994         1993
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 Interest income........ $   592,225  $   526,983  $ 2,229,621  $ 2,029,703  $ 1,957,182  $ 1,643,532  $ 1,480,194
 Interest expense.......     296,129      252,914    1,092,628      987,799      997,105      713,990      622,740
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net interest income....     296,096      274,069    1,136,993    1,041,904      960,077      929,542      857,454
 Provision for loan and
  lease losses..........      22,000       21,120       97,526       62,246       42,378       25,161       60,544
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net interest income
  after provision for
  loan and lease
  losses................     274,096      252,949    1,039,467      979,658      917,699      904,381      796,910
 Noninterest income.....     121,097       98,149      455,901      339,489      255,279      269,939      267,699
 Noninterest expense....     228,998      198,674      954,831      814,710      818,318      742,519      803,108
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Income before income
  taxes.................     166,195      152,424      540,537      504,437      354,660      431,801      261,501
 Provision for income
  taxes.................      52,477       52,346      186,087      165,648      118,244      150,010       97,328
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Income before
  cumulative effect of
  changes in accounting
  principles............     113,718      100,078      354,450      338,789      236,416      281,791      164,173
 Less: cumulative
  effect of changes in
  accounting
  principles, net of
  income taxes..........         --           --           --           --           --           --       (32,629)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income........... $   113,718  $   100,078  $   354,450  $   338,789  $   236,416  $   281,791  $   131,544
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
PER COMMON SHARE
 Average shares
  outstanding (000's)
  Basic.................     142,066      142,347      141,062      141,550      141,829      139,972      134,911
  Diluted...............     145,078      144,828      143,798      144,561      147,871      146,199      141,748
 Basic earnings
  Income before
   cumulative effect.... $      0.80  $      0.70  $      2.51  $      2.39  $      1.63  $      1.98  $      1.18
  Less: cumulative
   effect...............         --           --           --           --           --           --         (0.24)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income........... $      0.80  $      0.70  $      2.51  $      2.39  $      1.63  $      1.98  $      0.94
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Diluted earnings
  Income before
   cumulative effect.... $      0.78  $      0.69  $      2.46  $      2.34  $      1.60  $      1.93  $      1.16
  Less: cumulative
   effect...............         --           --           --           --           --           --         (0.23)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income........... $      0.78  $      0.69  $      2.46  $      2.34  $      1.60  $      1.93  $      0.93
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Cash dividends
  declared.............. $      0.31  $      0.27  $      1.16  $      1.00  $      0.86  $      0.74  $      0.64
 Shareholders' equity...       17.22        15.83        16.93        15.58        14.81        13.26        11.86
AVERAGE BALANCE SHEETS
 Securities at carrying
  value................. $ 7,543,626  $ 6,838,454  $ 7,124,652  $ 6,802,133  $ 6,803,072  $ 6,468,094  $ 5,686,306
 Loans and leases*......  20,807,833   18,494,122   19,308,577   17,538,038   16,736,054   15,089,645   13,562,910
 Other assets...........   2,391,132    1,842,772    1,956,015    1,725,086    1,741,841    1,775,937    1,689,903
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Total assets......... $30,742,591  $27,175,348  $28,389,244  $26,065,257  $25,280,967  $23,333,676  $20,939,119
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Deposits............... $20,524,967  $19,770,969  $20,051,207  $19,280,809  $18,289,320  $17,888,784  $16,777,490
 Total borrowed funds...   7,283,363    4,817,444    5,699,452    4,315,393    4,602,388    3,337,830    2,233,639
 Other liabilities......     477,640      329,358      367,038      331,906      338,747      292,634      244,725
 Common shareholders'
  equity................   2,456,621    2,257,577    2,271,547    2,121,990    1,978,167    1,740,285    1,609,122
 Preferred
  shareholders'
  equity................         --           --           --        15,159       72,345       74,143       74,143
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Total liabilities and
    shareholders'
    equity.............. $30,742,591  $27,175,348  $28,389,244  $26,065,257  $25,280,967  $23,333,676  $20,939,119
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
PERIOD END BALANCES
 Total assets........... $31,535,710  $27,921,399  $30,642,799  $27,127,408  $25,768,277  $24,494,732  $23,043,669
 Deposits...............  20,794,808   20,337,283   20,948,177   19,735,662   18,928,847   18,046,347   18,123,340
 Total borrowed funds...   7,808,722    4,977,697    6,851,694    4,860,802    4,329,919    4,153,846    2,457,621
 Shareholders' equity...   2,440,046    2,256,287    2,399,827    2,222,505    2,186,053    1,952,399    1,734,386
SELECTED PERFORMANCE
 RATIOS
 Rate of return on:
  Average total
   assets...............        1.50%        1.49%        1.25%        1.30%        0.94%        1.21%        0.63%
  Average common
   shareholders'
   equity...............       18.77        17.98        15.60        15.94        11.69        15.89         7.85
 Dividend payout........       38.75        38.57        46.22        41.84        52.76        37.37        68.09
 Average equity to
  average assets........        7.99         8.31         8.00         8.20         8.11         7.78         8.04

--------
* Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

 Selected Consolidated Financial Data--Franklin

                         AS OF/FOR THE THREE
                            MONTHS ENDED
                              MARCH 31,         AS OF/FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                         --------------------  -----------------------------------------------------
                           1998       1997       1997       1996       1995       1994       1993
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
 Interest income........ $  10,822  $   8,294  $  35,867  $  29,340  $  22,464  $  15,652  $  12,525
 Interest expense.......     4,603      3,223     14,335     11,050      8,181      5,168      4,245
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Net interest income....     6,219      5,071     21,532     18,290     14,283     10,484      8,280
 Provision for loan
  losses................       340        130        484         27        181        365      1,081
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Net interest income
  after provision for
  loan losses...........     5,879      4,941     21,048     18,263     14,102     10,119      7,199
 Noninterest income.....       641        526      2,447      1,770      1,461      1,050        771
 Noninterest expense....     3,757      3,200     13,915     12,652      9,856      7,682      6,910
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Income before taxes....     2,763      2,267      9,580      7,381      5,707      3,487      1,060
 Provision for income
  taxes.................     1,040        884      3,612      2,858      2,324      1,056       (166)
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Net income........... $   1,723  $   1,383  $   5,968  $   4,523  $   3,383  $   2,431  $   1,226
                         =========  =========  =========  =========  =========  =========  =========
PER COMMON SHARE
 Average shares
  outstanding (000's)
  Basic.................     6,692      6,488      6,533      6,337      6,095      5,615      4,442
  Diluted...............     7,167      6,888      6,962      6,621      6,306      5,615      4,442
 Basic earnings
   Net income........... $    0.26  $    0.21  $    0.91  $    0.71  $    0.56  $    0.43  $    0.28
                         =========  =========  =========  =========  =========  =========  =========
 Diluted earnings
   Net income........... $    0.24  $    0.20  $    0.86  $    0.68  $    0.54  $    0.43  $    0.28
                         =========  =========  =========  =========  =========  =========  =========
 Cash dividends
  declared..............       --         --         --         --         --         --         --
 Shareholders' equity...      6.25       5.01       5.92       4.92       4.20       3.52       3.34
AVERAGE BALANCE SHEETS
 Securities at carrying
  value................. $ 182,974  $ 168,678  $ 174,792  $ 137,230  $ 107,807  $ 101,991  $  81,794
 Loans and leases*......   295,172    228,785    246,265    192,205    147,145    105,265     88,691
 Other assets...........   124,583     64,644     65,785     74,464     37,788     32,696     34,783
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Total assets......... $ 602,729  $ 462,107  $ 486,842  $ 403,899  $ 292,740  $ 239,952  $ 205,268
                         =========  =========  =========  =========  =========  =========  =========
 Deposits............... $ 425,864  $ 338,509  $ 352,477  $ 314,104  $ 235,483  $ 197,910  $ 170,880
 Other liabilities......   136,402     91,187     99,309     61,298     33,521     22,637     21,098
 Common shareholders'
  equity................    40,463     32,411     35,056     28,497     23,736     19,405     13,290
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Total liabilities and
    shareholders'
    equity.............. $ 602,729  $ 462,107  $ 486,842  $ 403,899  $ 292,740  $ 239,952  $ 205,268
                         =========  =========  =========  =========  =========  =========  =========
PERIOD END BALANCES
 Total assets........... $ 658,976  $ 484,963  $ 647,448  $ 497,817  $ 367,031  $ 263,995  $ 231,126
 Deposits...............   433,617    351,310    427,798    363,427    302,435    212,533    167,333
 Shareholders' equity...    42,515     32,480     39,283     31,893     26,385     19,745     18,743
SELECTED PERFORMANCE
 RATIOS
 Rate of return on:
  Average total
   assets...............      1.16%      1.21%      1.23%      1.12%      1.16%      1.01%      0.60%
  Average common
   shareholders'
   equity...............     17.27      17.30      17.11      16.03      14.36      12.53       9.22
 Average equity to
  average assets........      6.71       7.01       7.17       7.00       8.11       8.09       6.47

--------
* Loans and leases are net of unearned income and the allowance for losses.

COMPARATIVE PER SHARE DATA

  The following table sets forth: (a) selected comparative per share data for each of BB&T and Franklin on an historical basis; (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective at the beginning of the periods presented for BB&T and Franklin combined; and (c) Franklin pro forma equivalent amounts. The pro forma combined information has been calculated based on the prices of BB&T Common Stock as of the periods presented, resulting in Exchange Ratios of 0.3545 for March 31, 1998, 0.3615 for December 31, 1997 and 0.3743 for each of December 31, 1996 and December 31, 1995. See "THE MERGER--Exchange Ratio." The unaudited pro forma data has been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of BB&T, see "THE MERGER--Accounting Treatment." The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of BB&T and Franklin incorporated by reference herein. Results of each of BB&T and Franklin for the three months ended March 31, 1998, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been completed at the beginning of the period indicated. All adjustments, consisting of only normal adjustments, necessary for a fair statement of results of interim periods have been included.

                                                      AS OF/FOR THE YEAR ENDED
                                 AS OF/FOR THE THREE        DECEMBER 31,
                                    MONTHS ENDED     --------------------------
                                   MARCH 31, 1998      1997     1996     1995
                                 ------------------- -------- -------- --------
EARNINGS PER COMMON SHARE
 Basic
  BB&T historical..............          0.80            2.51     2.39     1.63
  Franklin historical..........          0.26            0.91     0.71     0.56
  Pro forma combined...........          0.80            2.51     2.38     1.63
  Franklin pro forma
   equivalent..................          0.28            0.91     0.89     0.61
 Diluted
  BB&T historical..............          0.78            2.46     2.34     1.60
  Franklin historical..........          0.24            0.86     0.68     0.54
  Pro forma combined...........          0.78            2.46     2.33     1.60
  Franklin pro forma
   equivalent..................          0.28            0.89     0.87     0.60
CASH DIVIDENDS DECLARED
 BB&T historical...............          0.31            1.16     1.00     0.86
 Franklin historical...........           --              --       --       --
 Pro forma combined............          0.31            1.16     1.00     0.86
 Franklin pro forma
  equivalent...................          0.11            0.42     0.37     0.32
SHAREHOLDERS' EQUITY PER COMMON
 SHARE
 BB&T historical...............         17.22           16.93    15.58    14.81
 Franklin historical...........          6.25            5.92     4.92     4.20
 Pro forma combined............         17.23           16.92    15.54    14.75
 Franklin pro forma
  equivalent...................          6.11            6.12     5.82     5.52

                        SPECIAL MEETING OF SHAREHOLDERS

GENERAL

  This Proxy Statement/Prospectus is being furnished to the shareholders of Franklin as of the Record Date and is accompanied by a form of proxy that is solicited by the Franklin Board for use at the Meeting to be held on Wednesday, June 24, 1998 at 4:00 p.m., Eastern time at Franklin's principal executive offices, located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006. At the Meeting, the shareholders of Franklin will vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I. Proxies may be voted on such other matters as may properly come before the Meeting at the discretion of the proxy holders named therein. The Franklin Board knows of no such other matters except matters incidental to the conduct of the Meeting.

  Holders of Franklin Common Stock are requested to complete, date, and sign the accompanying proxy and return it promptly to Franklin in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS, AND VOTE REQUIRED

  Only the holders of Franklin Common Stock on the Record Date (May 11, 1998) are entitled to receive notice of and to vote at the Meeting. On the Record Date, there were 6,840,601 shares of Franklin Common Stock outstanding, which were held by approximately 450 holders of record. Each share of Franklin Common Stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Meeting.

  Approval of the Reorganization Agreement and the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Franklin Common Stock. FAILURE OF A HOLDER OF FRANKLIN COMMON STOCK TO VOTE HIS OR HER SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

  As of the Record Date, the directors and executive officers of Franklin and their affiliates beneficially owned a total of 1,339,358 outstanding shares, or 19.58% of the issued and outstanding shares of Franklin Common Stock, all of which are expected to be voted in favor of the Reorganization Agreement and the Plan of Merger. The directors and executive officers of BB&T and their affiliates beneficially owned, as of the Record Date, a total of less than 1% of the outstanding shares of Franklin Common Stock. On the Record Date, BB&T and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of Franklin Common Stock.

VOTING AND REVOCATION OF PROXIES

  The shares of Franklin Common Stock represented by properly completed proxies received at or prior to the time for the Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the Reorganization Agreement and the Plan of Merger. Shares held in street name that have been designated by brokers on proxy cards as not voted ("Broker Shares") will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present. If any other matters are properly presented at the Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws. The Franklin Board is not aware of any other business to be presented at the Meeting, other than matters incidental to the conduct of the Meeting. This proxy is being solicited for the Meeting called to consider the Reorganization Agreement and the Plan of Merger and will not be used for any other meeting of the shareholders of Franklin.

  The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Franklin at Franklin's principal executive offices prior to the Meeting, or by attending the Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Franklin or other person authorized to tabulate the votes.

  BECAUSE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF FRANKLIN COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE FRANKLIN BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

  BB&T and Franklin will each bear 50% of the cost of printing this Proxy Statement/Prospectus, and Franklin will bear all other costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of Franklin, who will not be specially compensated for such solicitation activities. Franklin presently intends to utilize the services of Morrow & Co., Inc. in connection with the solicitation of proxies for the Meeting, at an estimated cost of $6,000.00. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Franklin will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

  No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Franklin, BB&T or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Franklin or BB&T since the date of this Proxy Statement/Prospectus.

RECOMMENDATION OF FRANKLIN BOARD

  The Franklin Board has adopted the Reorganization Agreement and the Plan of Merger and believes that the proposed transaction is fair to and in the best interests of Franklin and its shareholders. The Franklin Board recommends that Franklin's shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. See "THE MERGER--Background of the Merger" and "-- Reasons for the Merger."

  SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER--Exchange of Franklin Common Stock Certificates."

                                  THE MERGER

  The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and the Plan of Merger, which are attached to this Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  In the Merger, Franklin will be merged with and into BB&T, and BB&T will be the surviving corporation in the Merger. Shareholders of Franklin (other than dissenting shareholders) will receive shares of BB&T Common Stock and cash in exchange for their shares of Franklin Common Stock as described below. It is expected that the FNB Bank Merger, in which FNB will be merged into BB&T-NC, with BB&T-NC as the surviving entity, will take place in the first quarter of 1999.

BACKGROUND OF THE MERGER

  Franklin's business strategy under its current management team has been to compete with the large, super-regional bank holding companies that recently have dominated the greater Washington, D.C. regional banking market by focusing primarily on providing commercial banking products and services to business and professional customers and by emphasizing superior and responsive service. As a result of this strategy, Franklin has grown dramatically, from approximately $40 million in total assets in 1991 (when the current management team began to join Franklin) to approximately $647 million in 1997. However, the financial services industry is experiencing rapid consolidation due to excess capacity and the technological advances dominating the way commercial banks offer and deliver products and services. By early 1997, Franklin's management had come to believe that the investments required to remain sufficiently competitive in this environment to diversify its customer base and better serve its existing customers would be enormous. Therefore, Franklin's management concluded that its rapid growth made it desirable to affiliate with a larger financial institution with a broader array of products and services and access to upgraded technology. In management's view, the ideal strategic partner also would allow Franklin to continue to provide its customers with local autonomy and decision-making; would use Franklin's current management team, boards of directors, advisory boards and employees to represent it in the metropolitan Washington, D.C. area; and most importantly, would offer a fair price to Franklin's shareholders.

  Commencing in early May, 1997, management held informal discussions with various investment bankers in order to assess the likelihood of finding a strategic partner that met Franklin's needs. Initially, the universe of potential acquirors suggested to management was small. However, bank merger and acquisition activity in the mid-Atlantic region accelerated throughout the year, and in late October FBR informed management that there were now potential acquirors who it believed would be receptive to the possibility of a strategic alliance with Franklin. Franklin subsequently executed confidentiality agreements and exchanged financial information with a number of bank holding companies, including BB&T. Shortly thereafter, these companies submitted indications of interest, including preliminary proposed prices and other deal terms, to FBR. On November 19, FBR met with Franklin management and certain Franklin Board members to evaluate these offers. Based on a careful evaluation of the prospective acquirors and their proposed terms, including price, Franklin decided to first pursue more detailed discussions with BB&T. On November 26, representatives from BB&T met with representatives of Franklin's management, certain Franklin Board members and FBR. After lengthy discussions, the parties agreed in principle to a tax-free exchange of stock at a price of $20.40 for each share of Franklin Common Stock. At that point, based on the strength of this price and the fact that BB&T fit much more closely with Franklin's other needs than did the other potential acquirors, Franklin decided to proceed in merger discussions exclusively with BB&T. Over the next several days, Franklin, FBR and BB&T discussed various pricing and exchange ratios to formalize their agreement in principle as to price, finally settling on a fixed exchange ratio of 0.3743 shares of BB&T Common Stock for each share of Franklin Common Stock.

  On December 3, 1997, BB&T was selected to join the S&P 500 index, and its stock price rose $8.94, or 15.9%, closing at $65.00. The sudden and dramatic increase in BB&T's share price led to a renegotiation of the price and structure of the proposed Franklin/BB&T transaction. On December 9, 1997, representatives of Franklin management, FBR and Franklin's special counsel, Williams & Connolly, met in Winston-Salem, North Carolina with representatives of BB&T and its regular outside counsel, Womble Carlyle Sandridge & Rice PLLC, to continue their discussions on the pricing structure and to negotiate more detailed terms for the Reorganization Agreement and the Plan of Merger. On December 11, 1997, BB&T and Franklin agreed to a floating exchange ratio of between 0.3500 and 0.3743 shares of BB&T Common Stock per share of Franklin Common Stock, subject to certain potential adjustments and other terms and conditions, including price "collars" on the number of shares of BB&T Common Stock to be received for each share of Franklin Common Stock. Shortly thereafter, Franklin, BB&T and their respective counsel finalized proposed drafts of the Reorganization Agreement, the Plan of Merger, the Option Agreement and the various employment agreements to be entered into among BB&T, BB&T-NC and certain executive officers of Franklin. These drafts incorporated the agreed-upon price terms as well as the other terms that had been negotiated. Franklin provided copies of these drafts to each member of the Franklin Board.

  The Franklin Board held a special meeting to consider the proposed transaction on December 16, 1997, with representatives of both FBR and Williams & Connolly in attendance. The meeting included a detailed discussion of the proposed transaction and the proposed Reorganization Agreement, Plan of Merger, Option Agreement and employment agreements. Robert P. Pincus, President and Chief Executive Officer of Franklin, described in detail the reasons why management decided to seek a strategic partner and the history of Franklin's search for a strategic partner, including the negotiations with BB&T. FBR presented a financial analysis of the transaction and its written opinion that the transaction was fair from a financial point of view to the stockholders of Franklin. FBR described the various factors it considered in reaching this conclusion. These included, among other things: the current and potential long-term value of the BB&T Common Stock to be received from BB&T; prevailing economic, market and monetary conditions; the reasonableness and achievability of Franklin's internal financial and operating forecasts (and the assumptions and bases therefor); Franklin's future prospects as an independent institution; the future financial and operating prospects of BB&T after giving effect to a business combination involving an acquisition of Franklin; and the preliminary proposed terms submitted by the other potential acquirors. Williams & Connolly discussed various other legal matters, including: the other terms of the proposed Reorganization Agreement, Option Agreement and employment agreements; regulatory aspects of the proposed Merger; and the fiduciary duties of the members of the Franklin Board to its shareholders. The Franklin Board engaged in an extended discussion of a variety of legal, financial and other business questions arising from these presentations.

  Based on these presentations and discussions, and their consideration of the proposed Reorganization Agreement, Plan of Merger, Option Agreement and employment agreements, the Franklin Board unanimously determined that the proposed Merger was in the best interests of its stockholders, approved the Merger, approved and adopted the Reorganization Agreement, the Plan of Merger and the Option Agreement, and recommended to Franklin's shareholders that they vote in favor of the Merger, the Reorganization Agreement and the Plan of Merger. The BB&T Board also met and unanimously approved the Merger, the Reorganization Agreement and the Plan of Merger and the Option Agreement on December 16, 1997.

  As originally contemplated in the Reorganization Agreement, Franklin would have merged into BB&T Financial-VA, which is a wholly owned subsidiary of BB&T that is the holding company for BB&T-VA. In May 1998 the parties agreed to restructure the Merger so that Franklin will merge into BB&T, and executed an amended and restated version of the Reorganization Agreement to provide for this. The amended and restated Reorganization Agreement also included provisions (a) specifying the basis on which options to acquire Franklin Common Stock that are outstanding at the Effective Time will be converted into rights to acquire BB&T Common Stock and (b) acknowledging expressly that certain of such options have been granted other than pursuant to Franklin's formal stock option plans.

REASONS FOR THE MERGER

 BB&T

  BB&T management believes that the metropolitan Washington area represents a growing and promising market and that BB&T's entry into the region is a natural extension of its efforts to build a statewide franchise in Virginia. Management believes that Franklin is a quality institution and that its acquisition will permit BB&T to enter the District of Columbia, northern Virginia and suburban Maryland market with a strong emphasis on providing outstanding customer service.

 Franklin

  The terms of the Reorganization Agreement, including the consideration to be paid to Franklin stockholders, were the result of arm's length negotiations between representatives of Franklin and BB&T. Among the factors considered by the Franklin Board in deciding to approve, adopt and recommend the Merger, the Reorganization Agreement, the Plan of Merger and the Option Agreement were:
(a) the consideration to be paid to Franklin stockholders in relation to the market value, book value, earnings per share and dividend rates of Franklin Common Stock and BB&T Common Stock; (b) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Franklin and BB&T; (c) the anticipated short and long-term impact that the Merger is likely to have on BB&T's consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas, and the strategic fit between the parties; (d) the general structure of the proposed Merger; (e) the likelihood of receiving the requisite regulatory approvals in a timely manner; (f) the general tax-free nature of the Merger to stockholders of Franklin; (g) industry and economic conditions, including trends in the consolidation of the financial services industry; (h) the impact of the Merger on the depositors, employees, customers and communities served by Franklin through expanded consumer and commercial banking products and services; (i) the compatibility of the respective business and management philosophies between BB&T and Franklin; (j) the prospect that Franklin will be able to continue to provide its customers with local autonomy and decision-making; (k) the expectation that BB&T would continue to use Franklin's current management team, boards of directors, other boards and employees to represent it in the metropolitan Washington, D.C. area; (l) the anticipated broader array of products and services and access to upgraded technology that BB&T can offer to Franklin's customers; (m) the alternative strategic courses available to Franklin, including remaining independent and exploring alternative acquisition transactions; and (n) the opinion of Franklin's financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Franklin stockholders.

  After considering these factors, among other things, the Franklin Board unanimously determined that the proposed Merger was in the best interests of its stockholders, approved the Merger, approved and adopted the Reorganization Agreement, the Plan of Merger and the Option Agreement, and voted to recommend to Franklin's shareholders that they vote in favor of the Merger, the Reorganization Agreement and the Plan of Merger. ACCORDINGLY, THE FRANKLIN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FRANKLIN VOTE FOR APPROVAL OF THE MERGER, THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

OPINION OF FRANKLIN'S FINANCIAL ADVISOR

  Pursuant to a letter agreement dated as of November 26, 1997 (the "FBR Agreement"), Franklin retained FBR to act as its financial advisor in connection with the proposed Merger. At the meeting of the Franklin Board held on December 16, 1997, FBR delivered its oral and written opinion to the Franklin Board to the effect that as of such date, a floating exchange ratio of between 0.3500 and 0.3743 shares of BB&T Common Stock, subject to certain potential adjustments and other terms and conditions, including price "collars" on the number of shares of BB&T Common Stock to be received for each share of Franklin Common Stock, was fair, from a financial point of view, to the holders of Franklin Common Stock. FBR has reconfirmed its December 16, 1997 opinion by delivery of its written opinion (the "FBR Opinion") to the Franklin Board, dated the date of this Proxy Statement/Prospectus, stating that as of the date hereof, based on the matters set forth in such opinion and pursuant to the Reorganization Agreement, consideration to be received by the holders of Franklin Common Stock in the Merger (i.e., the Exchange Ratio) is fair to the holders of Franklin Common Stock from a financial point of view.

  THE FULL TEXT OF THE FBR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FBR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX II. FRANKLIN STOCKHOLDERS ARE URGED TO READ THE FBR OPINION IN ITS ENTIRETY. FBR'S OPINION IS ADDRESSED ONLY TO THE FRANKLIN BOARD AND DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF FRANKLIN COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

  FBR is a nationally recognized investment banking firm and was selected by Franklin based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and its familiarity with Franklin. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  In connection with rendering the opinions dated December 16, 1997 and the date hereof, FBR, among other things: (i) reviewed the Reorganization Agreement; (ii) reviewed the Annual Reports to Stockholders of Franklin for the fiscal years ended December 31, 1996 and 1997 and the Annual Reports of Franklin on Form 10-K filed with the Commission for the fiscal years ended December 31, 1996 and 1997, as well as Quarterly Reports of Franklin on Form 10-Q filed with the Commission for the three month periods ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998; (iii) reviewed the Annual Reports to Shareholders of BB&T for the fiscal years ended December 31, 1996 and 1997 and Annual Reports of BB&T on Form 10-K filed with the Commission for the fiscal years ended December 31, 1995, 1996 and 1997, reviewed the Proxy Statement of BB&T dated March 19, 1997 relating to BB&T's 1997 annual meeting of shareholders, as well as Quarterly Reports of BB&T on Form 10-Q filed with the Commission for the three month periods ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998 and BB&T's
Current Reports on Form 8-K dated August 15, 1997 and May 13, 1998 containing restated consolidated financial statements of BB&T; (iv) reviewed the unaudited financial statements of Franklin for the eleven months ended November 30, 1997; (v) reviewed the reported market prices and trading activity for BB&T Common Stock for the period January 1994 through December 15, 1997; (vi) discussed the financial condition, results of operations, earnings projections, business and prospects of Franklin and BB&T with the managements of Franklin and BB&T; (vii) compared the results of operations and financial condition of Franklin and BB&T with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Franklin or BB&T, as the case may be; (viii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger; (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions previously entered into by BB&T; and (x) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

  In connection with rendering the FBR Opinion, as set forth herein, FBR assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of BB&T, Franklin or any of their respective subsidiaries, or the collectability of any such assets (relying, where relevant, on the analyses and estimates of BB&T and Franklin). With respect to the financial projections reviewed with each company's management, FBR assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of BB&T and Franklin and of the combined company, and that such performances will be achieved. FBR also assumed that there has been no material change in BB&T's or Franklin's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Finally, FBR assumed without independent verification that the aggregate consolidated allowances for loan losses for Franklin and BB&T were adequate to cover such losses, and that the conditions precedent in the Reorganization Agreement are not waived.

  The forecasts and projections furnished to FBR by Franklin were prepared by the management of Franklin. As a matter of policy, Franklin does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "INFORMATION ABOUT FRANKLIN--Business--Forward-Looking and Cautionary Statements."

  The Franklin Board imposed no limitations on FBR with respect to the investigation made or procedures followed by FBR in rendering the FBR Opinion. In connection with rendering such fairness opinion to the Franklin Board, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR's analyses or presentation at the December 16, 1997 meeting of the Franklin Board. FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the FBR Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Franklin and BB&T. Any estimates contained in FBR's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

 Summary of Terms of Proposed Transactions

  FBR reviewed the terms of the proposed Merger, including the Exchange Ratio, the form of consideration, and the percentage of premium to Franklin's market price at December 15, 1997. Based on the Exchange Ratio and a price per share of $63.75 for BB&T Common Stock (the closing price for such stock on December 15, 1997), the amount of consideration on December 16, 1997 was $22.45 per share of Franklin Common Stock. As of December 16, 1997, the Exchange Ratio represented a percentage of premium to the current market price per share of $18.50 for Franklin Common Stock (the closing price for such stock on December 15, 1997) of 21.4%.

  Based on the closing share price of BB&T Common Stock as of December 15, 1997, the Exchange Ratio represented a multiple of (i) 28.5x Franklin's earnings per share for the twelve months ended September 30, 1997; (ii) 26.8x management's estimate of Franklin's 1997 earnings per share; (iii) 4.31x Franklin's book value per share as of September 30, 1997 and (iv) 4.43x Franklin's tangible book value per share as of September 30, 1997. The Exchange Ratio also represented a tangible book premium to core deposits of 35.47% based on Franklin's tangible book value at September 30, 1997.

 Comparable Transaction Analysis

  FBR reviewed certain information relating to transactions announced since January 1, 1997 involving the acquisition of banks nationwide ("Nationwide Transactions"); banks in the mid-Atlantic region including the District of Columbia, Maryland, North Carolina, South Carolina, and Virginia ("Mid-Atlantic Region Transactions"); banks nationwide in which the seller's return on average equity ("ROAE") is between 16% and 18% ("Seller's ROAE Comparable Transactions"); and banks nationwide with assets between $250 million and $750 million (the "Asset Comparable Transactions" and, collectively, the "Comparable Groups"). In conjunction with its analysis, FBR reviewed valuation multiples based on price to book value, price to tangible book value, price to latest twelve months earnings per share and the premium over tangible book value as a percentage of core deposits. FBR compared BB&T's pending acquisition of Franklin to transactions involving the Comparable Groups over the period from January 1, 1997 through December 15, 1997. FBR computed the foregoing ratios for the Merger based on the Exchange Ratio and a price per share of $63.75 for BB&T Common Stock (the closing price for such stock on December 15, 1997), indicating a price per share of Franklin Common Stock at announcement of the Merger of $22.45. The Comparable Groups included the following numbers of transactions: Nationwide Transactions (280); the Mid-Atlantic Region Transactions (21); Seller's ROAE Comparable Transactions (31); and Asset Comparable Transactions (42). FBR's computations yielded the following median multiples at announcement for the Nationwide Transactions, the Mid-Atlantic Region Transactions, the Seller's ROAE Comparable Transactions and the Asset Comparable Transactions, respectively, as compared with the following indicated multiples for Franklin at announcement of the
Merger: (i) price to book value multiples of 2.19x, 2.76x, 2.54x and 2.53x, compared with 4.31x for the Merger; (ii) price to tangible book value multiples of 2.24x, 2.77x, 2.53x and 2.52x, compared with 4.43x for the Merger; (iii) price to latest twelve months earnings multiples of 18.9x, 21.2x, 17.4x and 20.6x, compared with 28.5x for the Merger; and (iv) core deposit premiums of 14.35%, 21.93%, 18.92% and 19.76%, compared with an indicated deposit premium in the Merger of 35.47%.

 Discounted Earnings Stream and Terminal Value Analysis

  Using a discounted earnings stream and terminal value analysis, FBR estimated the future stream of earnings flows that Franklin could be expected to produce through the year 2001, under various circumstances, assuming Franklin performed in accordance with the earnings forecasts of Franklin management. To approximate the terminal value of the Franklin Common Stock at the end of a four-year period (December 31, 2001), FBR applied price to earnings multiples ranging from 18.0 to 20.5, applied multiples of book value ranging from 300% to 325% and applied premiums over tangible book value as a percentage of core deposits of 20.0% to 25.0%. The net income streams, dividend streams and terminal values were then discounted to present values using a discount rate of 15%. When a 15% discount rate was applied to median merger multiples based on the price to tangible book value multiples of 300% to 325%, the analysis indicated a reference range between $17.00 and $19.76 per share of Franklin Common Stock. When the same discount rate of 15% was applied to merger market multiples based on price to earnings per share multiples of 18.0 times to 20.5 times, the analysis indicated a reference range between $17.65 and $20.91 per share of Franklin Common Stock. When the same discount rate of 15% was applied to merger market multiples based on tangible book premium to core deposits of 20.0% to 25.0%, the analysis indicated a reference range between $15.99 and $17.49 per share of Franklin Common Stock.

 Pro Forma Merger Analysis

  FBR performed pro forma merger analyses that combined Franklin's and BB&T's current and projected income statements and balance sheets based on earnings forecasts of Franklin and BB&T, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the Merger on BB&T. FBR noted that, based on the Exchange Ratio and the net impact of merger related charges and other one-time expenses, the impact of the Merger on BB&T's earnings per share and tangible book value per share based on such earnings forecasts did not appear to be material. The actual results achieved by the combined company will vary from the projected results, and such variations may be material.

 Analysis of Selected Publicly Traded Companies

  In preparing its presentation, FBR used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for BB&T and selected other publicly traded regional commercial banks located in the mid-Atlantic region of the United States. This peer group consisted of commercial bank holding companies with total assets between $10 billion and $50 billion in the mid-Atlantic and southeast regions of the United States. FBR reviewed the historical financial information for BB&T and the peer group between December 31, 1994 and September 30, 1997. According to the analysis, BB&T compared favorably to the peer group when looking at asset quality, earnings performance and operating efficiency.

  In connection with rendering the FBR Opinion, FBR confirmed the appropriateness of its reliance on the analyses used to render its December 16, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The FBR Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the FBR Opinion could materially affect the assumptions used in preparing such opinion.

  Pursuant to the FBR Agreement, Franklin retained FBR to act as its independent financial advisor in connection with the Merger. In the event the Merger is consummated, Franklin is to pay FBR a success fee (the "Success Fee") equal to one percent (1.00%) of the fair market value of the aggregate consideration received by Franklin's shareholders as of the closing of the Merger. The Success Fee shall be payable as follows: (A) 25% of the anticipated Success Fee was paid at the signing of the Reorganization Agreement, which amount shall be returned to Franklin if the Merger is not consummated for any reason other than the breach of the agreement of sale by Franklin; and (B) the remainder of such Success Fee shall be due to FBR in immediately available funds at the closing of the Merger. For purposes of calculating the fair market value of the aggregate consideration, any outstanding stock options or other stock based employee plans shall be deemed fully accelerated to the extent not extinguished in the Merger with an appropriate reduction to fair market value for the exercise or base price of outstanding stock options. Franklin also has agreed to reimburse FBR for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under applicable securities laws.

  FBR has advised Franklin that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the equity securities of Franklin and/or BB&T for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

EXCHANGE RATIO

  Upon completion of the Merger, each share of Franklin Common Stock outstanding at the Effective Time (other than shares held by dissenting shareholders) will be converted into the right to receive between 0.35 and
0.3743 shares of BB&T Common Stock, subject to possible upward adjustment as described in the following paragraph. The Exchange Ratio will be determined by reference to the average closing price of BB&T Common Stock on the NYSE for the 20 trading days immediately preceding the tenth calendar day preceding the Effective Time (the "Closing Value"). If the Closing Value is $54.50 or less, the Exchange Ratio will be 0.3743 shares of BB&T Common Stock for each share of Franklin Common Stock. If the Closing Value is $65.00 or more, the Exchange Ratio will be 0.35 shares of BB&T Common Stock for each share of Franklin Common Stock. If the Closing Value is between $54.50 and $65.00, the Exchange Ratio will be determined by reference to the following table, which sets forth the applicable Exchange Ratio for each Closing Value and the approximate implied value of the BB&T Common Stock that would be received per share of Franklin Common Stock. (For purposes of applying this table, the Closing Value will be rounded to the nearest half or whole dollar figure, and any Closing Value at the midpoint between two Closing Values listed below (e.g., $57.25) will be rounded to the nearest whole dollar figure.)

                              APPROXIMATE IMPLIED VALUE OF BB&T COMMON STOCK PER
CLOSING VALUE  EXCHANGE RATIO           SHARE OF FRANKLIN COMMON STOCK
-------------  -------------- --------------------------------------------------
   $54.50          0.3743                           $20.40
   $55.00          0.3731                           $20.52
   $55.50          0.3720                           $20.65
   $56.00          0.3708                           $20.77
   $56.50          0.3696                           $20.88
   $57.00          0.3685                           $21.01
   $57.50          0.3673                           $21.12
   $58.00          0.3662                           $21.24
   $58.50          0.3650                           $21.35
   $59.00          0.3638                           $21.46
   $59.50          0.3627                           $21.58
   $60.00          0.3615                           $21.69
   $60.50          0.3603                           $21.80
   $61.00          0.3592                           $21.91
   $61.50          0.3580                           $22.02
   $62.00          0.3568                           $22.12
   $62.50          0.3557                           $22.23
   $63.00          0.3545                           $22.33
   $63.50          0.3534                           $22.44
   $64.00          0.3522                           $22.54
   $64.50          0.3510                           $22.64
   $65.00          0.3500                           $22.75

  Under certain circumstances, the Exchange Ratio could be adjusted further upward pursuant to the Reorganization Agreement. Under no circumstances would the Exchange Ratio be less than 0.35 shares of BB&T Common Stock for each share of Franklin Common Stock. An upward adjustment to the Exchange Ratio in excess of 0.3743 could occur only if Franklin should elect to terminate the Reorganization Agreement as described below, and if BB&T then elects to avoid termination of the Reorganization Agreement by adjusting the Exchange Ratio.

  Franklin may elect to terminate the Reorganization Agreement and abandon the Merger if the circumstances in both (1) and (2) exist:

    (1) the Closing Value is less than $51.00, and

    (2) (i) the amount obtained by dividing the Closing Value by $63.75 (the closing price of BB&T Common Stock on December 15, 1997) is less than (ii) 85% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as these terms are defined below).

  Franklin may refuse to complete the Merger pursuant to this provision by giving written notice to BB&T during the five-day period beginning two business days after the Determination Date. BB&T will thereafter have a five-day period in which it may elect to increase the Exchange Ratio so that holders of Franklin Common Stock would receive consideration having an implied market value (based on the Closing Value) equal to the consideration they would have received if the Closing Value had been $51.00, or approximately $19.09 per share of Franklin Common Stock. BB&T WOULD HAVE NO OBLIGATION TO ELECT TO INCREASE THE EXCHANGE RATIO. Such an election would be made by giving notice to Franklin of the election and the revised Exchange Ratio, whereupon Franklin would be required to proceed with the Merger with the adjusted Exchange Ratio in accordance with all other terms of the Reorganization Agreement. Franklin may withdraw its notice of termination at any time before the Effective Time, and could elect to proceed with the Merger at the Exchange Ratio of 0.3743 if BB&T were to determine not to adjust the Exchange Ratio.

  For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

    "Determination Date" means the tenth calendar day before the date designated by BB&T as the Closing Date.

    "Index Group" means 14 bank holding companies designated in the Reorganization Agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately for purposes of determining the Index Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted for the purposes of applying the provision set forth above.

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group.

    "Starting Date" means December 16, 1997.

  These conditions reflect the parties' agreement that Franklin's shareholders will assume certain risks of decline in the value of BB&T Common Stock. If the value of BB&T Common Stock were to decline so that the Closing Value was below $51.00, but the Closing Value did not reflect a decline in the price of BB&T Common Stock from $63.75 (the closing price of BB&T Common Stock on December 15, 1997, which was the date the parties agreed upon the Exchange Ratio) (the "Starting Price") of more than 15% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above) as measured from December 16, 1997 to the Determination Date, then Franklin's shareholders would continue to assume the risk of decline in the value of BB&T Common Stock. Franklin has the right to terminate the Reorganization Agreement only when both (a) the Closing Value of BB&T Common Stock is less than $51.00 and (b) the decline from the value of the Starting Price to the Closing Value exceeds by more than 15% the decline in value for the group of comparable bank holding companies from December 16, 1997 to the Determination Date.

  If the Franklin Board elects to terminate the Reorganization Agreement because of a decline in the price of BB&T Common Stock, BB&T may avoid termination by increasing the Exchange Ratio. In deciding whether to increase the Exchange Ratio, the principal factors BB&T would consider include, without limitation, the projected effect of the Merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of Franklin's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T Common Stock. If BB&T should decline to adjust the Exchange Ratio, Franklin may elect to withdraw its election to terminate and to proceed with the Merger without adjustment. In making this determination, the principal factors the Franklin Board would consider include, without limitation, whether the Merger remains in the best interest of Franklin and its shareholders, despite a decline in the BB&T Common Stock price, and whether the consideration to be received by the holders of Franklin Common Stock remains fair from a financial point of view.

  In the event BB&T should decline to adjust the Exchange Ratio and Franklin should determine to proceed without adjustment, BB&T and Franklin intend to review the circumstances prevailing at that time to determine whether to resolicit the Franklin shareholders, although the terms of the Reorganization Agreement do not specifically require the parties to effect a resolicitation of the Franklin shareholders.

  The operation of the Exchange Ratio and the adjustment mechanism can be illustrated by five scenarios. (For purposes of the numerical examples, the Index Price, as of December 16, 1997, is deemed to be $100.)

    (a) The first scenario is that the Closing Value of the BB&T Common Stock is not less than $65.00. Under this scenario, the Exchange Ratio would be
  0.35 and there would be no potential adjustment to the Exchange Ratio and no right on the part of Franklin to terminate the Reorganization Agreement due to a decline in the price of BB&T Common Stock. The implied market value (based on the Closing Value) of the consideration to be received by Franklin shareholders would be not less than $22.75.

    (b) The second scenario is that the Closing Value is between $54.50 and $65.00. Under this scenario, the Exchange Ratio would be determined based on the table set forth above, and there would be no right on the part of Franklin to terminate the Reorganization Agreement. The approximate implied market value (based on the Closing Value) of the consideration to be received by Franklin shareholders would be between $20.40 and $22.75.

    (c) The third scenario is that the Closing Value is at least $51.00 and less than $54.50. Under this scenario, the Exchange Ratio would be 0.3743 and there would be no right on the part of Franklin to terminate the Reorganization Agreement due to a decline in the value of BB&T Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the implied market value of the consideration to be received by Franklin shareholders could have fallen from a pro forma $22.45 as of December 15, 1997 to $19.09 per share (based on a Closing Value of $51.00) as of the Determination Date, assuming that the value at the Determination Date equals the Closing Value.

    (d) The fourth scenario is that the Closing Value is less than $51.00 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the Exchange Ratio would be 0.3743 and there would be no right on the part of Franklin to terminate the Reorganization Agreement due to the decline in the value of BB&T Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the implied market value of the consideration to be received by Franklin shareholders would have fallen from a pro forma $22.45 as of December 15, 1997 to less than $19.09 per share. For example, if the Closing Value were $45.00 and the Index Price were $80.00, the BB&T Ratio would be 0.706 ($45.00 / $63.75) and the Index Ratio would be 0.68 (0.85 X ($80.00 / $100.00)). Based upon the assumed $45.00 Closing Value, the consideration to be received by Franklin shareholders would have an implied market value of $16.84 per share.

    (e) The fifth scenario is that both the Closing Value is less than $51.00 and the BB&T Ratio is less than the Index Ratio. In this case, Franklin would have the right to terminate the Reorganization Agreement based on the decline in BB&T's stock price. BB&T would have the right, but not the obligation, to reinstate the Reorganization Agreement by adjusting the Exchange Ratio so that Franklin shareholders would receive shares of BB&T Common Stock having an implied market value (based upon the Closing Value) equal to $19.09 per share. For example, if the Closing Value were $45.00 and the Index Price were $85.00, the BB&T Ratio would be 0.706 ($45.00 / $63.75) and the Index Ratio would be 0.7225 (0.85 X ($85.00 / $100.00)).
  Based upon the assumed $45.00 Closing Value, the consideration to be received by Franklin shareholders would have an implied market value of $16.84 per share. If the Franklin Board elected to terminate the Reorganization Agreement, BB&T would have the right, but not the obligation, to reinstate the Reorganization Agreement by increasing the Exchange Ratio within five days to 0.4242, which represents $19.09 divided by the Closing Value. Based upon the assumed $45.00 Closing Value, the new Exchange Ratio would represent a value to Franklin shareholders of $19.09 per share.

  Franklin shareholders should be aware that the actual market value of a share of BB&T Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Franklin Common Stock may be more or less than the Closing Value. FRANKLIN SHAREHOLDERS ARE URGED TO OBTAIN INFORMATION ON THE TRADING VALUE OF BB&T COMMON STOCK THAT IS MORE RECENT THAN THAT PROVIDED IN THIS PROXY STATEMENT/PROSPECTUS. See "SUMMARY--Comparative Market Prices and Dividends."

  No fractional shares of BB&T Common Stock will be issued in the Merger. Holders of Franklin Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T Common Stock by the closing price of BB&T Common Stock on the last trading day before the Effective Time.

EXCHANGE OF FRANKLIN COMMON STOCK CERTIFICATES

  At the Effective Time, by virtue of the Merger and without any action on the part of Franklin or the holders of Franklin Common Stock, each share of Franklin Common Stock issued and outstanding immediately before the Effective Time (other than shares held by dissenting shareholders) will be converted into and will represent solely the right to receive, upon surrender of the certificate representing such share of Franklin Common Stock as described below, whole shares of BB&T Common Stock and cash in lieu of any fractional share (the "Merger Consideration"). Promptly after the Effective Time, BB&T will deliver or mail to each Franklin shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the Effective Time, represented any shares of Franklin Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates or other sufficient evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, BB&T will promptly transfer the Merger Consideration to the persons entitled to receive it. For a discussion of certain anticipated federal tax consequences of the Merger to the shareholders of Franklin, see "--Certain Federal Income Tax Consequences of the Merger."

  HOLDERS OF FRANKLIN COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

  Until surrendered as described above, each outstanding certificate that prior to the Effective Time represented one or more shares of Franklin Common Stock (other than certificates that represented shares held by dissenting shareholders) will be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Franklin Common Stock. With respect to any certificate for Franklin Common Stock that has been lost or destroyed, BB&T will pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the Effective Time, no transfer of the shares of Franklin Common Stock outstanding immediately before the Effective Time will be made on the stock transfer books of BB&T.

  BB&T will pay any dividends or other distributions with a record date before the Effective Time that have been declared or made by Franklin in respect of shares of Franklin Common Stock in accordance with the terms of the Reorganization Agreement and that remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Franklin will be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Franklin Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Franklin Common Stock for certificates representing BB&T Common Stock. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Reorganization Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time will be delivered to the holder of any certificate representing Franklin Common Stock until such holder surrenders such certificate for exchange described above. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) will be delivered and paid with respect to each share represented by such certificate.

THE REORGANIZATION AGREEMENT

 Effective Date and Time of the Merger

  The Reorganization Agreement provides that the closing of the transactions contemplated therein will take place on the last business day of the month (or the first business day of the next month) that is at least ten days after the satisfaction of the conditions to the completion of the Merger, or such later date as the parties may otherwise agree. The Effective Time will occur at the time and date specified in the Certificate of Merger to be filed with the Delaware Department of State, upon the filing of that Certificate of Merger and the filing of Articles of Merger with the Office of the Secretary of State of North Carolina. It is currently anticipated that the filing of the Certificate of Merger and the Articles of Merger will take place as soon as practicable following the date on which the Plan of Merger is approved by the Franklin shareholders and all other conditions to the respective obligations of BB&T and Franklin to complete the Merger have been satisfied. If the Merger is approved at the Meeting on June 24, 1998, it is currently anticipated that the filing of the Certificate of Merger and the Articles of Merger and the Effective Time will occur on or about July 1, 1998.

 Conditions to the Merger

  The respective obligations of BB&T and Franklin to carry out the Merger and the other transactions contemplated by the Reorganization Agreement are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the Effective Time: (a) all corporate action necessary to authorize the execution, delivery and performance of the Reorganization Agreement and the Plan of Merger must have been duly and validly taken, including the approval of the shareholders of Franklin of the Reorganization Agreement and the Plan of Merger; (b) the Registration Statement (including any post-effective amendments) must be effective under the Securities Act, BB&T shall have received all state securities or "Blue Sky" permits or authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, no proceedings may be pending or threatened by the Commission or any state securities administration to suspend the effectiveness of the Registration Statement and the BB&T Common Stock to be issued in the Merger must either have been registered or be subject to exemption from registration under applicable state securities laws;
(c) all approvals of the transactions contemplated in the Reorganization Agreement from the Federal Reserve and any other state or federal agency that are necessary for the completion of the Merger must have been received and all waiting periods with respect to such approvals must have expired; (d) neither BB&T nor Franklin nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions contemplated by the Reorganization Agreement; (e) Franklin and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to Franklin and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Franklin will not recognize any gain or loss to the extent that they exchange shares of Franklin Common Stock for shares of BB&T Common Stock; and (f) BB&T must have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

  The obligations of Franklin to carry out the transactions contemplated by the Reorganization Agreement are also subject to the satisfaction of the following additional conditions at or before the Effective Time, unless waived by Franklin: (a) BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement; (b) the shares of BB&T Common Stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance; and (c) Franklin must have received certain closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by Franklin. The representations and warranties of BB&T concerning (a) its capitalization; (b) its and its subsidiaries' organization and authority to conduct business; (c) its authorization, and the binding nature, of the Reorganization Agreement;
(d) the absence of any conflict between the transactions contemplated by the Reorganization Agreement and the BB&T Articles, the BB&T Bylaws, BB&T's subsidiaries' organizational documents, agreements to which BB&T is party or any applicable laws or orders; (e) the need for regulatory approvals of the transactions contemplated in the Reorganization Agreement; and (f) its forbearance from taking any actions that would negatively affect the pooling-of-interest or tax-free elements of the Merger or the receipt of necessary regulatory approvals must be in each case true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the Reorganization Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

  The obligations of BB&T to carry out the transactions contemplated by the Reorganization Agreement are also subject to satisfaction of the following additional conditions at or before the Effective Time, unless, where permissible, waived by BB&T: (a) no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by the Reorganization Agreement as to render their completion inadvisable or unduly burdensome (although BB&T must have used reasonable efforts to cause any such conditions or requirements to be removed or modified); (b) Franklin must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement; (c) BB&T must have received written agreements from certain affiliates of Franklin concerning the shares of BB&T Common Stock to be received by them; and (d) BB&T must have received certain closing certificates and legal opinions from Franklin and its counsel.

  In addition, all representations and warranties of Franklin will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by BB&T. The representations and warranties of Franklin concerning (a) its capitalization,
(b) its and its subsidiaries' organization and authority to conduct business,
(c) its ownership of its subsidiaries, (d) its authorization, and the binding nature, of the Reorganization Agreement, (e) the absence of conflict between the transactions contemplated by the Reorganization Agreement and the Franklin Certificate of Incorporation or the Franklin Bylaws, (f) its forbearance from taking any actions that would negatively affect the pooling-of-interests or tax-free elements of the Merger or the receipt of necessary regulatory approvals and (g) actions taken to exempt the Merger from Delaware anti-takeover laws must in each case be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of Franklin set forth in the Reorganization Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on Franklin and Franklin's subsidiaries taken as a whole.

  Franklin has agreed in the Reorganization Agreement that before the Effective Time, and except with the prior written consent of BB&T, it will not, and will cause each of its subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new activity;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

    (c) issue any shares of its capital stock, except pursuant to its stock option plans and the Option Agreement;

    (d) issue, grant or authorize any rights to acquire Franklin Common Stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend the Franklin Certificate of Incorporation or the Franklin Bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

    (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

    (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except (i) for normal merit increases in the ordinary course of business consistent with past practices for employees below the level of its executive management committee, (ii) with respect to officers at the level of the executive management committee: (A) salary increases granted in the ordinary course of business consistent with past practices (not to exceed, with respect to any such officer, 6.5% of the officer's base salary level for 1997); (B) bonuses payable for 1997 in the ordinary course of business consistent with past practices; and (C) stock options granted at fair market value in accordance with the formula for such grants currently in effect and applied in past years; and (iii) with respect to directors, grants of options in January 1998, at fair market value pursuant to the Nondiscretionary Stock Option Plan in accordance with the formula for such grants currently in effect and applied in past years;

    (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Franklin or any subsidiary or any business combination with Franklin or any subsidiary other than as contemplated by the Reorganization Agreement; or authorize any officer, director, agent or affiliate of Franklin or any subsidiary to do any of the above; or fail to notify BB&T promptly (within 24 hours) if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated, except that this provision does not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Franklin is advised in writing by legal counsel that in its opinion the failure so to furnish information or negotiate would reasonably likely constitute a breach of the fiduciary duties of the Franklin Board to its stockholders;

    (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business except a three-year commitment to sponsor the Franklin National Bank Classic Basketball Tournament, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Franklin or a subsidiary or guarantee by Franklin or a subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (except that this clause does not apply to the election of directors by stockholders or the election of officers by directors in the normal course) except to the extent otherwise provided in an agreement, arrangement or commitment previously disclosed to BB&T or terminable by Franklin or its subsidiaries without penalty on written notice of no more than thirty days; or (iv) any contract, agreement or understanding with a labor union;

    (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the

  Reorganization Agreement and the Plan of Merger by its stockholders Franklin will cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

    (m) change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. generally accepted accounting principles concurred in by BB&T's independent certified public accountants, which concurrence may not be unreasonably withheld, conditioned or delayed, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law or regulation;

    (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

    (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

    (p) take any action that would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code as determined in good faith by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of the Reorganization Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied;

    (q) dispose of any material assets other than in the ordinary course of business; or

    (r) agree to do any of the foregoing.

  BB&T has agreed in the Reorganization Agreement that before the Effective Time, and except with the prior written consent of Franklin, which consent may not be arbitrarily or unreasonably withheld, neither it nor any of its subsidiaries will take any action that would or might be expected to (a) cause the Merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization under Section 368 of the Code; (b) result in any inaccuracy of a representation or warranty in the Reorganization Agreement that would allow for termination of the Reorganization Agreement;
(c) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied; (d) exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of Franklin Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof; or (e) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval, BB&T or Franklin may at any time (whether before or after approval of the Reorganization Agreement and the Plan of Merger by the Franklin shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the Reorganization Agreement, the Plan of Merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the Reorganization Agreement or in the Plan of Merger or (c) the performance by the other party of any of its obligations set out therein. No such extension or waiver, or amendment or supplement executed after approval by the Franklin shareholders of the Reorganization Agreement and the Plan of Merger, however, may reduce either the number of shares of BB&T Common Stock into which each share of Franklin Common Stock will be converted in the Merger or the payment terms for fractional interests. Subject to the foregoing limitation, the Reorganization Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Franklin.

  In the event of nonfulfillment of any of the conditions to the obligation of either party to complete the Merger, such party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to Franklin's obligations, Franklin will, if appropriate under the circumstances, resolicit shareholder approval of the Reorganization Agreement and the Plan of Merger and in connection therewith provide appropriate information concerning such nonfulfillment.

  The Reorganization Agreement may be terminated, and the Merger may be abandoned:

    (a) at any time before the Effective Time, by the mutual consent in writing of BB&T and Franklin;

    (b) at any time before the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in the Reorganization Agreement or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to complete the Merger under the applicable standard set forth in the Reorganization Agreement (see "--Conditions to the Merger"); and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or inaccuracy or the Effective Time;

    (c) at any time before the Effective Time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated in the Reorganization Agreement cannot be satisfied or fulfilled before the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

    (d) at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

    (e) at any time, by either party in writing, if the shareholders of Franklin do not approve the Reorganization Agreement and the Plan of Merger;

    (f) at any time following October 31, 1998, by either party in writing, if the Effective Time has not occurred by the close of business on such date and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

    (g) by Franklin, pursuant to the provisions of the Reorganization Agreement described above under "--Exchange Ratio."

  If the Reorganization Agreement and the Plan of Merger are terminated pursuant to any of the provisions described above, both the Reorganization Agreement and the Plan of Merger will become void and have no effect, except that (a) provisions in the Reorganization Agreement relating to confidentiality and expenses will survive any such termination and (b) a termination for an uncured breach of a covenant, agreement or understanding or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy giving rise to the termination. The Option Agreement is governed by its own terms. See "--Option Agreement."

  If either party refuses to complete the transactions contemplated by the Reorganization Agreement notwithstanding the satisfaction in all material respects of the conditions precedent to its obligation to close, or if any default under or breach of any representation, warranty or covenant on the part of a party has occurred that results (after all opportunities to cure) in the failure to complete the transactions contemplated thereby, the non-defaulting party will be entitled to seek and obtain, without limitation, specific performance of the Reorganization Agreement or to seek and obtain monetary damages from the defaulting party plus any fees and expenses, including reasonable attorneys' and other professionals' fees, in connection with the pursuit of such remedies. As a condition to seeking specific performance, BB&T would not be required to have tendered the Merger Consideration, but must be ready, willing and able to do so. Any disputes under the Reorganization Agreement not settled within 30 days will be resolved by binding arbitration.

  Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses incurred in connection with this Proxy Statement/Prospectus and the Registration Statement will be borne 50% by BB&T and 50% by Franklin.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Franklin's management, including all of its directors, have certain interests in the Merger that are in addition to their interests as shareholders of Franklin generally.

 Employment Agreements

  In connection with the Merger, BB&T-NC will enter into an employment agreement with Mr. Pincus, who is 51, potentially providing for employment until he reaches age 65; a four-year employment agreement with each of Albert
A. D'Alessandro, David G. Fleming and Joseph B. Head; a three-year employment agreement with Diane M. Begg; and a two-and-a-half year employment agreement with each of Kim Ray, J. Mercedes Alvarez, Susan J. Schumacher and Ronald P. Gudbrandsen (referred to herein individually as an "Executive" and collectively as the "Executives"). The employment agreements will provide for the employment of Mr. Pincus as Regional President of the Metropolitan Washington Region and each of the remaining Executives as either a Senior Vice President or a Vice President of BB&T-NC.

  The employment agreement for each of the Executives provides that the Executive will receive a base salary at least equal to the base salary received by that Executive from Franklin or its subsidiaries as of January 1, 1998 (plus, in the case of Mr. Pincus, an additional $5,000 per year as compensation for lost benefits), with an annual increase each year based on BB&T-NC's performance review procedures and compensation practices for similarly situated employees and the Executive's performance. Each Executive will be entitled to participate in any bonus or incentive plan, whether it provides for awards in cash or securities, made available to officers of BB&T-NC similarly situated to the Executive, or such other similar plans for which the Executive may become eligible and designated a participant. Each Executive also will be entitled to receive, on the same basis as other officers of BB&T-NC, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance, stock option plan and similar indirect compensation that BB&T-NC may from time to time extend to its similarly situated officers. The employment agreement with Mr. Pincus provides that his anticipated opportunity level with respect to stock options will be 60% of his base salary rather than the normal opportunity level for similarly situated employees in effect from time to time.

  In addition to the foregoing, BB&T-NC will maintain for the benefit of Mr. Pincus the current deferred compensation plan between Mr. Pincus and FNB through December 20, 2002 and the current split-dollar life insurance agreement among Mr. Pincus, the Robert P. Pincus Family Trust and FNB. Also, in the case of the employment agreement with each of Messrs. Pincus and Head, BB&T-NC will assume Franklin's liability and obligations with respect to the automobile lease currently in effect for such individual's benefit for the remainder of the existing lease term.

  Each Executive's employment agreement provides that BB&T-NC may terminate his or her employment for reasons other than disability or for cause. The employment agreements also provide that the Executive may terminate the agreement on the basis of his or her duties or scope of responsibility being materially reduced or on the basis of an unremedied material breach of the agreement by BB&T-NC (or, in the case of Mr. Pincus, based on an involuntary relocation of more than 25 miles). Upon termination under either of these sets of circumstances, the Executive will, if he or she complies with certain noncompetition provisions, be entitled to receive an annual salary for the remainder of what would otherwise have been the term of the agreement equal to the highest amount of annual cash compensation (including bonuses) received during any of the preceding three calendar years ("Termination Compensation"). In the case of the employment agreement with Mr. Pincus, the remainder of the term of the agreement would be the lesser of three years from the time of termination or Mr. Pincus' 65th birthday. In addition, each Executive would continue to receive health insurance coverage from BB&T-NC on the same terms as were in effect before the termination, either under BB&T-NC's plans or comparable coverage, during the time payments of Termination Compensation are made. In addition, the employment agreement with Mr. Pincus provides that if he resigns after the four-year anniversary of the date of the agreement because of a material reduction in the geographic area of the Metropolitan Washington Region, as that phrase is defined in his agreement, then at the time of termination he may elect not to receive the Termination Compensation, and would be released from the noncompetition provisions of his agreement.

  The employment agreement with each Executive provides that if he or she were to elect to resign from employment after the two-year anniversary (one year in the case of Ms. Begg, Schumacher and Alvarez and Messrs. Ray and Gudbrandsen) of the date of the agreement other than for "Good Reason" (defined below) or on account of disability or grounds that would give rise to Termination Compensation as described above, he or she would be entitled to receive an annual amount for the remainder of what would otherwise have been the remainder of the term of the agreement equal to 70% (100% in the case of Ms.
Begg) of his or her annual base salary then in effect.

  Each of the employment agreements provides that, in the event of a "Change of Control" (defined below) of BB&T-NC or BB&T, the Executive may voluntarily terminate employment with BB&T-NC up until twelve months after the Change of Control (or in the case of Mr. Pincus the second anniversary of his agreement, if later) for Good Reason and (a) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to the Termination Compensation times 2.99, and (b) continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which similarly situated officers of BB&T-NC generally are eligible, or comparable plans or coverage, for a period of three years following termination of employment by the Executive, on the same terms as were in effect either (A) at the date of termination, or (B) if such plans and programs in effect before the Change of Control of BB&T-NC or BB&T were, considered together as a whole, materially more generous to similarly situated officers of BB&T-NC than at the date immediately preceding the Change of Control, such plan or program as in effect immediately prior to the Change of Control. If total payments to any Executive would constitute a "parachute payment" as that phrase is defined in the Code, total payments will be reduced by the smallest amount necessary to ensure that no portion of the total payment would be a "parachute payment."

  "Good Reason" means the occurrence of any of the following events without the Executive's express written consent: (a) the assignment to the Executive of duties inconsistent with the position and status of the Executives' positions with BB&T-NC held before the Change of Control; (b) a reduction by BB&T-NC in the Executive's pay grade or base salary as then in effect, or the exclusion of the Executive from participation in BB&T-NC's benefit plans in which he or she previously participated, or BB&T-NC's failure to increase (within twelve months of the Executive's last increase in base salary) the Executive's base salary in an amount at least equal, on a percentage basis, to the average percentage increase in base salary for all executives entitled to participate in BB&T-NC's executive incentive plans for which the Executive was eligible in the preceding twelve months; (c) an involuntary relocation of the Executive more than 100 miles (25 miles in the case of Mr. Pincus) from the location where the Executive worked immediately before the Change of Control or the breach by BB&T-NC of any material provision of the employment agreement; or (d) any purported termination of the employment of the Executive by BB&T-NC that is not effected in accordance with the employment agreement.

  A "Change of Control" would be deemed to occur if (a) any person or group of persons (as defined in the Exchange Act) together with its affiliates, excluding employee benefit plans of BB&T-NC or BB&T, is or becomes the beneficial owner of securities of BB&T-NC or BB&T representing 20% or more of the combined voting power of BB&T-NC's or BB&T's then outstanding securities;
(b) as a result of a tender offer or exchange offer for the purchase of securities of BB&T-NC or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board; (c) the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation; (d) the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or (e) any other event occurs that the BB&T Board determines should constitute a Change of Control.

  The employment agreements with each of the Executives provide that upon termination by reason of disability, the Executive would, during the first six months of the period of disability, continue to earn all compensation (including bonuses and incentive compensation) and enjoy all benefits to which he or she would have been entitled absent disability, inclusive of any compensation received pursuant to any applicable disability insurance plan of BB&T-NC or BB&T. Thereafter, the Executive would receive the compensation to which he or she was entitled under any applicable disability insurance plan of BB&T-NC or BB&T. The employment agreements for the Executives provide in each case that the agreement would terminate upon the Executive's death.

  The Executives' employment agreements with BB&T will supersede any of their existing employment agreements and change of control arrangements with Franklin and FNB.

 Board of Directors of FNB

  After the Merger, members of the board of directors of FNB (which currently includes all members of the Franklin Board) will have the right, with the consent of the regional president, to serve as members of BB&T's metropolitan Washington regional board for a minimum of three years. The annual directors fees payable during this three-year period to these individuals will equal the directors fees payable under the fee arrangement in effect for FNB directors immediately before the Effective Time. Following this three-year period, fees payable to directors of BB&T's metropolitan Washington regional board will be as determined by BB&T in accordance with BB&T's standard policies. Also, those members of the local advisory boards of FNB will have the right, with the consent of the regional president, to remain on such local boards for three years after the Effective Time, although such members will be compensated in accordance with BB&T's standard policies. The stock option plan currently in effect for members of the Franklin Board will be discontinued before the Effective Time. BB&T will have no obligation to continue the plan or to implement any successor plan, although any options granted thereunder prior to the Effective Time will be treated in the same manner as other outstanding options to purchase Franklin Common Stock. See "--Effect on Employees, Employee Benefit Plans and Stock Options."

 Indemnification of Directors and Officers

  The Reorganization Agreement provides that BB&T or one of its subsidiaries will purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Franklin for acts or omissions occurring before the Effective Time. This insurance will provide at least the same coverage and amounts as contained in Franklin's policy on the date of the Reorganization Agreement, except that in no event need the annual premium on this policy exceed 150% of the annual premium payments on Franklin's policy then in effect (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure this insurance coverage exceeds the Maximum Amount, BB&T will use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In addition, BB&T has agreed in the Reorganization Agreement to indemnify and hold harmless all individuals who are or have been officers or directors of Franklin or its subsidiaries before the Effective Time from any liability for acts or omissions in any capacity undertaken at the direction of Franklin before the Effective Time, to the fullest extent that such indemnification is provided pursuant to the Franklin Certificate of Incorporation and is permitted under the DGCL. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Exculpation and Indemnification--Franklin."

RIGHTS OF DISSENTING SHAREHOLDERS

  The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of shareholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Appendix III to this Proxy
Statement/Prospectus.

  Holders of record of shares of Franklin Common Stock who comply with the applicable procedures summarized herein will be entitled to dissent and appraisal rights under Section 262. A person having a beneficial interest in shares of Franklin Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "SHAREHOLDER" ARE TO THE RECORD HOLDER OF SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

  Shareholders who follow the procedures set forth in Section 262 may receive, in lieu of the Merger Consideration, a cash payment equal to the "fair value" of their shares of Franklin Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Such fair value would be determined by judicial appraisal and could be more than, the same as, or less than, the Merger Consideration. The statutory right of appraisal granted by Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

  To be entitled to receive payment of the fair value of the shares of Franklin Common Stock, a shareholder (i) must file a written demand for appraisal of his or her shares with Franklin prior to the voting by Franklin's shareholders on the Reorganization Agreement and the Plan of Merger at the Meeting (the demand must reasonably inform Franklin of the identity of the shareholder and that the shareholder intends thereby to demand an appraisal of his or her shares of Franklin Common Stock); (ii) must not vote his or her shares of Franklin Common Stock in favor of approval of the Reorganization Agreement and the Plan of Merger; and (iii) must have his or her shares of Franklin Common Stock valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Reorganization Agreement and the Plan of Merger will not satisfy the requirement that a shareholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a shareholder not vote in favor of approval of the Reorganization Agreement and the Plan of Merger. A failure to vote on the Reorganization Agreement and the Plan of Merger will not be construed as a vote in favor of approval of the Reorganization Agreement and the Plan of Merger and will not constitute a waiver of a shareholder's rights of appraisal. A shareholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval of the Reorganization Agreement and the Plan of Merger, a shareholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a shareholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval of the Reorganization Agreement and the Plan of Merger or abstain from voting on such matter.

  A holder of shares of Franklin Common Stock wishing to exercise his or her appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold the shares of record until the Effective Time. Accordingly, a holder of shares of Franklin Common Stock who is the record holder of such shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such shares.

  Only a holder of record of shares of Franklin Common Stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on his or her stock certificates. If the shares of Franklin Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Franklin Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Franklin Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares of Franklin Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  If the Reorganization Agreement is approved by the shareholders, BB&T will send a notice of the actual Effective Time, within ten days thereafter, to each shareholder who has filed an adequate written demand for appraisal with Franklin and who has not voted in favor of approval of the Reorganization Agreement and the Plan of Merger. Within 120 days after the Effective Time, BB&T or any shareholder properly seeking appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all shareholders seeking appraisal rights. BB&T is under no obligation, and has no present intention, to file such a petition, and all shareholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any shareholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from BB&T a statement setting forth the aggregate number of shares of Franklin Common Stock not voted in favor of approval of the Reorganization Agreement and the Plan of Merger and with respect to which demands for appraisal have been received and the aggregate number of record holders of such shares. Such written statement must be mailed to any such shareholder within ten days after his or her written request for such a statement is received by BB&T or within ten days after the vote on the Reorganization Agreement and the Plan of Merger at the meeting, whichever is later.

  If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the shareholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the shares of Franklin Common Stock exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Shareholders considering appraisal should bear in mind that the fair market value of their shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Reorganization Agreement if they do not seek appraisal of their shares, and that the written opinion of FBR set forth as Appendix II hereto is not necessarily an opinion regarding fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Franklin Common Stock have been appraised. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery considers equitable. Upon application by a shareholder, the Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the shares entitled to an appraisal.

  A shareholder will fail to perfect his or her right of appraisal if (i) he or she does not deliver a written demand for appraisal to Franklin prior to the vote for approval of the Reorganization Agreement and the Plan of Merger,
(ii) he or she votes his or her shares of Franklin Common Stock in favor of approval of the Reorganization Agreement and the Plan of Merger, (iii) no dissenting shareholder files a petition for appraisal within 120 days after the Effective Time, or (iv) he or she delivers to Franklin both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Reorganization Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of BB&T. If any shareholder who properly demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in (iii) or (iv) above, the shares of such shareholder will be converted into the right to receive the Merger Consideration receivable with respect to the shares in accordance with the Reorganization Agreement.

  If an appraisal proceeding is properly instituted, it may not be dismissed as to any shareholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

  After the Effective Time, no shareholder who has demanded appraisal rights will be entitled to vote his or her shares of Franklin Common Stock for any purpose or to receive dividends on, or other distributions in respect of, such shares (except dividends or distributions payable to shareholders as of a record date prior to the Effective Time).

  Holders of record of shares of Franklin Common Stock should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be taxable. See "--Certain Federal Income Tax Consequences of the Merger."

  FAILURE BY A SHAREHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

  All written communications from shareholders with respect to the exercise of appraisal rights should be mailed before the Effective Time to Franklin Bancorporation, Inc., 1722 I (Eye) Street, N.W., Washington, DC 20006,
Attention: Secretary, and after the Effective Time to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Secretary.

REGULATORY CONSIDERATIONS

  Bank holding companies (such as BB&T and Franklin) and their depository institution subsidiaries (including BB&T-NC and FNB) are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the Merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation, and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found elsewhere in this Proxy Statement/Prospectus and in the Annual Report on Forms 10-K of BB&T incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT FRANKLIN." Those summaries are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

  The Merger and the FNB Bank Merger are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The Merger is subject to approval by the Federal Reserve under Section 3 of the Bank Holding Company Act ("BHC Act"). In considering the approval of a transaction such as the Merger, the BHC Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  Where a transaction, such as the Merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the BHC Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The Merger also is subject to approval by the D.C. Office under Section 26-804 of the D.C. Code, which permits a regional bank holding company, such as BB&T, to acquire a District of Columbia bank holding company, such as Franklin, if the D.C. Office approves the transaction. In its review of the Merger, the D.C. Office is required to consider, among other things, the financial and managerial resources of BB&T and its subsidiaries, and Franklin and its subsidiaries, the adequacy of the proposed community development program and whether the acquisition would result in an undue concentration of resources or a substantial decrease of competition in the District of Columbia.

  BB&T is also required to provide notice to the BFI under Section 6.1-406 of the Code of Virginia, which permits an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire directly or indirectly more than twenty-five percent (25%) of the voting shares of a bank outside of Virginia, such as FNB, if the BFI approves the transaction. The BFI is required to approve the proposed transaction if it determines the transaction would not be detrimental to the safety and soundness of the bank holding company's Virginia bank.

 The FNB Bank Merger

  Although not required by the terms of the Reorganization Agreement or the Plan of Merger, BB&T expects to effect the FNB Bank Merger during the first quarter of 1999. The FNB Bank Merger is subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the FNB Bank Merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the FNB Bank Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the FNB Bank Merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the FNB Bank Merger and an opportunity for the public to comment on the application in writing and to request a hearing.

  The N.C. Commissioner must approve the FNB Bank Merger under Section 53-12 of the North Carolina General Statutes, which authorizes an interstate bank merger transaction in which a North Carolina chartered bank is the resulting bank, when, among other things, the N.C. Commissioner determines that the interests of depositors, creditors and shareholders of each institution are protected and the merger is for legitimate purposes.

  Pursuant to Section 26-857 of the D.C. Code, upon notice, the D.C. Office will permit an interstate bank merger where the resulting bank is not a District of Columbia bank. The resulting bank may maintain and operate branches in the District of Columbia.

  All of the required applications and notices for the Merger have been submitted to the appropriate regulatory agencies, and BB&T anticipates that the regulatory approvals described herein will be obtained in time to allow completion of the Merger by July 1, 1998. However, there can be no assurance that other regulatory approvals will be obtained so as to permit completion of the Merger or that such approvals will not be conditioned upon matters that would cause BB&T to abandon the Merger. There likewise is no assurance that a state attorney general will not challenge the Merger or the FNB Bank Merger, or, if such a challenge is made, as to the results thereof.

  BB&T and Franklin are not aware of any other governmental approvals or actions that are required for completion of the Merger or the FNB Bank Merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay completion of the Merger or would not be conditioned in a manner that would cause BB&T to abandon the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary description of certain anticipated federal income tax consequences of the Merger to the shareholders of Franklin and to BB&T and Franklin. This summary is not intended to be a complete description of all of the federal income tax consequences of the Merger. No information is provided with respect to the tax consequences of the Merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies, or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the Merger) or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences of the Merger); persons who acquired Franklin Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Franklin shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger. No ruling has been or will be requested from the IRS with respect to the tax effects of the Merger.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the Merger will constitute a reorganization under Section 368 of the Code;
(b) no gain or loss will be recognized by BB&T or

Franklin by reason of the Merger; (c) the shareholders of Franklin will recognize no gain or loss for federal income tax purposes to the extent solely BB&T Common Stock is received in the Merger in exchange for Franklin Common Stock; (d) a shareholder of Franklin who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share; (e) the tax basis in the BB&T Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Franklin Common Stock surrendered in exchange therefor; and (f) the holding period for BB&T Common Stock received (including any fractional share interest deemed received) in exchange for shares of Franklin Common Stock will include the period during which the shareholder held the shares of Franklin Common Stock surrendered in the exchange, provided that the Franklin Common Stock was held as a capital asset at the Effective Time.

  The receipt of cash for shares of Franklin Common Stock by a shareholder pursuant to exercise of dissenters' rights under the DGCL will be a taxable transaction. Any holder of Franklin Common Stock considering the exercise of such rights should consult a tax advisor about the tax consequences of doing so.

  The completion of the Merger is conditioned upon the receipt by BB&T and Franklin of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the Closing Date to the effect of items (a) and
(c) as described above.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under this accounting method, holders of Franklin Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T Common Stock by exchanging their shares for shares of BB&T Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Franklin, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of Franklin for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests method of accounting.

  BB&T's and Franklin's respective obligations to complete the Merger are conditioned upon the receipt by BB&T of letters from Arthur Andersen LLP, BB&T's independent certified public accountants, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment. For the Merger to qualify as a pooling of interests, among other criteria, substantially all (90% or more) of the outstanding Franklin Common Stock must be exchanged for BB&T Common Stock. Accordingly, the Merger will fail to qualify as a pooling of interests if the holders of more than 10% of the outstanding shares of Franklin Common Stock dissent from the Merger. See "--Rights of Dissenting Shareholders."

THE OPTION AGREEMENT

 General

  As a condition to BB&T entering into the Reorganization Agreement, Franklin (as issuer) entered into the Option Agreement with BB&T (as grantee), pursuant to which Franklin granted the Option to BB&T to purchase from Franklin up to 1,319,564 shares of Franklin Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Franklin Common Stock outstanding upon any exercise of the Option) at a price of $18.00 per share (subject to adjustment under certain circumstances, as described below) (the "Purchase Price"). The purchase of any shares of Franklin Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act. See "--Regulatory Considerations."

  The Option Agreement is intended to increase the likelihood that the Merger will be completed in accordance with the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now, or before the Effective Time, be interested in acquiring all of or a significant interest in Franklin from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of Franklin with a higher current market price than the shares of BB&T Common Stock to be received for each share of Franklin Common Stock pursuant to the Reorganization Agreement.

  The Option Agreement is filed as an exhibit to the Registration Statement, and reference is made thereto for the complete terms of the Option Agreement and the Option. The following discussion is qualified in its entirety by reference to the Option Agreement. See "AVAILABLE INFORMATION."

 Exercisability

  If BB&T is not in material breach of the Option Agreement or its covenants and agreements contained in the Reorganization Agreement and if no injunction or other court order against delivery of the shares covered by the Option is in effect, BB&T may generally exercise the Option, in whole or in part, at any time and from time to time, following the happening of either of the following events (each a "Purchase Event"):

    (a) without BB&T's prior written consent, Franklin's authorizing, recommending, publicly proposing (or publicly announcing an intention to authorize, recommend or propose) or entering into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (i) a merger, consolidation or similar transaction involving Franklin or any of its subsidiaries, (ii) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets of Franklin and its subsidiaries (other than certain transactions in the normal course of business) or (iii) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Franklin or any of its subsidiaries; or

    (b) any third party or group of third parties acquiring or having the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of Franklin Common Stock.

 Termination

  The Option will terminate upon the earliest to occur of the following events: (a) the Effective Time; (b) the termination of the Reorganization Agreement prior to the occurrence of a Purchase Event or Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by Franklin of a covenant or agreement in the Reorganization Agreement or an inaccuracy in Franklin's representations or warranties in the Reorganization Agreement of a nature entitling BB&T to terminate (a "Default Termination")); (c) 18 months after a Default Termination; (d) 18 months after termination of the Reorganization Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the Reorganization Agreement based on the failure of the shareholders of Franklin to approve the Reorganization Agreement and the Plan of Merger.

  A "Preliminary Purchase Event" is defined as either of the following:

    (a) the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of Franklin Common Stock or the filing of a registration statement with respect to such an offer, or

    (b) the failure of the shareholders of Franklin to approve the Reorganization Agreement, the failure of the Meeting to have been held, the cancellation of the Meeting prior to the termination of the Reorganization Agreement or the Franklin Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the Reorganization Agreement, in any case after a third party: (i) proposes to engage in an Acquisition Transaction, (ii) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of Franklin Common Stock or (iii) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of BB&T and Franklin, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Proxy Statement/Prospectus.

 Adjustments

  The Option Agreement provides for certain adjustments in the Option in the event of any change in Franklin Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Franklin Common Stock before termination of the Option.

 Repurchase Rights

  At the request of the holder of the Option any time during the 24 months immediately following the first occurrence of a Repurchase Event (as defined below), Franklin must, if the Option has not terminated and there are no regulatory prohibitions, repurchase from the holder (a) the Option and (b) all shares of Franklin Common Stock purchased by the holder pursuant to the Option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

    (a) the aggregate Purchase Price paid by the holder for any shares of Franklin Common Stock acquired pursuant to the Option with respect to which the holder then has beneficial ownership, plus

    (b) the excess, if any, of (i) the Applicable Price (as defined in the Option Agreement) for each share of Franklin Common Stock over the Purchase Price, multiplied by (ii) the number of shares of Franklin Common Stock with respect to which the Option has not been exercised, plus

    (c) the excess, if any, of (i) the Applicable Price over the Purchase Price paid or payable by the holder for each share of Franklin Common Stock with respect to which the Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (ii) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any group is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of Franklin Common Stock, or (b) any of the merger or other business combination transactions described in subsections (a) through (d) in the paragraph below describing substitute options is completed.

 Substitute Options

  If, before the termination of the Option Agreement, Franklin enters into an agreement:

    (a) to consolidate with or merge into any third party and would not be the continuing or surviving corporation of the consolidation or merger;

    (b) to permit any third party to merge into Franklin with Franklin as the continuing or surviving corporation, but the then outstanding shares of Franklin Common Stock would be changed into or exchanged for stock or other securities of Franklin or any other person or cash or any other property, or the outstanding shares of Franklin Common Stock immediately prior to the merger would represent less than 50% of the outstanding shares and share equivalents of the merged company;

    (c) to permit any third party to acquire all of the outstanding shares of Franklin Common Stock pursuant to a statutory share exchange; or

    (d) to sell or otherwise transfer all or substantially all of its assets or deposits to any third party, then the agreement must provide that the Option will be converted into or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Franklin assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share would be determined in accordance with a formula in the Option Agreement. To the extent possible, the Substitute Option would contain terms and conditions that are the same as those in the Option Agreement.

 Registration Rights

  The Option Agreement grants to BB&T and any permitted transferee of the Option certain rights to require Franklin to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of Franklin Common Stock or other securities acquired or issuable upon exercise of the Option.

EFFECT ON EMPLOYEES, EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

 Employees

  Each employee of Franklin at the Effective Time will be offered employment by BB&T or one of its subsidiaries (a "BB&T Employer"), and each employee of Franklin who becomes an employee of a BB&T Employer immediately after the Effective Time will be eligible to participate in severance, group hospitalization, medical, life, disability and other welfare benefit plans and programs, and bonus and incentive plans and programs available to similarly situated employees of the BB&T Employer, subject to the terms of such plans and programs. In applying these plans and programs, service with Franklin will be deemed to be service with the BB&T Employer for the purpose of determining eligibility to participate. Former employees of Franklin who were participants in Franklin's group hospitalization and medical plans immediately before the Effective Time will become participants in the BB&T Employer's corresponding plans immediately upon becoming employed by the BB&T Employer at the Effective Time. Notwithstanding the foregoing, in no event will any BB&T Employer be obligated to continue employment of any former employee of Franklin for any specified term or period, except to the extent otherwise provided in the employment agreements to be entered into with certain members of Franklin management. See "--Interests of Certain Persons in the Merger."

 401(k) Plan

  BB&T will cause the 401(k) plan of Franklin to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of former employees of Franklin or its subsidiaries who are participants in the Franklin plan will be transferred to the accounts of such employees under the BB&T 401(k) plan. Following this merger and transfer, these accounts will be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). In administering both the 401(k) plan and BB&T's defined benefit pension plan, service with Franklin and its subsidiaries will be deemed to be service with BB&T or its subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

 Stock Options

  At the Effective Time, each stock option ("Stock Option") granted under Franklin's Second Amended and Restated Stock Option Plan, 1997 Employee Stock Option Plan or Nondiscretionary Stock Option Plan or under other arrangements (collectively, the "Stock Option Plans") then outstanding (and that by its terms does not lapse on or before the Effective Time), whether or not then exercisable, will be converted into and become rights with respect to BB&T Common Stock. BB&T will assume each Stock Option, in accordance with the terms of the Stock Option Plan and stock option agreement, or other agreement, by which it is evidenced, except that after the Effective Time (a) BB&T and its Compensation Committee will be substituted for Franklin and the committee of the Franklin Board administering the Stock Option Plans, (b) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (c) the number of shares of BB&T Common Stock subject to each such Stock Option will be the number of whole shares of BB&T Common Stock (omitting any fractional share) determined by multiplying the number of shares of Franklin Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (d) the per share exercise price under each such Stock Option will be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent.

  At its election, BB&T may substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (a) the requirements of (c) and (d) in the preceding paragraph must be met; (b) such substitution may not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (c) the substituted options must continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option.

  As soon as practicable following the Effective Time, BB&T will deliver to the participants in the Stock Option Plans an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved and will continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. BB&T has also agreed to use reasonable efforts to maintain an effective registration statement under the Securities Act with respect to shares of BB&T Common Stock issuable upon the exercise of converted or substitute options after the Effective Time to the extent that Franklin has a registration statement in effect or an obligation to file a registration statement with respect to the Stock Options.

  Options to purchase an aggregate of 677,793 shares of Franklin Common Stock are expected to be outstanding at the Effective Time. Any shares of Franklin Common Stock issued pursuant to the exercise of options under the plan before the Effective Time (other than shares held by dissenting shareholders) will be converted into shares of BB&T Common Stock and cash in the same manner as other outstanding shares of Franklin Common Stock (other than shares held by dissenting shareholders).

RESTRICTIONS ON RESALES BY AFFILIATES

  All shares of BB&T Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "persons" who are deemed to be "affiliates" (as such terms are defined under the Securities Act) of Franklin at the Effective Time may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Those who may be deemed affiliates of Franklin generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Franklin and include certain executive officers and directors of Franklin. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including his or her spouse, relatives and spouse's relatives who in each case have the same home as the affiliate.

  The Reorganization Agreement requires Franklin to use commercially reasonable efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect that such person will not offer or otherwise dispose of any shares of BB&T Common Stock issued to that person in the Merger except (a) in compliance with the Securities Act and the rules and regulations promulgated thereunder and (b) after such time as BB&T publishes financial statements reflecting at least one month of combined operations with Franklin, which restriction is necessary to obtain pooling-of-interests accounting treatment.

                            INFORMATION ABOUT BB&T

GENERAL

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas and Virginia. BB&T's bank subsidiaries are BB&T-NC, a North Carolina chartered bank; BB&T-SC, a South Carolina chartered bank; BB&T-VA, a Virginia chartered bank; and LSB, a federally chartered savings bank. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of BB&T-SC, and BB&T Financial-VA, Virginia Beach, Virginia, which in turn owns all of the issued and outstanding shares of BB&T-VA and LSB.

SUBSIDIARIES

  BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 353 banking offices throughout North Carolina. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 95 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

  BB&T-VA offers a full range of commercial and retail banking services through 52 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia.

  LSB was acquired on March 1, 1998, upon the merger of its parent company, Life, with and into BB&T Financial-VA. LSB operates 20 banking offices in the Hampton Roads region of Virginia.

  Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles.

  Craigie Incorporated ("Craigie"), which was acquired on October 1, 1997, is a registered broker-dealer that specializes in the origination, trading and distribution of fixed income securities and equity products. Phillips Factors Corporation, which buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries, and Sheffield Financial Corp., which specializes in loans to small commercial lawn care businesses across the country, are other subsidiaries of BB&T.

ACQUISITIONS

  BB&T's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, BB&T has expanded by both the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally assisted transactions.

  On March 1, 1997, BB&T completed the acquisition of Fidelity Financial Bankshares Corporation, which was a Virginia corporation that served as the holding company for Fidelity Federal Savings Bank ("FFSB"), in a transaction accounted for as a purchase. Effective April 17, 1998, FFSB, which operated seven banking offices in the Richmond, Virginia area, was merged into BB&T-VA.

  Effective July 1, 1997, United Carolina Bancshares Corporation ("UCB") merged with and into BB&T. Each share of UCB common stock issued and outstanding at the effective time of this merger was converted into and exchanged for 1.135 shares of BB&T Common Stock. Approximately 27.7 million shares of BB&T Common Stock were issued in the acquisition of UCB. The merger with UCB constituted a tax-free transaction under the Code, and has been accounted for as a pooling of interests. Through its two bank subsidiaries, United Carolina Bank and United Carolina Bank of South Carolina, UCB operated 153 banking offices in 89 communities in North Carolina and South Carolina. Effective September 19, 1997, United Carolina Bank and United Carolina Bank of South Carolina were merged into BB&T-NC and BB&T-SC, respectively.

  On October 1, 1997, BB&T completed the acquisition of the investment banking firm Craigie, of Richmond, Virginia. With offices in Richmond and Charlotte, North Carolina, Craigie specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Craigie's public finance department provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The firm's corporate finance department specializes in raising capital for corporate clients and has an active mergers and acquisitions practice. Established in 1929, Craigie continues to operate as a subsidiary of BB&T.

  On December 1, 1997, BB&T completed the acquisition of Virginia First Financial Corporation, which was a Virginia corporation that served as the holding company for Virginia First Savings Bank, F.S.B. ("VFSB"), in a transaction accounted for as a purchase. Effective April 17, 1998, VFSB, which operated 23 banking offices in the south, central and southwestern areas of Virginia, was merged into BB&T-VA.

  On March 1, 1998, BB&T completed the acquisition of Life, which was a Virginia corporation that served as the holding company for LSB, in a transaction accounted for as a pooling of interests. BB&T intends to effect the merger of LSB, which is currently a wholly owned subsidiary of BB&T Financial-VA, with and into BB&T-VA during 1998.

  On February 25, 1998, BB&T announced that it will acquire Maryland Federal Bancorp, Inc. ("MFB") of Hyattsville, Maryland, in a stock transaction valued at $265.3 million based on the closing price of BB&T Common Stock of $62.00 on February 24, 1998. The acquisition will be accounted for as a purchase. MFB, with approximately $1.2 billion in assets, operates 28 branches in 24 cities as offices of Maryland Federal Bank, its only subsidiary. It ranks by deposits as the 11th largest financial institution in Maryland. Directors of MFB will become members of BB&T's regional board for the new Maryland region. The merger, which is subject to the approval of the shareholders of MFB and federal and state banking regulators, is expected to be completed in the third quarter of 1998.

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T Common Stock.

Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

CAPITAL

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At March 31, 1998, BB&T's Tier 1 and total capital ratios were 10.4% and 14.1%, respectively. Effective January 1, 1997, with mandatory compliance as of January 1, 1998, the Federal Reserve also is requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required, among other things, to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at March 31, 1998 was 7.1%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 1998.

DEPOSIT INSURANCE ASSESSMENTS

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 40% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  Pursuant to budget reconciliation legislation enacted in 1996, the FDIC imposed a special assessment on SAIF-assessable deposits of 65.7 basis points per $100 of SAIF-assessable deposits in order to increase the SAIF's net worth to 1.25 percent of SAIF-insured deposits as of October 1, 1996. This special assessment was applied by the FDIC to the amount of SAIF-assessable deposits held by institutions as of March 31, 1995. Certain institutions that engaged in thrift acquisitions, including BB&T-NC, received a 20 percent discount on the assessment. As a result, the pre-tax impact of the special assessment on BB&T was approximately $34 million, and was recorded as an expense as of September 30, 1996.

  The FDIC also lowered the assessment rates for SAIF-insured deposits, effective January 1, 1997, to the same levels as the assessment rates currently applicable to BIF-insured deposits. Thus, for the semi-annual period beginning January 1, 1997, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because the 1996 legislation requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing BIF-insured deposits an additional 1.24 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.22 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.

                          INFORMATION ABOUT FRANKLIN

BUSINESS

  Franklin is a Delaware corporation incorporated on October 31, 1988 and registered as a bank holding company under the BHCA. At December 31, 1997, Franklin had consolidated total assets of approximately $647 million, total deposits of approximately $428 million and total stockholders' equity of approximately $39 million. Franklin is headquartered in Washington, D.C. and owns all of the outstanding stock of its two subsidiaries, FNB and Franklin CDC.

  FNB is a national banking association chartered under the laws of the United States. It was incorporated in 1983 as National Enterprise Bank, became First Interstate Bank of Washington, D.C. in 1987 under a franchise agreement and was acquired by Franklin in 1989, changing its name to Franklin National Bank of Washington, D.C. at that time.

  Franklin CDC is a non-banking subsidiary, incorporated in 1997 to provide economic development opportunities through loans or equity investments for low-to-moderate income neighborhoods within the metropolitan Washington area.

  In April 1995, Franklin acquired The George Washington Banking Corporation, the holding company of The George Washington National Bank of Alexandria, Virginia, which was re-named Franklin National Bank of Virginia. In August 1996, Franklin National Bank of Virginia was merged with and into FNB.

 Market Area

  FNB was formed to service the financial needs of the small to medium sized businesses and professionals in the metropolitan Washington, D.C. community while providing a limited array of quality services to consumers within its primary service area.

  FNB's primary service area includes the District of Columbia and suburban Virginia and Maryland, with a focus on the cities of Arlington and Alexandria and portions of Fairfax and Montgomery Counties.

  FNB operates nine full service branch offices; six in the District of Columbia, two in Northern Virginia and one in Bethesda, Maryland. FNB offers eight 24-hour automated teller machines ("ATMs") which are linked with other automated teller machines regionally through MOST and nationally through PLUS and CIRRUS. FNB also offers 24-hour telephone banking, with inquiry and transfer capabilities, and PC banking with bill paying capabilities.

 Banking Services

  FNB provides a wide variety of commercial banking services to its commercial customers. In the commercial lending area, FNB offers short and medium term loans, including lines of credit, inventory and accounts receivable financing and real estate loans. FNB also provides Small Business Administration ("SBA") loans when applicable. In addition, FNB makes loans designed to assist in the development of economically disadvantaged and under-served neighborhoods in the District of Columbia, Northern Virginia and portions of southern Maryland. In the commercial depository area, FNB offers business checking accounts, tiered money market accounts, certificates of deposit and customer repurchase agreements. Cash management services are offered; these include sweep accounts, balance reporting, account reconciliation, wire transfers, payroll processing, credit card depository and Automated Clearing House origination.

  FNB also offers a range of consumer banking services as an accommodation to its existing customers, including checking accounts, savings and certificates of deposit programs, Individual Retirement Accounts, VISA(R) check cards, lending services including auto and other installment and term loans, overdraft lines of credit, sales of travelers' checks, safe deposit box rentals, night depository and ATM services. Deposits with FNB are insured by the FDIC up to prescribed limits and FNB is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta.

  In 1996, FNB opened an International Banking department, which provides products and services to support the needs of individuals from foreign countries and those in the metropolitan Washington area who frequently travel internationally. Products offered include depository accounts, direct loans and letters of credit. In conjunction with this department, FNB offers foreign currency exchange services facilitating the buying and selling of foreign currencies and drafts and negotiating foreign transfers to and from most countries. In 1997, FNB expanded the department to include embassy banking to provide Franklin's personalized service to the diplomatic community in the Washington area.

 Lending Activities

  FNB's loan portfolio is distributed into several categories, each with different risk factors and underwriting criteria. As of December 31, 1997, the portfolio distribution was real estate loans, 34%; commercial loans, 61%; and consumer loans, 5% (including home equity loans). The following discussion briefly outlines the risk and underwriting criteria that FNB uses to evaluate the individual portfolios.

  Real Estate Loans. FNB's underwriting criteria is such that very few speculative properties have been underwritten. Also, because of FNB's size, real estate loans involve smaller properties, with loan size generally between $300 thousand and $3 million. Tenants and rent rolls are analyzed, and loan amortizations range from 7 years to 20 years. These loans generally carry personal guarantees of individuals whose ability to support the loan, if needed, has been evaluated. The types of real estate in this portfolio are small office buildings, retail shopping centers, multi-family residential properties and a limited number of warehouse/industrial properties and hotels. FNB also finances a limited number of residential construction projects. Only a few projects are funded at any one time, starts ahead of sales are restricted, and in some cases pre-sold units are required. The borrowers generally are well-known and experienced, and these loans generally carry low loan-to-value ratios.

  Commercial Loans. This category comprises the bulk of FNB's loan portfolio, reflecting its market niche among small businesses and professionals. The loans are to a variety of firms operating in the metropolitan area. Collateral typically consists of accounts receivable, inventory and equipment; in many instances it is supplemented by junior liens on residences of the principals. In nearly all cases, these loans carry the personal guarantees of the owners.

  FNB's underwriting criteria generally require: full amortization in the 3 to 7 year range; adequate business and personal collateral to support the credit; minimal lending to start-up operations; lending primarily to established and experienced business people, many of whom have a long and satisfactory banking history;

lending only to companies within the metropolitan Washington area where borrowers can be monitored; and personal guarantees and secondary sources of repayment. Unsecured lending is controlled and limited to the most creditworthy borrowers.

  Consumer Loans. Home equity loans constitute a small percentage of FNB's loan portfolio. These loans are secured by first or second trusts on the borrower's primary residence. Home equity loans are offered to existing customers, but since FNB does not specialize in consumer lending, this is not likely to be a major product segment. Similarly, since FNB is not a long-term residential mortgage lender, there are a limited number of first trust mortgages. These tend to be short amortization and balloon maturity loans to customers wishing to fully retire the debt in a shorter time frame. There also are a number of mortgages generated as part of FNB's Community Reinvestment Act initiatives. Consumer loans are a small segment of the lending activities and include auto loans, debt consolidation, and overdraft protection.

  Risk of Non-Payment. The risk of non-payment (or deferred payment) of loans is inherent in commercial banking. FNB's marketing focus on professionals, small to medium-sized businesses, trade associations, and nonprofit organizations theoretically could result in the assumption by FNB of certain risks that are somewhat greater than those associated with loans to larger business entities which may have more resources or assets available and whose liquidity may be greater. However, management believes that the theoretical possibility of such risks is more than offset by the greater diversity of borrowers resulting from a lower average loan amount per borrower and FNB's loan underwriting procedures. While management attempts to minimize the credit risk exposure through loan application evaluation and approval and monitoring procedures, there can be no assurance that such procedures can significantly reduce such lending risks. Franklin's gross loans outstanding increased from approximately $233 million at December 31, 1996 to approximately $301 million at December 31, 1997, an increase of approximately $68 million, or 29%. Management believes that the risks associated with the small business segment of the market are offset by a higher asset quality resulting from the underwriting, approval, and monitoring procedures put into place over the past seven years. Management believes that, based on existing information, the allowance for possible loan losses of approximately $4.2 million as of December 31, 1997, is sufficient to provide for losses which may be sustained on the current loan portfolio. Management believes that, through its specific reserves and its general portfolio allocations, the current loan portfolio has adequate reserves.

 Competition

  The market for banking and bank-related services, particularly within Franklin's service area of greater metropolitan Washington, D.C., is highly competitive. FNB competes for deposits and loans with other providers of financial services such as commercial and savings banks, credit unions, money market and other mutual fund providers and other financial institutions. Numerous mergers and acquisitions involving Washington, D.C., Virginia and Maryland banks have recently occurred, intensifying competition in Franklin's geographic market. Many of FNB's competitors possess greater financial resources or have significantly higher lending limits.

  Interstate banking laws enacted in 1994 added to the competitive pressure. Federal law provides that: (1) bank holding companies are permitted, subject to certain conditions, to acquire banks and bank holding companies across state lines without regard to whether such acquisition is prohibited by state law; and (2) effective June 1, 1997, sooner if both states opt-in to interstate branching, banks are permitted to merge across state lines provided neither state has opted-out of interstate branching. Maryland, Virginia and the District of Columbia opted-in to allow mergers across state lines.

  FNB competes by focusing on a defined segment of the market, small to mid-size local businesses, and providing high quality service that endeavors to meet or exceed its customers' expectations.

 Supervision and Regulation

  The information contained in this section summarizes portions of the applicable laws and regulations governing the supervision and regulation of Franklin and FNB. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statues and regulations described.

  Bank Holding Company Regulations. Franklin, as a bank holding company registered under the BHCA, is required to file with the FRB quarterly and annual reports, and such additional information as the FRB may require, and is subject to regular examinations by the staff of the FRB of Richmond.

  The BHCA requires that a bank holding company obtain the prior approval of the FRB before it may merge or consolidate with any other bank holding company, or acquire substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition, it will own or control, directly or indirectly, more than 5% of the voting shares of such bank.

  The BHCA also generally prohibits a bank holding company from engaging in, or from acquiring direct or indirect control of voting shares of any company engaged in, activities other than banking and the management of banking organizations, and any non-banking activities which the FRB may find, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The approval of the FRB is generally required prior to engaging in permissible non-banking activities.

  FNB. As a national bank chartered under the laws of the United States, FNB is a member of the Federal Reserve System and is subject to certain provisions of the Federal Reserve Act and regulations issued by the Board of Governors. FNB is subject to regulation, supervision and regular examination by its primary regulator, the Office of the Comptroller of the Currency (the "OCC"). Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, mergers and consolidations, electronic funds transfers, management practices and other aspects of FNB's operations are subject to regulation. The approval of the appropriate bank regulatory agency is required for the establishment of additional branch offices by FNB.

  The deposits of FNB are insured by the FDIC. Some of the aspects of the lending and deposit business of FNB which are subject to regulation by the FRB or the FDIC include disclosure requirements in connection with personal and mortgage loans, interest on deposits and reserve requirements. In addition, FNB is subject to numerous federal, state and local laws which set forth specific restrictions and requirements with respect to extensions of credit, credit practices, disclosure of credit terms and discrimination in credit transactions.

  As a consequence of the extensive regulation of the commercial banking industry, the business of FNB is particularly susceptible to changes in Federal and state legislation and regulations which may increase the cost of doing business.

  FDIC Improvement Act. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. Among other things, FDICIA provides increased funding for the FDIC's BIF and provides for expanded regulation of depository institutions and their affiliates, including parent holding companies. The following is a brief summary of certain provisions of FDICIA.

  Pursuant to FDICIA, the FRB, the OCC and the FDIC have adopted regulations, setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution is placed in one of the following capital categories: (1) well capitalized (an institution that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a leverage ratio of at least 5%); (2) adequately capitalized (a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage ratio of at least 4%); (3) undercapitalized (a total risk-based capital ratio of under 8% or a Tier 1 risk-based capital ratio under 4% or a leverage ratio under 4%); (4) significantly undercapitalized (a total risk-based capital ratio of under 6% or a Tier 1 risk-based capital ratio under 3% or a leverage ratio under 3%); and (5) critically undercapitalized (a ratio of tangible equity to total assets of 2% or less). The regulations permit the appropriate Federal banking regulator to downgrade an institution to the next lower category if the regulator determines: (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings, liquidity or sensitivity to market risks in its most recent exam. All institutions are generally prohibited from declaring a dividend, making any other capital distribution or paying a management fee to a controlling person, if such payment would cause the institution to become undercapitalized. As of December 31, 1997, FNB met the requirements of a "well-capitalized" institution.

  The FDIC issued a rule regarding the ability of depository institutions to accept brokered deposits. Under the rule, (1) an undercapitalized institution is prohibited from accepting, renewing or rolling over brokered deposits, (2) an adequately capitalized institution must obtain a waiver from the FDIC before accepting, renewing or rolling over brokered deposits and (3) a well capitalized institution may accept, renew or roll over brokered deposits without restrictions. In addition, both undercapitalized and adequately capitalized institutions are subject to restrictions on the rates of interest they may pay on any deposits.

  The FDIC has also issued regulations implementing a system of risk-based FDIC insurance premiums. Under this system, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification is assessed premiums per $100 of domestic deposits. The deposits of FNB are subject to the deposit insurance assessments of the BIF. The FDIC originally set premiums ranging from 23 basis points to 31 basis points per $100 of domestic deposits and lowered the range to 4 basis points to 23 basis points effective June 30, 1995. Effective January 1, 1996, the FDIC further reduced premiums to 0 basis points to 27 basis points per $100 of deposits with a minimum assessment payment for a 6 month period of $1,000 per institution. FNB carries the lowest risk rating and therefore benefitted from the reduced premium assessments in 1996.

  For 1997 and the first six months of 1998, the FDIC maintained the premium ranges in effect during 1996 and eliminated the minimum assessment payment. The Deposit Insurance Funds Act of 1996 authorized the Financing Corporation ("FICO") to levy assessments on BIF-insured deposits to pay a pro-rata portion of the interest due on the obligations issued by FICO. The FICO premium assessment is not based on the FDIC risk classification. Accordingly, the FDIC is currently assessing BIF-insured deposits an additional 1.26 basis points per $100 of deposits, on an annualized basis, to cover those obligations. This additional assessment will not have a material effect on Franklin's results of operations.

  Distributions. Although Franklin's funds for any cash distributions to its shareholders could be derived from a variety of sources, the primary source of funds would be dividends received from FNB. FNB is subject to various statutory requirements and general regulatory policies and regulations relating to the payment of dividends, including requirements to maintain capital above regulatory minimums and that income and retained income meet certain thresholds. Under certain circumstances, FNB could not pay dividends without regulatory approval, or the regulators could prohibit payment of dividends.

  In addition, the ability of FNB to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established by FDICIA, as described above.

  The FRB and OCC have issued guidelines that require bank holding companies and national banks to evaluate continuously the level of cash dividends in relation to the organization's net income, capital needs, asset quality and overall financial condition. FNB could pay dividends to Franklin as of December 31, 1997; however, to date, no dividends have been paid to or by Franklin to ensure the availability of adequate capital for future expansion.

  Monetary Policy. FNB and therefore Franklin is affected by monetary policies of regulatory authorities, including the FRB, which regulate the national money supply in order to mitigate recessionary and inflationary pressures. Among the techniques available to the FRB are engaging in open market transactions in U.S. Government securities, changing the discount rate on bank borrowings, and changing reserve requirements against bank deposits. These techniques are used in varying combinations to influence the overall growth and distribution of bank loans, investments, and deposits. Their use may also affect interest rates charged on loans or paid on deposits. The effect of governmental monetary policies on the earnings of Franklin cannot be predicted.

 Forward-Looking and Cautionary Statements

  Certain statements in this Proxy Statement/Prospectus that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of Franklin to be materially different from those expressed or implied in any forward-looking statements. Such factors include the following.

  There can be no assurance that the planned merger with BB&T will be approved by Franklin's shareholders and consummated, or that thereafter BB&T will be able to successfully integrate Franklin's management and information systems so as to provide the anticipated benefits of the merger.

  The business and profitability of a financial services organization such as Franklin is influenced by prevailing economic conditions and governmental policies. The actions and policy directives of the Federal Reserve Board determine to a significant degree the cost and availability of funds obtained from money market sources for lending and investing. Federal Reserve Board policies and regulations also influence, directly and indirectly, the rates of interest paid by commercial banks on their interest-bearing deposits and may also impact the value of financial instruments held by Franklin. The nature and impact on Franklin of future changes in economic and market conditions and monetary and fiscal policies, are not predictable and are beyond Franklin's control. In addition, these conditions and policies can impact Franklin's customers and counter parties, which may increase the risk of default on their obligations to Franklin.

  As part of its ongoing business, Franklin assumes financial exposures to interest rates, currencies, equities and other financial products. In doing so, Franklin is subject to unforeseen events which may not have been anticipated or which may have effects which exceed those assumed within its risk management processes.

  As with any financial institution, Franklin is also subject to the risk of litigation and to an unexpected or adverse outcome in such litigation. Competitive pressures in the marketplace and unfavorable or adverse publicity and news coverage can have the effect of lessening customer demand for Franklin's services. Ultimately, Franklin's business and its success is dependent on Franklin's ability to attract and retain high quality employees.

 Employees

  As of December 31, 1997, Franklin employed 140 full-time equivalent employees through its subsidiaries. Management of Franklin considers relations with its employees to be satisfactory.

 Properties

  The principal office of Franklin and its subsidiaries is located at 1722 I
(Eye) Street, N.W., Washington, D.C. FNB leases the space occupied at this location, as well as the space for FNB's administrative offices and five additional branches located in the District of Columbia. FNB also leases the space for the branches located in Alexandria and Tysons Corner, Virginia and Bethesda, Maryland. FNB's internal Operations, Accounting, Credit Administration and International Banking departments are housed at Franklin's principal office in the District of Columbia. Additional information regarding FNB's operating leases can be found in Note 13 to the consolidated financial statements.

 Legal Proceedings

  There are no material legal proceedings pending against Franklin or its subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following analysis of Franklin's financial condition and results of operations as of and for the years ended December 31, 1997, 1996 and 1995 and for the quarters ended March 31, 1998 and 1997 should be read in conjunction with the Consolidated Financial Statements of Franklin and statistical data presented elsewhere in this Proxy Statement/Prospectus.

 Years Ended December 31, 1997, 1996 and 1995

  Overview. Franklin, a bank holding company headquartered in Washington, D.C., currently operates one banking subsidiary, FNB, which conducts business from nine banking offices in the District of Columbia, Northern Virginia and suburban Maryland. Through FNB, Franklin offers a full range of commercial banking services to its business and professional customers, as well as a limited array of customary consumer banking services within the greater metropolitan Washington, D.C. community. Services include various types of deposit accounts and instruments; commercial, commercial real estate, SBA and consumer loans; cash management; payroll services; and access to ATM networks.

  In 1997, Franklin introduced imaged bank statements and PC banking for both commercial and retail customers, taking advantage of technology to improve information delivery to Franklin's customers. Franklin expanded its International Banking Division to add embassy banking to its international private banking and foreign exchange products. Franklin also operates one non-banking subsidiary, Franklin CDC, which was organized in 1997 to provide economic development opportunities through loans or equity investments for low-to-moderate income neighborhoods within the Washington metropolitan area.

  Merger Activity. On December 16, 1997, Franklin announced plans to be acquired in a tax-free merger with BB&T Financial-VA. Under the amended and restated Reorganization Agreement, Franklin will merge directly with BB&T. BB&T is a multi-bank holding company with approximately $29 billion in assets operating throughout the Carolinas and Virginia. Based upon BB&T's closing stock price of $63.75 on December 15, 1997, the transaction is valued at approximately $165.1 million, or $22.45 per share of Franklin Common Stock. Franklin shareholders would receive 0.3522 shares of BB&T Common Stock based on that December 15, 1997 stock price. The exchange ratio will fluctuate between BB&T stock prices of $54.50 and $65.00. Below $54.50 and above $65.00, the exchange ratio is fixed at 0.3743 and 0.35 shares, respectively. Any adjustment to the exchange ratio will be based on the average BB&T stock price for a specified twenty day period prior to closing. The acquisition, which will be accounted for as a pooling of interests, is expected to be completed on or about the end of the second quarter of 1998.

  This transaction will give BB&T its first entry into the metropolitan Washington area and is expected to provide expanded products and services to Franklin's existing customer base. BB&T, the leading business lender in the Carolinas, expects to capitalize on Franklin's growing commercial base by providing substantially higher levels of credit and resources in the metropolitan Washington market. Under the Reorganization Agreement, Franklin will become part of BB&T's regional banking network, which emphasizes autonomy and local decision-making. Accordingly, Franklin's current management team will represent BB&T in most of the metropolitan Washington area.

  Financial Summary. Franklin recorded net income of $6.0 million for the year ended December 31, 1997, compared to $4.5 million for the year ended December 31, 1996. This 32% increase represents Franklin's sixth consecutive year of record earnings. Earnings per share increased 28% to $0.91 per share for 1997, compared to $0.71 per share in 1996. Earnings per share, assuming dilution, increased 26% to $0.86 per share for 1997, compared to $0.68 per share in 1996. Franklin's return on average assets and return on average equity for 1997 were 1.23% and 17.11%, respectively, compared to 1.12% and 16.03% for 1996. The increase in earnings from 1996 to 1997 is primarily the result of significant loan growth, which Franklin was able to fund internally through substantial growth in customer deposits and customer repurchase agreements. During 1997, Franklin also increased net interest income and service charge and fee income. The improvement in earnings was partially offset by increases in the provision for loan losses, employee related expenses, other overhead costs and income tax expenses.

  Total assets at December 31, 1997 were $647 million, an increase of $149 million, or 30%, from 1996 year end assets of $498 million. Loans, net of unearned income, increased $67 million, or 29%, to $300 million at December 31, 1997 from $233 million one year ago. Securities increased $15 million, or 9%, to $179 million at December 31, 1997 from $164 million one year ago. The balance of the asset increase was cash and short-term investments, which grew $66 million, or 70%, from $94 million at December 31, 1996 to $160 million at December 31, 1997.

  This significant increase in total assets was funded through the outstanding growth in deposits and customer repurchase agreements which increased $141 million, or 30%, to $604 million at December 31, 1997 from $463 million one year ago. Non-interest bearing demand deposits grew $17 million to $140 million at December 31, 1997, a 14% increase over year end 1996. As of December 31, 1997, non-interest bearing deposits represented 23% of total deposits and customer repurchase agreements.

  Earning Assets. Over the last six fiscal years, Franklin has experienced significant growth in average earning assets. During 1997, Franklin's average earning assets grew $80.9 million, or 21%, to $458.5 million for the year ended December 31, 1997. This compares to average balances of $377.6 million and $275 million and growth rates of 37% and 22%, respectively, for the years ended December 31, 1996 and 1995. Average Statements of Condition, along with interest income and expense and related yields and rates, for each of the last three fiscal years are set forth in Table 1.

  The 1997 growth in earning assets occurred primarily in loans, Franklin's highest yielding asset. Average loans grew $54.1 million, or 28%, from $196.1 million during 1996 to $250.2 million in 1997. Average securities increased $37.6 million, or 27%, from $137.2 million during 1996 to $174.8 million for 1997. Only average short-term investments, such as Federal funds sold and securities purchased under resale agreements, decreased during 1997, from $44.3 million during 1996 to $33.5 million, a decrease of $10.8 million, or 24%. This activity is in keeping with management's intent to increase the percentage of loans in the total asset mix while maintaining strong credit quality standards.

TABLE 1
                  CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
                    INTEREST INCOME/EXPENSE AND YIELDS/RATES
                             (DOLLARS IN THOUSANDS)

FULLY TAXABLE EQUIVALENT

                                                  YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------------------------
                                   1997                     1996                     1995
                          ------------------------ ------------------------ ------------------------
                          AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD/
                          BALANCES  EXPENSE  RATE  BALANCES  EXPENSE  RATE  BALANCES  EXPENSE  RATE
                          --------  ------- ------ --------  ------- ------ --------  ------- ------
         ASSETS
INTEREST EARNING ASSETS
Commercial loans........  $146,341  $13,412  9.17% $120,031  $11,328  9.44% $ 92,620  $ 9,615 10.38%
Real estate loans.......    88,341    8,728  9.88%   63,285    6,300  9.96%   45,580    4,840 10.62%
Consumer loans..........    15,558    1,499  9.64%   12,736    1,210  9.50%   12,163      853  7.01%
Securities available-
 for-sale(1)(2).........    95,885    6,162  6.43%   73,722    4,716  6.40%   41,599    2,657  6.39%
Securities held-to-
 maturity(2)............    78,907    4,625  5.86%   63,508    3,397  5.35%   66,208    3,525  5.32%
Federal funds sold and
 securities with resale
 agreements.............    33,501    1,860  5.55%   44,339    2,389  5.39%   16,799      974  5.80%
                          --------  -------  ----  --------  -------  ----  --------  ------- -----
 Total interest earning
  assets................   458,533  $36,286  7.91%  377,621  $29,340  7.77%  274,969  $22,464  8.17%
Cash and due from
 banks..................    19,903                   19,232                   12,924
Other assets(1).........    12,381                   10,893                    8,065
Allowance for loan
 losses.................    (3,975)                  (3,847)                  (3,218)
                          --------                 --------                 --------
 Total Average Assets...  $486,842                 $403,899                 $292,740
                          ========                 ========                 ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
INTEREST BEARING
 LIABILITIES
DEPOSITS
Money manager accounts..  $ 26,190  $   522  1.99% $ 28,161  $   614  2.18% $ 22,446  $   524  2.33%
Money market accounts...   110,533    4,019  3.64%  108,674    3,966  3.65%   81,719    3,016  3.69%
Savings accounts........     3,429       91  2.66%    3,658       98  2.69%    3,952      114  2.88%
Certificates less than
 $100,000...............    14,575      681  4.67%   15,605      785  5.03%   15,031      798  5.31%
Certificates of $100,000
 and over...............    95,242    4,950  5.20%   60,961    3,133  5.14%   45,394    2,511  5.53%
                          --------  -------  ----  --------  -------  ----  --------  ------- -----
 Total deposits.........   249,969   10,263  4.11%  217,059    8,596  3.96%  168,542    6,963  4.13%
                          --------  -------  ----  --------  -------  ----  --------  ------- -----
Federal funds purchased
 and repurchase
 agreements.............    94,891    4,072  4.29%   58,040    2,454  4.23%   31,682    1,218  3.85%
                          --------  -------  ----  --------  -------  ----  --------  ------- -----
Total interest bearing
 liabilities............   344,860   14,335  4.16%  275,099   11,050  4.02%  200,224    8,181  4.09%
Non-interest bearing
 deposits...............   102,508                   97,045                   66,941
Other liabilities.......     4,418                    3,258                    1,839
Stockholders'
 equity(1)..............    35,056                   28,497                   23,736
                          --------                 --------                 --------
 Total Average
  Liabilities and
  Stockholders' Equity..  $486,842                 $403,899                 $292,740
                          ========                 ========                 ========
Net interest
 income/spread..........  $ 21,951           3.75% $ 18,290           3.75% $ 14,283           4.08%
                          ========           ====  ========           ====  ========          =====
Net interest margin on
 earning assets.........                     4.79%                    4.84%                    5.19%
                                             ====                     ====                    =====

--------
(1) Excludes adjustments for unrealized gains (losses) on securities available-for-sale
(2) Yields stated on a tax equivalent basis

  Loans. Management monitors the mix of earning assets on a continuous basis in an effort to react to interest rate movements and to maximize return on earning assets. As noted, management's focus in 1997 was to achieve growth in Franklin's loan portfolio and maintain or improve the credit quality of the portfolio while meeting the credit needs of the local business community. Franklin's loan origination volume increased significantly in 1997; it not only offset loan repayment activity, but also increased average loan balances so that average loans for 1997 improved to 55% of total average earning assets as compared to 52% in 1996.

  The commercial loan portfolio increased $43.8 million, or 31%, from $140.5 million on December 31, 1996 to $184.4 million on December 31, 1997 and represents the largest component of total gross loans at 61%. The real estate loan portfolio experienced almost the same rate of growth at 29%, increasing $23 million from $78.1 million on December 31, 1996 to $101.1 million on December 31, 1997. The commercial real estate portion of the real estate portfolio experienced the largest volume increase from 1996 levels, $15.1 million, or 34%, while residential mortgages increased $11.8 million, or 63%. Only the construction and development loan portfolio decreased during 1997 from $15.2 million to $11.3 million, a decline of 26%. The real estate loan portfolio, representing 34% of total gross loans, was Franklin's highest yielding asset at 9.88% for 1997. Franklin's consumer loan portfolio increased $1 million during 1997 from $14.3 million to $15.3 million, an increase of 7%. Table 2 details Franklin's loan portfolio distribution at the end of each of the last five years.

TABLE 2

LOANS
(DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                              ------------------------------------------------
                                1997      1996      1995      1994      1993
                              --------  --------  --------  --------  --------
Real Estate
  Commercial................. $ 59,278  $ 44,136  $ 26,818  $ 24,255  $  8,166
  Construction and
   development...............   11,336    15,243     9,394     4,799     4,142
  Residential mortgage.......   30,571    18,768    20,638     3,025     1,622
                              --------  --------  --------  --------  --------
    Total....................  101,185    78,147    56,850    32,079    13,930
Commercial and Industrial....  184,360   140,544   111,110    88,759    71,841
Consumer.....................   15,372    14,326    14,083     5,074     6,131
                              --------  --------  --------  --------  --------
                               300,917   233,017   182,043   125,912    91,902
Unearned income..............     (476)     (436)     (393)     (217)     (101)
                              --------  --------  --------  --------  --------
Loans, net of unearned
 income...................... $300,441  $232,581  $181,650  $125,695  $ 91,801
                              ========  ========  ========  ========  ========

  In an effort to mitigate the impact of changes in interest rates on earnings, management's strategic plan focuses on funding adjustable rate loans. However, due to 1997's declining interest rate environment, competitive market pressures and an increase in the demand for fixed rate loans, Franklin's adjustable rate loans increased $32 million, from $175 million at December 31, 1996 to $207 million at December 31, 1997, while fixed rate loans increased $36 million, from $58 million at December 31, 1996 to $94 million at December 31, 1997. Franklin's adjustable rate loan portfolio is still at a high level, comprising 70% of Franklin's total average loan portfolio in 1997 as compared to 74% in 1996. Management intends to continue to seek adjustable rate loan opportunities to protect FNB from being adversely impacted by fluctuating interest rate environments, but will also continue to seek fixed rate loans of moderate duration that meet Franklin's credit quality standards.

  1996 was also a year of significant loan growth for Franklin. Loans outstanding at December 31, 1996 were $232.6 million, an increase of $51 million, or 28%, over year end 1995 loan balances of $181.6 million. Average loans increased $45.7 million, or 30%, compared to 1995 levels, with the largest rate of increase occurring in the real estate portfolio. Management's focus in 1996 was to achieve asset growth through the loan portfolio while meeting the credit needs of Franklin's expanding community.

  The internal controls, systems and procedures put in place in an effort to insure support for growth are continuously monitored and strengthened where necessary. It is on this foundation that management achieved its loan growth in 1996 and 1997. Management intends to continue to enhance and strengthen this foundation to provide the support for future expansion and growth.

  Asset Quality. While total loans increased significantly in 1997, overall credit quality ratios continue to be strong. Non-performing loans are 0.35% of total loans and Franklin holds no foreclosed property. This compares to non-performing loans at December 31, 1996 of 0.39% of total loans. Management believes that efforts to strengthen credit administration policies, procedures and controls have been productive and have permitted Franklin to grow its loan portfolio significantly without impairing credit quality.

  Non-performing loans increased slightly to $1 million at December 31, 1997, as compared to $908 thousand one year ago. Table 3 details non-performing loans as of the end of each of the last five years. All non-performing loans at December 31, 1997 are considered impaired. Additional information regarding the accounting for impaired loans can be found in Note 5 of the consolidated financial statements. Loans 90 days or more past due and still accruing interest remained low at $149 thousand at December 31, 1997 as compared to $128 thousand as of December 31, 1996. Loans past due over 30 days, including non-performing loans, were $4.7 million, which represents 1.56% of total loans at December 31, 1997, as compared to $2.8 million or 1.23% of total loans at December 31, 1996.

TABLE 3

NON-PERFORMING LOAN ANALYSIS
(DOLLARS IN THOUSANDS)

                                                        DECEMBER 31,
                                              --------------------------------
                                               1997   1996   1995  1994  1993
                                              ------ ------ ------ ---- ------
Non-performing loans......................... $1,047 $  908 $1,594 $521 $1,129
Accruing loans 90 days past due..............    149    128     44  --     --
                                              ------ ------ ------ ---- ------
    Total.................................... $1,196 $1,036 $1,638 $521 $1,129
                                              ====== ====== ====== ==== ======
Income that would have been recorded in
 accordance with original terms.............. $   79 $   80 $   75 $ 55 $  153
Income actually recorded.....................     22     15     46    5      4
                                              ------ ------ ------ ---- ------
    Loss of income........................... $   57 $   65 $   29 $ 50 $  149
                                              ====== ====== ====== ==== ======

  Franklin experienced net loan charge-offs of $134 thousand in 1997 as compared to net recoveries of $372 thousand and $279 thousand in 1996 and 1995, respectively. Total loans charged-off in 1997 declined to $382 thousand as compared to $509 thousand and $370 thousand in 1996 and 1995, respectively. Total recoveries for 1997 were $248 thousand, representing collections on loans charged-off in prior years. This compares to recoveries of $881 thousand and $649 thousand in 1996 and 1995, respectively. Recoveries have slowed as successful efforts have been realized where possible on loans that were previously charged-off, while current year charge-offs have remained at low levels. Table 4 summarizes Franklin's loan loss experience for each of the last five years.

  The allowance for loan losses of $4.2 million at December 31, 1997 represents 1.4% of total loans, compared to $3.8 million, or 1.7% of total loans, at December 31, 1996. Franklin's loan loss allowance to non-performing loans ratio remains strong at 400% on December 31, 1997 down slightly from 423% at December 31, 1996. As of December 31, 1997, the allowance for loan losses is deemed to be more than adequate based on management's analysis and overall methodology for measuring the adequacy of the allowance. Management believes it has the processes in place to sustain this high level of credit quality as Franklin continues to expand.

  Table 4 presents an allocation of the allowance for loan losses to significant loan categories as of the end of each of the last five years.

TABLE 4

ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)

                                     1997    1996     1995     1994     1993
                                    ------  ------   ------   -------  -------
BALANCE, JANUARY 1................  $3,842  $3,443   $2,404   $ 2,110  $ 2,653
Allowance of acquired bank........     --      --       579       --       --
Charge-offs:
  Real Estate.....................     --      (54)    (145)      --       (50)
  Commercial......................    (345)   (274)    (198)     (268)  (1,428)
  Consumer........................     (37)   (181)     (27)      (23)    (284)
                                    ------  ------   ------   -------  -------
    Total.........................    (382)   (509)    (370)     (291)  (1,762)
                                    ------  ------   ------   -------  -------
Recoveries:
  Real Estate.....................     107     106      --        --       --
  Commercial......................     131     765      625       194      103
  Consumer........................      10      10       24        26       35
                                    ------  ------   ------   -------  -------
    Total.........................     248     881      649       220      138
                                    ------  ------   ------   -------  -------
Net (charge-offs) recoveries......    (134)    372      279       (71)  (1,624)
Provision for loan losses.........     484      27      181       365    1,081
                                    ------  ------   ------   -------  -------
BALANCE, DECEMBER 31..............  $4,192  $3,842   $3,443   $ 2,404  $ 2,110
                                    ======  ======   ======   =======  =======
Net charge-offs to average loans..     0.1%   (0.2)%   (0.2)%     0.0%     1.8%
Allowance for loan losses to
 period end loans.................     1.4%    1.7 %    1.9 %     1.9%     2.3%

ALLOCATIONS OF THE ALLOWANCE FOR LOAN LOSSES TO MAJOR LOAN CATEGORIES AS OF DECEMBER 31 ARE AS FOLLOWS:

                                               1997   1996   1995   1994   1993
                                              ------ ------ ------ ------ ------
Real Estate.................................. $  932 $  860 $  609 $  335 $  368
Commercial...................................  2,636  1,952  2,453  1,498  1,297
Consumer.....................................    376    162    102    116    130
Unallocated..................................    248    868    279    455    315
                                              ------ ------ ------ ------ ------
    Total.................................... $4,192 $3,842 $3,443 $2,404 $2,110
                                              ====== ====== ====== ====== ======

  The provision for loan losses is the annual cost of providing an allowance or reserve for anticipated future losses on loans. Management deemed it prudent to increase the provision for loan losses during 1997 due to the significant increase in total loans rather than to any known deterioration in asset quality. Provisions for 1997 were $484 thousand as compared to $27 thousand and $181 thousand for 1996 and 1995, respectively.

  Securities. Franklin purchases securities from time to time to serve as a source of liquidity, to assist in the management of interest rate sensitivity and to augment net interest income. Securities, consisting of U.S. treasuries and obligations of agencies and states and political subdivisions, were $179.4 million at December 31,

1997 compared to $164.1 million at year end 1996. Securities of states and political subdivisions were added to the portfolio in the latter part of 1996 and increased by $16 million during 1997 in order to alleviate some of the impact of income tax expenses on net earnings.

  Securities additions in 1997 were made primarily in the securities held-to-maturity portfolio as management deemed the available-for sale portfolio, at $96.9 million, more than adequate to insure liquidity for anticipated future loan growth or deposit withdrawals. The average maturity of the total securities portfolio decreased to 38 months at December 31, 1997 from 47 months at December 31, 1996. The total tax equivalent yield on the securities portfolio increased to 6.17% for 1997 as compared to 5.91% for 1996 primarily due to the addition of securities of states and political subdivisions.

  During 1996, the securities portfolio grew $55 million, or 50%, from $109.1 million at December 31, 1995 to $164.1 million at December 31, 1996. This growth rate was due to 1996's significant deposit growth of $124 million exceeding 1996 loan growth of $51 million, necessitating the growth of available-for-sale securities to insure future liquidity. The average maturity of the total securities portfolio increased slightly to 47 months at December 31, 1996 from 41 months at December 31, 1995.

  Franklin maintains a securities available-for-sale portfolio, comprising 54% of total securities as of December 31, 1997, which may be used to meet liquidity or asset/liability management needs. These securities are carried at fair value with unrealized gains or losses, net of tax, recorded as a separate component of stockholders' equity. At December 31, 1997, securities available-for-sale had an aggregate amortized cost of $96.2 million and a fair value of $96.9 million. At December 31, 1996, securities available-for-sale had an aggregate amortized cost of $97.6 million and a fair value of $97.2 million.

  The balance of Franklin's securities have been designated securities held-to-maturity and are recorded at amortized cost, which at December 31, 1997 was $82.5 million with a fair value of $82.1 million. At December 31, 1996, securities held-to-maturity had an aggregate amortized cost of $67 million and a fair value of $65.4 million. Management has the positive intent and ability to continue to hold the securities designated held-to-maturity to their maturity dates.

  All securities have fixed maturities and exhibit no permanent impairments. Table 6 details the maturities of Franklin's securities portfolios as of December 31, 1997.

  Liquidity Management and Funding. Liquidity is a company's ability to maintain sufficient cash flows to fund operations and meet existing and future obligations, including loan commitments, maturing liabilities and depositors' withdrawals. The asset portion of the balance sheet provides liquidity through Federal funds sold, securities purchased under resale agreements and maturities and repayments of loans and securities. Liability liquidity is provided through Franklin's ability to attract and maintain sufficient deposits and to access available funding markets. Franklin maintains levels of liquidity that it considers adequate to meet its current needs and has structured loan and security maturities to cover projected future needs. Loan and security maturities as of December 31, 1997 are set forth in Tables 5 and 6.

TABLE 5

LOAN MATURITY ANALYSIS
(DOLLARS IN THOUSANDS)

                                                 DECEMBER 31, 1997
                                   ---------------------------------------------
                                                    1-
                                   WITHIN 1 YEAR 5 YEARS  AFTER 5 YEARS  TOTAL
                                   ------------- -------- ------------- --------
Real Estate.......................   $ 30,018    $ 64,935    $ 6,232    $101,185
Commercial........................     93,845      77,576     12,939     184,360
Consumer..........................      6,995       7,805        572      15,372
                                     --------    --------    -------    --------
    Total.........................   $130,858    $150,316    $19,743    $300,917
                                     ========    ========    =======    ========

SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES
LOANS DUE AFTER ONE YEAR
Fixed interest rate.................................. $ 58,234 $ 5,847 $ 64,081
Adjustable interest rate.............................   92,082  13,896  105,978
                                                      -------- ------- --------
    Total............................................ $150,316 $19,743 $170,059
                                                      ======== ======= ========

TABLE 6

SECURITIES MATURITY ANALYSIS
(DOLLARS IN THOUSANDS)

                                                  DECEMBER 31, 1997
                         -------------------------------------------------------------------
                          WITHIN 1 YEAR      1-5 YEARS        5-10 YEARS     OVER 10 YEARS
                         ---------------- ---------------- ---------------- ----------------
                         AMOUNT  YIELD(1) AMOUNT  YIELD(1) AMOUNT  YIELD(1) AMOUNT  YIELD(1)
                         ------- -------- ------- -------- ------- -------- ------- --------
AVAILABLE-FOR-SALE
U.S. treasury
 securities............. $   --     --    $18,773   6.46%  $     5   8.24%  $   --     --
U.S. government
 agencies...............   5,101   6.29%   39,213   6.36%   12,698   6.48%      --     --
Step-up and structured
 notes..................     --     --      5,950   5.63%      --     --        --     --
States and political
 subdivisions(2)........     --     --      1,715   6.59%    8,398   6.63%      --     --
Mortgage-backed
 securities.............      61   8.08%      855   5.36%      --     --      1,210   6.46%
                         -------   ----   -------   ----   -------   ----   -------   ----
                         $ 5,162   6.31%  $66,506   6.32%  $21,101   6.52%  $ 1,210   6.46%
HELD-TO-MATURITY
U.S. treasury
 securities............. $12,989   5.08%  $ 2,971   6.51%  $   --     --    $   --     --
U.S. government
 agencies...............   1,996   5.22%    3,481   6.88%    9,949   6.68%      --     --
States and political
 subdivisions(2)........     --     --     10,245   6.69%    7,277   6.92%      --     --
Mortgage-backed
 securities.............   2,044   5.00%   16,228   5.28%    2,154   5.64%   13,124   6.07%
                         -------   ----   -------   ----   -------   ----   -------   ----
                         $17,029   5.09%  $32,925   6.00%  $19,380   6.65%  $13,124   6.07%
                         =======   ====   =======   ====   =======   ====   =======   ====

--------
(1)  Yields are based on amortized cost
(2)  Yields are included on a taxable-equivalent basis using a 34% tax rate

  Franklin's liquidity needs have been met primarily through growth of stable deposit relationships. Franklin's deposit base grew 30% in 1997, with total deposits and customer repurchase agreements at $603.5 million at December 31, 1997 compared to $462.5 million one year previously. Franklin experienced a large surge in deposits during the fourth quarter of 1997, with total customer deposits increasing by approximately $110 million. That increase accounts for the significant holdings of cash and cash equivalents at year-end of approximately $160 million. Franklin has experienced this type of year-end growth in prior years and management has deemed it prudent to assure sufficient liquidity for withdrawals by investing these funds in short-term investments until the stability of these funds is assured.

  Average customer deposits and customer repurchase agreements have grown steadily over the last three years; from $267.2 million during 1995, to $372.1 million during 1996, to $446.8 million during 1997, exhibiting growth rates of 39% and 20%, respectively. This continued rate of deposit growth has provided the funding for Franklin's asset growth without requiring Franklin to access its available borrowing capabilities. Franklin maintains borrowing lines with the Federal Home Loan Bank of Atlanta and a number of larger regional banking institutions.

  Management attributes Franklin's dramatic increase in total funding primarily to the local corporate community's desire to bank with a responsive, locally-managed bank. With so many other investment alternatives available to depositors, Franklin's ability to continue deposit growth during 1997's competitive financial services environment, speaks to FNB's ability to service customers' needs and retain core deposit relationships. With the 29% growth in loans during 1997, totaling $67.9 million, deposit growth lagged slightly, growing by $64.4 million, resulting in Franklin's loan to deposit ratio, a key measure of liquidity, increasing from 64% on December 31, 1996 to 70% on December 31, 1997. In the opinion of management, nearly all of the customer repurchase agreements represent stable deposit relationships. If added to deposits, Franklin's liquidity ratio would be 50% as of both December 31, 1997 and 1996. In management's view, these ratios indicate that Franklin is well positioned to fund future liquidity needs. At December 31, 1997, cash, cash equivalents and securities available-for-sale represent 40% of total assets and 42% of total liabilities.

  Market Risk Management. The effective management of market risk is essential to achieving Franklin's financial goals. As a financial institution, Franklin's primary market risk exposure is interest rate risk. The nature of the banking business, which involves paying interest on deposits at varying rates and terms and charging interest on loans at other rates and terms, creates interest rate risk. As a result, earnings are subject to fluctuations that arise due to changes in the level and direction of interest rates. Management's objective is to minimize this risk.

  Measuring and managing interest rate risk is a dynamic process that is performed regularly as a component of management's analysis of the impact on earnings of changes in asset and liability portfolios. Management does not attempt to anticipate changes in interest rates. Its principal objective is to maintain interest margins in periods of both rising and falling rates.

  Franklin's objective is to reduce the sensitivity of its earnings to interest rate fluctuations by diversifying its sources of funds, controlling its mix of adjustable and fixed rate assets, improving the ratio of earning assets to interest bearing liabilities and planning the maturities of its assets and liabilities. Board and management asset/liability committees monitor both the liquidity and interest rate sensitivity of FNB on a continuing basis.

  As of December 31, 1997, Franklin's interest sensitive liabilities exceeded interest sensitive assets within a one-year period by approximately 4% of assets. This is a relatively low percentage, indicating Franklin is almost neutrally positioned with slightly more liabilities than assets subject to repricing over the next twelve months. This gap represents a position at one particular point in time and assumes that assets and liabilities with similar re-pricing characteristics will reprice to the same degree. Such a static gap position is not necessarily indicative of the impact on earnings of changes in interest rates.

  Such traditional interest sensitivity gap analyses alone do not adequately measure an institution's exposure to changes in interest rates because gap models are not sensitive to changes in the relationship between interest rates charged or paid and do not incorporate balance sheet trends and management actions. Each of these factors can affect an institution's earnings. Accordingly, in addition to performing gap analysis, management also evaluates the impact of different interest rates on net interest income using an earnings simulation model. The model incorporates the factors not captured by gap analysis by projecting income over a twelve-month horizon under a variety of interest rate scenarios.

  Under simulation modeling scenarios, Franklin's net interest income would improve with rising interest rates primarily due to the magnitude of Franklin's adjustable rate loan portfolio. Franklin's loan portfolio, 70% of which consists of adjustable rate loans, provides significant protection during periods of rising interest rates. Management uses the securities portfolio, which consists of only 11% floating rate securities and is of longer duration, to provide stability during periods of falling interest rates.

  Franklin's deposit base is structured comparably to its asset base, with significant deposits subject to fluctuations in interest rates. During 1997, management had the ability to reset the rates paid on 65% of its total average interest bearing liabilities as required to react to changes in market interest rates. Time deposits, issued with fixed maturity dates, represented 35% of total average interest bearing liabilities during 1997. At December 31, 1997, only 8% of total time deposits had maturities of over twelve months.

  While financial institutions may enter into agreements that provide interest rate risk protection, Franklin's management believes effective interest rate sensitivity management can best be achieved through careful monitoring and redeployment of its underlying assets and liabilities. FNB has never engaged in interest rate futures or options transactions or interest rate swap agreements and has no current intent to do so in the future.

  Capital Adequacy. Management believes that a strong equity position is critical for any financial institution to compete effectively in today's market. Stockholders' equity provides a source of permanent funding, allows for future growth and assists FNB in withstanding unforeseen adverse developments. Over the last three years, Franklin's increasing profitability has continued to contribute to an improvement in its capital base. Franklin's stockholders' equity stood at $39.3 million at December 31, 1997 as compared to $31.9 million and $26.4 million as of December 31, 1996 and 1995, respectively.

  The growth in stockholders' equity in 1997 is the result of 1997's strong earnings of $6 million, new shares issued through Franklin's stock option plans, which resulted in additional equity of approximately $768 thousand, and a change in unrealized gains and losses on securities available-for-sale from a loss of $204 thousand at December 31, 1996 to a gain of $450 thousand at December 31, 1997.

  The growth in stockholders' equity in 1996 was attributable to $4.5 million in earnings and $1.3 million from shares issued through Franklin's stock option plans and a limited offering of 125,000 non-registered, restricted shares of common stock. The increase in equity was partially offset by the reduction in unrealized gains on securities available-for-sale of $347 thousand.

  Franklin is well capitalized as evidenced by its capital ratios at December 31, 1997. Franklin maintained leverage and risk-based capital ratios of 7.73% and 11.92%, respectively, as compared to 7.62% and 13.00% as of December 31, 1996. The increase in the leverage ratio is attributable to the increase in Franklin's Tier I capital due to the retention of earnings. The decline in the risk-based capital ratio is due to the increase in loans outstanding as of December 31, 1997, which carry a higher regulatory risk rating than other asset types, such as securities or Federal funds sold.

  Capital remains well above the minimum regulatory requirements of 4% and 8%, respectively, for leverage and risk-based capital. This strong capital base allows Franklin to take advantage of profitable business opportunities while helping to protect it against the risks inherent in the banking industry.

  Net Interest Income. Net interest income is Franklin's primary source of earnings and represents the margin or spread between interest and amortized fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and composition changes in earning assets and interest bearing liabilities affect net interest income.

  Net interest income on a fully taxable equivalent ("FTE") basis for 1997 was $22 million, an increase of $3.7 million, or 20%, over 1996's net interest income of $18.3 million. This growth is attributable to volume increases in total average earning assets of $80.9 million during 1997 compared to increases of $69.8 million in total average interest-bearing liabilities over the same period.

  Tables 1 and 7 illustrate the effects of volume and interest rate changes on net interest income. The increase of $6.9 million in total FTE interest income from $29.3 million in 1996 to $36.2 million in 1997 is entirely attributable to volume increases in interest earning assets. Volume increases occurred in every earning asset type, with the exception of Federal funds sold and securities purchased under resale agreements. Interest rate declines in commercial and real estate loans, caused by competitive market pressures, were offset by rate increases in securities and Federal funds sold and other short-term investments.

  The $3.3 million increase in total interest expense from $11 million in 1996 to $14.3 million in 1997 was also related to volume increases in interest bearing liabilities, with significant increases in certificates of deposit of $100,000 and over and customer repurchase agreements. These two account types also accounted for the only rate increases among interest bearing liabilities, again due to competitive market pressures.

  Net interest income for 1996 at $18.3 million was an increase of $4 million, or 28%, over 1995's net interest income of $14.3 million. That increase was also attributable to average earning assets increasing $102.7 million while average interest bearing liabilities increased to a lesser extent, $74.9 million, over the same period.

  Expressed as a percentage of average earning assets, Franklin's net interest margin for 1997 decreased to 4.79% from 4.84% in 1996. The decrease in margin is due to the growth in Franklin's highest-cost deposit types, certificates of deposit and customer repurchase agreements, which also were at increasing rates while the increase in earning assets occurred in loans at declining yields.

  In 1996, Franklin's net interest margin decreased to 4.84% from 5.19% in 1995. That decrease was the result of 1996's growth in customer deposits and repurchase agreements outpacing the growth in loans. Excess funds were invested in lower yielding assets, such as securities and Federal funds sold, thereby reducing the overall net interest margin.

TABLE 7

A SUMMARY OF THE CHANGE IN INTEREST EARNED AND INTEREST PAID RESULTING FROM CHANGES IN VOLUMES AND RATES
(DOLLARS IN THOUSANDS)

                                        YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------
                             1997 COMPARED TO 1996     1996 COMPARED TO 1995
                           -------------------------  ------------------------
FULLY TAXABLE EQUIVALENT         CHANGE DUE TO             CHANGE DUE TO
------------------------   -------------------------  ------------------------
                           VOLUME (1) RATE(1) TOTAL   VOLUME(1) RATE(1) TOTAL
                           ---------- ------- ------  --------- ------- ------
INTEREST INCOME(2)
Commercial loans.........    $2,418    $(334) $2,084   $2,648    $(935) $1,713
Real estate loans........     2,477      (49)  2,428    1,779     (319)  1,460
Consumer loans...........       272       17     289       42      315     357
Securities available-for-
 sale(3).................     1,424       22   1,446    2,055        4   2,059
Securities held-to-
 maturity(3).............       954      274   1,228     (145)      17    (128)
Federal funds sold and
 securities with resale
 agreements..............      (600)      71    (529)   1,488      (73)  1,415
                             ------    -----  ------   ------    -----  ------
    Total interest
     income..............    $6,945    $   1  $6,946   $7,867    $(991) $6,876
                             ======    =====  ======   ======    =====  ======
INTEREST EXPENSE
DEPOSITS
Money manager accounts...    $  (59)   $ (33) $  (92)  $  126    $ (36) $   90
Money market accounts....        68      (15)     53      984      (34)    950
Savings accounts.........        (6)      (1)     (7)      (8)      (8)    (16)
Certificates less than
 $100,000................       (99)      (5)   (104)      30      (43)    (13)
Certificates of $100,000
 and over................     1,782       35   1,817      811     (189)    622
                             ------    -----  ------   ------    -----  ------
    Total deposits.......     1,686      (19)  1,667    1,943     (310)  1,633
                             ------    -----  ------   ------    -----  ------
Federal funds purchased
 and repurchase
 agreements..............     1,581       37   1,618    1,104      132   1,236
                             ------    -----  ------   ------    -----  ------
Total interest expense...    $3,267    $  18  $3,285   $3,047    $(178) $2,869
                             ------    -----  ------   ------    -----  ------
Net interest income......    $3,678    $ (17) $3,661   $4,820    $(813) $4,007
                             ======    =====  ======   ======    =====  ======

--------
(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.
(2) Non-accrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(3)  Yields are stated on a tax equivalent basis.

  Non-interest Income. During 1997, total non-interest income increased by $677 thousand, or 38%, to $2.4 million from $1.8 million in 1996. Excluding securities gains, non-interest income increased $659 thousand from $1.7 million in 1996 to $2.4 million in 1997, also an increase of 38%. Approximately $316 thousand, or 47%, of that increase is due to service charges and other fees generated from the increased volume of deposit accounts and a 33% increase in Franklin's ATM facilities. The remaining increase of $361 thousand is the result of expanding fee based products introduced in 1996, such as foreign exchange which increased its annual fees generated by 222% to $221 thousand since the department's inception in September, 1996. Fees generated from increased loan activity rose by 30% to $395 thousand for 1997 as compared to $303 thousand for 1996.

  Net securities gains were $49 thousand in 1997 compared to $31 thousand in 1996. The sales activity in 1997 and 1996 was transacted to take advantage of changes in market interest rates and other general asset and liability management considerations.

  Non-interest income increased 21% in 1996, from $1.5 million in 1995 to $1.8 million in 1996. Excluding securities gains, non-interest income increased $332 thousand, or 24%, from $1.4 million in 1995 to $1.7 million in 1996. This improvement was due to the increased volume of both loan and deposit accounts as well as the introduction of new fee based products and bringing certain fee income producing services, such as payroll processing, in-house.

  Non-interest Expense. While achieving significant asset growth of 30%, with loans increasing 29% and customer deposits and repurchase agreements increasing 30%, and improving information delivery services to customers through image processing and image statements and the introduction of PC banking, Franklin was able to contain total non-interest expense growth to 10%. Management's focus on the containment of overhead expenses, while significantly increasing both net and non-interest income, accounts for the improvement in Franklin's productivity ratio which was 63% in both 1995 and 1996 and improved to 58% in 1997.

  Employee related costs, occupancy and other overhead expenses totalled $13.9 million for 1997, as compared to $12.7 million for 1996. The largest component of non-interest expense, compensation and employee benefits, grew by $832 thousand, or 13%, from $6.5 million in 1996 to $7.3 million in 1997, as Franklin provided for qualified, experienced personnel necessary to continue to provide operational support to FNB's growing customer base and implemented new products and services. This increase in compensation expense accounted for 66% of the 1997 increase in non-interest expense.

  Franklin's occupancy and furniture and equipment expense increased by $406 thousand, or 16%, from $2.6 million in 1996 to $3 million in 1997. This increase is due to the technology improvements made during 1997 to improve Franklin's product delivery system and properly manage our transaction volume growth. The increase in all other non-interest expense for 1997 was minimal at only $25 thousand, or less than 1%.

  Non-interest expense increased 28% to $12.7 million in 1996 from $9.9 million in 1995. Compensation and employee benefits increased $1.6 million, or 33%, to $6.5 million in 1996 from $4.9 million in 1995. The additional expense was incurred to staff two new branches, Tysons Corner and Bethesda, and to employ qualified, experienced personnel to continue to provide operational support to FNB's growing customer base. This increase in compensation expense accounted for 57% of 1996's increase in non-interest expense. Franklin's occupancy and furniture and equipment expense increased $668 thousand, or 35%, from $1.9 million in 1995 to $2.6 million in 1996. That increase was also due to the branch expansion and the technology improvements made to enhance product delivery services. The increase in other non-interest expense for 1996 was $530 thousand, or 17%, from $3.1 million in 1995 to $3.6 million in 1996. That increase was primarily due to technology and data processing enhancements, as well as Franklin's increased commitment as sponsor of the Franklin National Bank Classic.

  Impact of the Year 2000 Issue. The Year 2000 issue has arisen as the result of computer programs that use two digits rather than four to define the applicable year. Any computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions.

  Franklin currently uses a third party processor for the majority of its data processing requirements. Franklin is working with this servicer as well as with all of Franklin's other significant suppliers of data processing software and hardware to identify and implement solutions for areas of concern. Franklin currently believes that timely modifications to existing software and/or hardware will successfully address the Year 2000 issue.

  Franklin will use both internal and external resources to reprogram or replace, where necessary, and test the software for Year 2000 modifications. Franklin plans to complete the Year 2000 project by December 31, 1998. The total cost of the Year 2000 project is not expected to exceed $100 thousand and is not expected to have a material effect on the results of operations.

  The costs of the project and the date on which Franklin plans to complete Year 2000 modifications are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The acquisition of Franklin by BB&T is not expected to materially change Franklin's cost estimates or time frame for addressing the Year 2000 issue. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

  Income Taxes. Franklin's provision for income taxes includes both federal and local income taxes. The increase in income tax expense to $3.6 million for 1997, from $2.9 million in 1996 and $2.3 million in 1995, is attributable to the significant increase in Franklin's net income and the annual limitations placed on the utilization of Franklin's available tax loss carryforwards. Franklin's effective tax rate for 1997 was 37% compared to 39% for 1996. A reconciliation of the effective tax rate to the 1997 federal statutory rate of 34% can be found in Note 10 of the consolidated financial statements.

  1998 Outlook. 1998 will be a year of change and increased opportunities for Franklin. Franklin's acquisition by BB&T will provide an affiliation with a larger financial institution that has more advanced technology and delivery systems to provide the expanded products and services sought by our existing customers and prospective new customers. This partnership is expected to provide a compatibility of cultures with a strong belief in local decision-making and the effective servicing of customer needs with local staff. Management intends to expand Franklin's presence in the metropolitan Washington area under the BB&T name.

  BB&T hopes to accomplish its goal of expanding its presence in Virginia and extending its market into the District of Columbia and suburban Maryland will be accomplished by utilizing the knowledge and expertise of Franklin's current management team, directors, advisory board members and staff. Management intends to offer BB&T's broader array of products and services such as mortgage lending, leasing, factoring, insurance, trust and investment products, credit cards and enhanced international banking capabilities to both existing and prospective Franklin customers.

  Franklin expects to have the opportunity and BB&T plans to offer the financial strength, technological support and broad array of financial service products to truly serve the needs of local consumers and businesses within the metropolitan Washington community.

 Quarters Ended March 31, 1998 and 1997

  Financial Summary. Net income for the three months ended March 31, 1998, increased by 25% to $1.72 million or $0.24 per share compared to $1.38 million or $0.20 per share for the same period in 1997. Returns on average assets and average equity for the first quarter of 1998 were 1.16% and 17.27%, respectively, compared to 1.21% and 17.30% for the same period in 1997.

  Contributing to the increase in earnings for the first quarter of 1998 were improvements in net interest income and growth in service charges and other fees. The earnings improvement was partially offset by increases in loan loss provisions, compensation and other non-interest expenses and income tax expenses.

  Franklin's total assets increased to $659 million at March 31, 1998 compared to $647 million at December 31, 1997, an increase of $12 million or 2%. In prior years, Franklin's assets have typically declined slightly during the first quarter after experiencing a significant increase during the fourth quarter of the preceding year. However, in 1998, Franklin was able to sustain and improve slightly on its 1997 fourth quarter asset growth which totalled approximately $140 million. As compared to March 31, 1997, total assets increased 36% from $485 million to $659 million.

  The increase in assets during the first quarter of 1998 occurred primarily in the loan and securities portfolios. Loans outstanding at March 31, 1998 totaled $307 million, a 2% increase over loans at year end 1997 of $300 million. Franklin's loan to deposit ratio, a key measure of liquidity, remains conservative at 71% as compared to 70% on December 31, 1997. In the opinion of management, nearly all of the customer repurchase agreements represent stable deposit relationships. If added to deposits, Franklin's liquidity ratio would be 50% as of both March 31, 1998 and December 31, 1997. In management's view, these ratios indicate that Franklin is well positioned to fund future liquidity needs.

  Total securities were $190 million as of March 31, 1998, an increase of $11 million, or 6%, over total securities of $179 million at December 31, 1997. Additions were made almost equally in the available-for-sale and the held-to-maturity securities portfolios.

  Total deposits and customer repurchase agreements were $610 million at March 31, 1998 compared to $604 million at December 31, 1997, representing an increase of 1%. Franklin's deposit mix at March 31, 1998 included $133 million in non-interest bearing deposits, representing 22% of total deposits and customer repurchase agreements, as compared to 23% at December 31, 1997.

  Stockholders' equity at March 31, 1998 totaled $43 million compared to $39 million at December 31, 1997. Book value per share of common stock on March 31, 1998 was $6.25 per share compared to $5.92 per share at December 31, 1997. The increase in equity was attributable to the retention of earnings and new shares issued through Franklin's stock option plans.

  Earnings Analysis. Net interest income is Franklin's primary source of earnings and represents the difference between interest and amortized fee income generated from earning assets and the interest expense paid on deposits and other interest bearing liabilities. Net interest income totaled $6.2 million for the first three months of 1998 compared to $5.1 million for the same period of 1997, an increase of 22%. The improvement in net interest income was primarily attributable to the fact that volume increases in total average earning assets of $137 million exceeded the volume increases of $107 million in total average interest-bearing liabilities.

  Total interest income increased $2.5 million, or 30%, to $10.8 million for the first three months of 1998 as compared to $8.3 million for the same period of 1997, with 60%, or $1.5 million, of 1998's increase occurring in interest and fees on loans. Total average earning assets increased 31% to $571 million for the three months ended March 31, 1998 as compared to $434 million for the three months ended March 31, 1997. Of that growth, 49% occurred in Franklin's loan portfolio, its highest yielding asset, 42% occurred in short-term investments, such as Federal funds sold, and 9% occurred in the securities portfolios.

  Interest expense increased $1.4 million, or 43%, to $4.6 million for the first three months of 1998 as compared to $3.2 million for the same period of 1997. The increase is primarily due to volume increases in average interest bearing liabilities which grew 33% to $435 million for the three months ended March 31, 1998 as compared to $327 million for the same period in 1997.

  Expressed as a percentage of average earning assets, Franklin's net interest margin for the three months ended March 31, 1998 decreased to 4.53% as compared to 4.80% for the same period one year ago. The decline is due to the growth in Franklin's interest-bearing liabilities occurring in its highest-cost deposit types, certificates of deposit and customer repurchase agreements, while a significantly high percentage of growth in earning assets occurred in Franklin's short-term investments, its lowest yielding asset.

  Non-interest income increased $115 thousand, or 22%, from $526 thousand for the three months ending March 31, 1997 to $641 thousand for the same period ending March 31, 1998. The increases are a result of Franklin's growing customer base as well as the continued expansion of commercial deposit product offerings, such as cash management and payroll processing services, foreign currency exchange and ATM services.

  Total non-interest expense of $3.8 million for the three months ended March 31, 1998 increased $557 thousand, or 17%, compared to $3.2 million for the same period in 1997. The components of this increase were as follows: compensation and employee benefits of $180 thousand, or 32% of the increase; occupancy and furniture and equipment expense of $19 thousand, or 4%; and other operating expense of $358 thousand, or 64%. The increase in compensation expense is primarily due to overall salary and benefit increases deemed necessary by management to attract and retain qualified personnel to more effectively manage Franklin's growth. The increase in other operating expenses is primarily due to Franklin's community involvement efforts which include expansion of charitable contributions and program sponsorships.

  Asset Quality. While asset quality continues to be strong, Franklin has deemed it prudent to increase provisions for loan losses to $340 thousand for the three months ended March 31, 1998 as compared to $130 thousand for the same period one year ago. For the three months ended March 31, 1998, Franklin recognized net loan charge-offs of $208 thousand, as compared to first quarter 1997 net loan recoveries of $57 thousand. At March 31, 1998, the allowance for loan losses represented 1.41% of total loans as compared to 1.40% at December 31, 1997.

  Non-performing assets decreased to $704 thousand at March 31, 1998 from $1 million at December 31, 1997, representing 0.23% of total loans on March 31, 1998 as compared to 0.35% of total loans on December 31, 1997. The allowance for loan losses as a percentage of non-performing assets increased from 400% on December 31, 1997 to 614% on March 31, 1998. Management believes that all major loan portfolio deficiencies have been identified and adequate reserves have been established.

  Recent Accounting Developments. Effective January 1, 1998, Franklin adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth the beneficial ownership of Franklin Common Stock as of May 11, 1998 by all directors, the Chief Executive Officer and the four other executive officers of Franklin (determined at the end of the last fiscal year) whose annual salary and bonus for the last completed fiscal year was at least $100,000, and all directors and executive officers of Franklin as a group. To management's knowledge, no person or group beneficially owns more than five percent of the issued and outstanding shares of Franklin Common Stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of Franklin Common Stock beneficially owned. Share ownership has been computed in accordance with Commission rules and does not necessarily indicate beneficial ownership for any other purpose.

                                         AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP PERCENT OF CLASS
------------------------                 -------------------- ----------------
Diane M. Begg(1)........................         48,500             0.64
George Chopivsky, Jr.(2)................        214,575             2.85
Albert A. D'Alessandro(3)...............        126,960             1.69
David G. Fleming(4).....................         55,000             0.73
Joseph B. Gildenhorn(5).................        248,932             3.31
Stephen S. Haas(6)......................         37,790             0.50
Joseph B. Head(7).......................        154,750             2.06
Susan B. Hepner(8)......................        217,391             2.89
H. Peter Larson, III(9).................         44,533             0.59
Robert P. Pincus(10)....................        268,111             3.56
Gant Redmon(11).........................          5,780             0.08
Joseph R. Schuble, Sr.(12)..............        313,418             4.17
James C. Stearns(13)....................          6,761             0.09
All directors and officers as a group
 (16 persons)(14).......................      1,831,301            24.35

--------
 (1) Includes vested options to purchase 42,000 shares of Franklin Common Stock and 500 shares owned through her retirement account.
 (2) Includes 10,000 shares held by the Chopivsky Family Partnership, of which Mr. Chopivsky is a general partner, 29,000 shares held by the Chopivsky Family Foundation, of which Mr. Chopivsky is president, and vested options to purchase 5,000 shares of Franklin Common Stock.
 (3) Includes vested options to purchase 108,210 shares of Franklin Common Stock and 18,750 shares owned through his retirement account.
 (4) Includes vested options to purchase 27,733 shares of Franklin Common
     Stock.
 (5) Includes vested options to purchase 8,000 shares of Franklin Common
     Stock.
 (6) Includes vested options to purchase 7,500 shares of Franklin Common
     Stock.
 (7) Includes vested options to purchase 135,000 shares of Franklin Common
     Stock.
 (8) Includes 203,391 shares held by Professional Associates of which Ms. Hepner is a general partner, and vested options to purchase 14,000 shares of Franklin Common Stock.
 (9) Includes 2,000 shares owned by his spouse, 2,100 shares owned by his children, 14,088 shares owned through various retirement accounts and vested options to purchase 15,500 shares of Franklin Common Stock.
(10) Includes 1,111 shares owned by his son and vested options to purchase 30,000 shares of Franklin Common Stock.
(11) Includes 2,640 shares owned by his spouse and vested options to purchase 500 shares of Franklin Common Stock.

(12) Includes 141,432 shares held by Essex Investments Limited Partnership of which Mr. Schuble is a general partner, 157,986 shares held by Schuble Family Investment Limited Partnership of which Mr. Schuble is a general partner, and vested options to purchase 11,500 shares of Franklin Common Stock.
(13) Includes vested options to purchase 1,000 shares of Franklin Common
     Stock.
(14) Includes vested options to purchase 491,943 shares of Franklin Common
     Stock.

                       DESCRIPTION OF BB&T CAPITAL STOCK

GENERAL

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share (the "BB&T Preferred Stock"). As of March 31, 1998, there were 141,681,441 shares of BB&T Common Stock issued and outstanding. There were no shares of BB&T Preferred Stock issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan." Based on the number of shares of Franklin Common Stock outstanding at the Record Date, if the Closing Value is $66.81, it is estimated that approximately 2,394,210 shares of BB&T Common Stock would be issued in the Merger.

BB&T COMMON STOCK

  Each share of BB&T Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T Common Stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T Common Stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T Common Stock are subject to any preferences provided for by resolution of the BB&T Board for any series of BB&T Preferred Stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares will have rights and privileges that are substantially identical to those of holders of BB&T Common Stock.

  The transfer agent and registrar for BB&T Common Stock is BB&T-NC. The Company intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T Common Stock to be issued in the Merger.

BB&T PREFERRED STOCK

  Under the BB&T Articles, BB&T may issue shares of BB&T Preferred Stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T Preferred Stock issued may rank senior to the BB&T Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T Preferred Stock or the existence of the unissued BB&T Preferred Stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See "--Shareholder Rights Plan."

SHAREHOLDER RIGHTS PLAN

  BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T Common Stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

  On December 17, 1996, the BB&T Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T Common Stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T Common Stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

  Initially, the Rights will be attached to all BB&T Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of BB&T Common Stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T Common Stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if completed result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T Common Stock or (c) 10 business days after the BB&T Board declares any Person to be an "Adverse Person," as described in the following paragraph.

  The BB&T Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (i) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T Common Stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T Common Stock issued before the Distribution Date will be issued with Rights.

  In the event that the BB&T Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of BB&T Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T Common Stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T Common Stock had a per share value of $72.50 at such time, the holder of each valid Right would be entitled to purchase four shares of BB&T Common Stock for $145.00. Alternatively, at the discretion of the BB&T Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T Common Stock (or other consideration, as noted above) worth $145.00.

  In the event that, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain events.

  In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T Board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of BB&T Common Stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the Distribution Date. After the Distribution

Date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Commission. This registration statement and the Rights Agreement are incorporated by reference in this Proxy Statement/Prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CERTAIN PROVISIONS OF THE NCBCA, BB&T ARTICLES AND BB&T BYLAWS

  Certain provisions of the NCBCA, the BB&T Articles and the BB&T Bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the BB&T Board to issue shares of BB&T Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to BB&T, the BB&T Articles and BB&T Bylaws that may be deemed to have anti-takeover effects.

 Control Share Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "COMPARISON OF SHAREHOLDERS' RIGHTS--Anti-takeover Statutes."

 Provisions Regarding the BB&T Board

  The provisions of the BB&T Articles and the BB&T Bylaws with respect to the classification of the BB&T Board and the removal of directors only for cause could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of BB&T. For a description of such provisions, see "COMPARISON OF SHAREHOLDERS' RIGHTS-- Directors."

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under the BB&T Bylaws, meetings of the shareholders may be called by the Chief Executive Officer or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent effect on shareholder actions designed to result in change of control in BB&T. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Notice of Shareholder Nominations and Shareholder Proposals."

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  At the Effective Date, holders of Franklin Common Stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T Common Stock and holders of Franklin Common Stock. Since BB&T is organized under the laws of the State of North Carolina and Franklin is organized under the laws of the State of Delaware, differences in the rights of holders of BB&T Common Stock and those of holders of Franklin Common Stock arise from differing provisions of the NCBCA and the DGCL in addition to differing provisions of their respective charter documents and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T Common Stock and holders of Franklin Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and DGCL and the governing corporate instruments of BB&T and Franklin, to which the shareholders of Franklin are referred.

AUTHORIZED CAPITAL STOCK

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T Common Stock and 5,000,000 shares of BB&T Preferred Stock. The BB&T Articles authorize the BB&T Board to issue shares of BB&T Preferred Stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T Preferred Stock in each such series. As of March 31, 1998, 141,681,441 shares of BB&T Common Stock were outstanding. No shares of BB&T Preferred Stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "DESCRIPTION OF BB&T CAPITAL STOCK--Shareholder Rights Plan."

 Franklin

  Franklin's authorized capital stock consists of 25,000,000 shares of Franklin Common Stock. As of the Record Date, 6,840,601 shares of Franklin Common Stock were outstanding.

DIRECTORS

 BB&T

  The BB&T Articles and the BB&T Bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 22 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under the BB&T Articles and the BB&T Bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

 Franklin

  The Franklin Certificate of Incorporation and the Franklin Bylaws provide for a board of directors having one or more members, as determined from time to time by vote of a majority of the members of the Franklin Board or by vote of the holders of a majority of the outstanding Franklin Common Stock entitled to vote in an election of directors. Currently, the Franklin Board consists of nine directors, each of whom serves a one-year term. Under the Franklin Certificate of Incorporation and the Franklin Bylaws, Franklin directors may be removed at any meeting of shareholders by vote of a majority of the outstanding Franklin Common Stock entitled to vote at an election of directors, either with or without cause. Holders of Franklin Common Stock do not have cumulative voting rights in the election of directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T Common Stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Franklin

  Pursuant to the DGCL, Franklin may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Franklin may, under the DGCL, redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Franklin is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of Franklin to pay distributions to the holders of Franklin Common Stock will depend, however, upon the amount of dividends its national bank subsidiary, which is subject to the restrictions imposed by regulatory authorities, pays to Franklin. Franklin has not paid any cash dividends on Franklin Common Stock, and there can be no assurances that any dividends would be paid in the future if the Merger is not completed. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the Franklin Board.

NOTICE OF SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

 BB&T

  The BB&T Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or a committee thereof, of candidates for election as directors. The BB&T Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

  Similarly, a shareholder must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of the shareholder's intention to make a proposal for consideration at the next annual meeting. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

 Franklin

  The Franklin Bylaws provide that the chair of any shareholder meeting shall determine the order of business and procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to be in order. This would include any determination as to whether or not a shareholder proposal or the nomination, other than by or at the direction of the Franklin Board or a committee thereof, of candidates for election as directors, will be considered and voted on at the meeting.

EXCULPATION AND INDEMNIFICATION

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. The BB&T Articles provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. The NCBCA does not permit the elimination of liability with respect to (a) acts or omissions the director knew or believed were clearly in conflict with the best interests of BB&T, (b) any liability under the NCBCA for unlawful distributions by BB&T, or (c) any transaction from which the director derived an improper personal benefit. The BB&T Bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Franklin

  The DGCL permits Delaware corporations to provide indemnification for a director, officer, employee or agent of the corporation if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; for actions by or in the right of the corporation, no indemnification may be made if he or she is adjudged liable unless the court determines that, despite such adjudication, he or she is fairly and reasonably entitled to indemnity in view of the circumstances. The DGCL also permits Delaware corporations to eliminate personal liability for directors for actions other than (a) breaches of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) transactions in which the director received an improper personal benefit.

  The Franklin Certificate of Incorporation provides that the liability of Franklin's directors to Franklin or its stockholders shall be eliminated to the full extent provided by the DGCL. The Franklin Certificate of Incorporation and the Franklin Bylaws require Franklin to indemnify any director or officer to the fullest extent permitted by law, including the DGCL.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the Merger) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes."

 Franklin

  The DGCL generally requires that any merger, share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business be approved by holders of a majority of the voting shares of the corporation. Franklin also is subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes."

ANTI-TAKEOVER STATUTES

 BB&T

  The North Carolina Control Share Acquisition Act (the "Control Share Act") applies to BB&T. The Control Share Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders.

  The Control Share Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

  In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act.

 Franklin

  Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an "interested stockholder" is a person or group who owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option or warrant or any other agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and including stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. For purposes of Section 203, the term "business combination" is defined broadly to include (a) mergers with or caused by the interested stockholder, (b) sales or other dispositions to the interested stockholder (except proportionately with the other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock, (c) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain specified transfers that do not increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock), (d) any transaction involving the corporation or a subsidiary that increases the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or (e) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    (a) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

    (b) the interested stockholder owns at least 85% of the corporation's voting stock upon completion of the transaction which made him an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

    (c) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is affirmatively approved by a majority of the votes cast within each voting group entitled to vote. The BB&T Articles and BB&T Bylaws also require the affirmative vote of two thirds of the outstanding shares entitled to vote to approve an amendment to the BB&T Articles or BB&T Bylaws amending, altering or repealing the portions of such articles or bylaws relating to classification and staggered terms of the board, removal of directors or any requirement for a supermajority vote on such an amendment. The BB&T Articles authorize the BB&T Board to amend the BB&T Bylaws.

 Franklin

  The DGCL generally requires that any amendment to a Delaware corporation's articles of incorporation be approved by holders of a majority of the voting shares of the corporation. The Franklin Certificate of Incorporation provides that Franklin may amend the Franklin Certificate of Incorporation in any manner prescribed by statute.

  The DGCL provides generally that the authority to adopt, amend or repeal the bylaws of a Delaware corporation is reserved to its shareholders unless the corporation's certificate of incorporation gives such authority also to the board of directors. The Franklin Certificate of Incorporation does so authorize the Franklin Board to amend the Franklin Bylaws. The Franklin Bylaws provide that an amendment thereof requires either the vote of a majority of the Franklin Board or the vote of a majority of the voting power of the shares represented at an annual meeting or a special meeting called for that purpose. The Franklin Bylaws also provide that the Franklin Board may not amend the provisions of the Franklin Bylaws providing for indemnification of officers and directors (see "--Exculpation and Indemnification--Franklin") except to increase the indemnification provided for, and that only the shareholders may amend the provisions of the Franklin Bylaws dealing with amendments to the Franklin Bylaws.

SHAREHOLDERS' RIGHTS OF DISSENT AND APPRAISAL

 BB&T

  Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his shares in the event of, any of the following corporate transactions: (a) completion of a plan of merger to which the corporation is a party, unless (i) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (ii) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (iii) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares; (b) completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares; (c) completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year; (d) an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of shares to vote on any matter; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (i) cash,
(ii) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (iii) a combination of cash and such shares.

  A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.

 Franklin

  Section 262 provides for dissent and appraisal rights only in the case of a merger or consolidation of the corporation where the petitioning shareholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its shareholders is not required under Section 251(f) or (g) of the DGCL. There also are no appraisal rights, unless otherwise provided in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by more than 2,000 holders of record, unless such shareholders would be required to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of another corporation so listed or designated or held by such number of holders of record, (c) cash in lieu of fractional shares of such stock or (d) any combination thereof. If provided in a corporation's certificate of incorporation, under Delaware law shareholders may be entitled to appraisal rights in certain other circumstances, including a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business. The Franklin Certificate of Incorporation does not provide for any such additional circumstances.

  Franklin shareholders are entitled to dissenters' rights with respect to the Merger; the exception described above is not applicable because Franklin Common Stock is traded on the Nasdaq SmallCap Market, as opposed to the Nasdaq National Market. See "THE MERGER--Rights of Dissenting Shareholders."

LIQUIDATION RIGHTS

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T Common Stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T Preferred Stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary and any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations to stock form.

 Franklin

  The rights of holders of Franklin Common Stock upon liquidation are virtually identical to those of holders BB&T Common Stock.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this Proxy Statement/Prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned a total of approximately 19,000 shares of BB&T Common Stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this Proxy Statement/Prospectus from BB&T's Current Report on Form 8-K dated May 13, 1998, which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1997, to reflect the acquisition of Life Bancorp, Inc. by BB&T on March 1, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of Franklin as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 included herein have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

              FRANKLIN FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Statements of Financial Condition as of December 31, 1997
 and 1996................................................................  F-2
Consolidated Statements of Income for the Years ended December 31, 1997,
 1996 and 1995...........................................................  F-3
Consolidated Statements of Changes in Stockholders' Equity for the Years
 ended December 31, 1997, 1996 and 1995..................................  F-4
Consolidated Statements of Cash Flows for the Years ended December 31,
 1997, 1996 and 1995.....................................................  F-5
Notes to Consolidated Financial Statements...............................  F-6
Independent Auditors' Report............................................. F-25
Quarterly Financial Statements (Unaudited)
Consolidated Statements of Financial Condition as of March 31, 1998 and
 December 31, 1997....................................................... F-26
Consolidated Statements of Income for the Three Months ended March 31,
 1998 and 1997........................................................... F-27
Consolidated Statements of Cash Flows for the Three Months ended March
 31, 1998 and 1997....................................................... F-28
Notes to Consolidated Financial Statements............................... F-29

                         FRANKLIN BANCORPORATION, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                          ASSETS
Cash and due from banks.................................... $ 38,590  $ 22,468
Federal funds sold and securities purchased under resale
 agreements................................................  122,000    71,800
Securities available-for-sale..............................   96,930    97,160
Securities held-to-maturity................................   82,458    66,956
                                                            --------  --------
  Total securities.........................................  179,388   164,116
Loans, net of unearned income..............................  300,441   232,581
 Less: allowance for loan losses...........................   (4,192)   (3,842)
                                                            --------  --------
  Total loans, net.........................................  296,249   228,739
Accrued interest receivable................................    4,274     3,305
Premises and equipment, net................................    2,628     2,504
Goodwill, net..............................................      989     1,115
Other assets...............................................    3,330     3,770
                                                            --------  --------
  Total Assets............................................. $647,448  $497,817
                                                            ========  ========
            LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Non-interest bearing deposits.............................. $139,913  $123,197
Interest bearing deposits..................................  287,885   240,230
                                                            --------  --------
  Total deposits...........................................  427,798   363,427
Securities sold under repurchase agreements................  175,708    99,093
Accrued interest payable...................................    1,871       997
Other liabilities..........................................    2,788     2,407
                                                            --------  --------
  Total liabilities........................................  608,165   465,924
                                                            --------  --------
Commitments and contingencies
Stockholders' Equity
Common Stock, $0.10 par value, 25,000,000 shares
 authorized; 6,630,975 and 6,485,944 shares issued and
 outstanding, respectively.................................      663       649
Capital surplus............................................   21,714    20,960
Retained earnings..........................................   16,456    10,488
Unrealized gain (loss) on securities available-for-sale,
 net.......................................................      450      (204)
                                                            --------  --------
  Total stockholders' equity...............................   39,283    31,893
                                                            --------  --------
  Total Liabilities and Stockholders' Equity............... $647,448  $497,817
                                                            ========  ========

          See accompanying notes to consolidated financial statements

                         FRANKLIN BANCORPORATION, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 (DOLLARS IN THOUSANDS--EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        1997    1996    1995
                                                       ------- ------- -------
Interest Income
Interest and fees on loans............................ $23,639 $18,838 $15,308
Interest and dividends on securities..................  10,368   8,113   6,182
Interest on federal funds sold and securities
 purchased under resale agreements....................   1,860   2,389     974
                                                       ------- ------- -------
  Total interest income............................... $35,867  29,340  22,464
                                                       ------- ------- -------
Interest Expense
Interest on deposits..................................  10,263   8,596   6,963
Interest on securities sold under repurchase
 agreements...........................................   4,072   2,454   1,218
                                                       ------- ------- -------
  Total interest expense..............................  14,335  11,050   8,181
                                                       ------- ------- -------
Net interest income...................................  21,532  18,290  14,283
Provision for loan losses.............................     484      27     181
                                                       ------- ------- -------
Net interest income after provision for loan losses...  21,048  18,263  14,102
                                                       ------- ------- -------
Non-Interest Income
Service charges on deposits...........................   1,412   1,096     960
Other fee income......................................     986     643     447
Gains on sales of securities, net.....................      49      31      54
                                                       ------- ------- -------
  Total non-interest income...........................   2,447   1,770   1,461
                                                       ------- ------- -------
Non-Interest Expense
Compensation and employee benefits....................   7,313   6,481   4,883
Occupancy.............................................   1,961   1,717   1,231
Furniture and equipment...............................   1,007     845     663
Other.................................................   3,634   3,609   3,079
                                                       ------- ------- -------
  Total non-interest expense..........................  13,915  12,652   9,856
                                                       ------- ------- -------
Income before income tax expense......................   9,580   7,381   5,707
Income tax expense....................................   3,612   2,858   2,324
                                                       ------- ------- -------
Net Income............................................ $ 5,968 $ 4,523 $ 3,383
                                                       ======= ======= =======
Earnings Per Share
Net Income............................................ $  0.91 $  0.71 $  0.56
Earnings Per Share--Assuming Dilution
Net Income............................................ $  0.86 $  0.68 $  0.54

          See accompanying notes to consolidated financial statements

                         FRANKLIN BANCORPORATION, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                             (DOLLARS IN THOUSANDS)

                                   COMMON CAPITAL RETAINED UNREALIZED
                          SHARES   STOCK  SURPLUS EARNINGS GAIN (LOSS)  TOTAL
                         --------- ------ ------- -------- ----------- -------
Balance, December 31,
 1994................... 5,614,877  $562  $17,421 $ 2,582     $(820)   $19,745
Common stock issued on
 the merger with The
 George Washington
 Banking Corporation....   630,180    63    2,067     --        --       2,130
Common stock issued
 under stock option
 plan...................    38,000     3      161     --        --         164
Net income..............       --    --       --    3,383       --       3,383
Change in unrealized
 loss on securities
 available-for-sale.....       --    --       --      --        963        963
                         ---------  ----  ------- -------     -----    -------
Balance, December 31,
 1995................... 6,283,057   628   19,649   5,965       143     26,385
Proceeds from issuance
 of common stock........   125,000    13      988     --        --       1,001
Common stock issued
 under stock option
 plan...................    77,887     8      323     --        --         331
Net income..............       --    --       --    4,523       --       4,523
Change in unrealized
 gain on securities
 available-for-sale.....       --    --       --      --       (347)      (347)
                         ---------  ----  ------- -------     -----    -------
Balance, December 31,
 1996................... 6,485,944   649   20,960  10,488      (204)    31,893
Common stock issued
 under stock option
 plan...................   145,031    14      754     --        --         768
Net income..............       --    --       --    5,968       --       5,968
Change in unrealized
 loss on securities
 available-for-sale.....       --    --       --      --        654        654
                         ---------  ----  ------- -------     -----    -------
Balance, December 31,
 1997................... 6,630,975  $663  $21,714 $16,456     $ 450    $39,283
                         =========  ====  ======= =======     =====    =======


          See accompanying notes to consolidated financial statements

                         FRANKLIN BANCORPORATION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1997      1996       1995
                                                 --------  ---------  --------
Cash Flows From Operating Activities
Net income.....................................  $  5,968  $   4,523  $  3,383
Adjustments to reconcile net income to net cash
 provided by operating activities:
Provision for loan losses......................       484         27       181
Depreciation and amortization..................       809        802       779
Gains on sales of securities, net..............       (49)       (31)      (54)
Change in accrued interest receivable and other
 assets........................................      (983)      (456)   (2,449)
Change in accrued interest payable and other
 liabilities...................................     1,255      1,062     1,095
                                                 --------  ---------  --------
Net cash provided by operating activities......     7,484      5,927     2,935
                                                 --------  ---------  --------
Cash Flows From Investing Activities
Purchases of securities held-to-maturity.......   (19,165)   (18,741)      --
Proceeds from maturities/principal paydowns of
 securities held-to-maturity...................     3,722     16,120     3,663
Purchases of securities available-for-sale.....   (21,424)   (82,763)  (11,607)
Proceeds from sales of securities available-
 for-sale......................................     5,477      7,049     4,430
Proceeds from maturities/principal paydowns of
 securities available-for-sale.................    17,510     22,968     8,196
Net increase in loans receivable...............   (68,170)   (50,891)  (36,983)
Proceeds from sale of other real estate owned..       176        332        62
Cash provided by merger........................       --         --      2,495
Additions to premises and equipment, net.......    (1,042)      (967)   (1,088)
                                                 --------  ---------  --------
Net cash used in investing activities..........   (82,916)  (106,893)  (30,832)
                                                 --------  ---------  --------
Cash Flows From Financing Activities
Net increase in deposits.......................    64,371     60,992    64,481
Net increase in federal funds purchased and
 securities sold under repurchase agreements...    76,615     63,224     4,893
Proceeds from issuance of common stock.........       768      1,332       164
                                                 --------  ---------  --------
Net cash provided by financing activities......   141,754    125,548    69,538
                                                 --------  ---------  --------
Net increase in cash and cash equivalents......    66,322     24,582    41,641
Cash and cash equivalents at beginning of
 year..........................................    94,268     69,686    28,045
                                                 --------  ---------  --------
Cash and cash equivalents at end of year.......  $160,590  $  94,268  $ 69,686
                                                 ========  =========  ========
Supplemental Disclosures
Interest paid..................................  $ 13,461  $  10,977  $  7,670
Income taxes paid..............................     3,486      2,585     2,498

          See accompanying notes to consolidated financial statements

                         FRANKLIN BANCORPORATION, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS--EXCEPT PER SHARE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY:

  The consolidated financial statements include the accounts of Franklin and its wholly-owned subsidiaries, FNB (hereinafter referred to as "the Bank") and Franklin CDC. Significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS:

  Franklin operates nine branches in the Washington metropolitan area. Franklin's primary source of revenue is derived from loans to customers.

BASIS OF PRESENTATION:

  The accounting and reporting policies of Franklin are in accordance with generally accepted accounting principles and conform to prevailing practice within the commercial banking industry. Certain reclassifications have been made to prior year financial statements to conform with current year presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS:

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, certificates of deposit held for investment with maturity dates of three months or less, federal funds sold and securities purchased under resale agreements. Generally, federal funds are sold for one to seven day periods and securities purchased under resale agreements are purchased for one to fourteen days.

SECURITIES:

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, securities are classified into one of three categories: trading, available-for-sale or held-to-maturity.

  Management determines the appropriate classification of debt securities at the time of purchase. Debt securities classified as held-to-maturity are purchased with the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

  Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

  The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or call date, if applicable, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion is included in interest income on securities.

                         FRANKLIN BANCORPORATION, INC.

  Gains and losses on disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

LOANS:

  Loans are stated at the principal amount outstanding, net of unearned income. Interest on loans is computed and recognized based upon the principal amounts outstanding and their applicable rates. Loan fees, net of related direct origination costs, are deferred and amortized as an adjustment of yield over the life of the loan.

  The accrual of interest income on loans is discontinued based on delinquency status, an evaluation of the related collateral and the financial strength of the borrower. Generally, loans are placed on non-accrual status when the loans are in default in either principal or interest for 90 days or more, or earlier if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. When loans are placed on non-accrual status, interest accrued and unpaid is charged against interest income. Loans may be reinstated to accrual status when, in the opinion of management, collection of the remaining balance can reasonably be expected.

ALLOWANCE FOR LOAN LOSSES:

  In accordance with SFAS No. 114 and SFAS No. 118, a loan is considered impaired, based on current information and events, if it is probable that Franklin will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral dependent loans are measured for impairment based on the fair value of the collateral. Interest income on impaired loans is recognized on a cash basis.

  Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, such as consumer installment loans. Reserves for probable future credit losses related to these loans are included in the allowance for loan losses applicable to other than impaired loans.

  The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth, and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgement, warrant recognition in providing an adequate allowance.

  The allowance is increased by provisions for loan losses charged to expense. Loan principal considered to be uncollectible by management is charged against the allowance for loan losses.

  Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Increases and decreases in the allowance include changes in the measurement of impaired loans.

PREMISES AND EQUIPMENT:

  Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, the shorter of the estimated useful life or the term of the underlying lease. These estimated lives range from two to fifteen years. Expenditures for repairs and maintenance are charged to other operating expenses as incurred. Expenditures for improvements that extend the life of an asset are capitalized and amortized over the individual asset's remaining useful life or the lease term, if shorter.

                         FRANKLIN BANCORPORATION, INC.

GOODWILL:

  The excess of the purchase price paid over the fair value of the net assets acquired is amortized over fifteen years using the straight-line method. The carrying value of goodwill is reviewed if the facts and circumstances suggest that impairment may exist. If the review indicates that goodwill will not be recoverable, as based on the estimated undiscounted future cash flows of the entity acquired over the remaining amortization period, Franklin's carrying value of goodwill would be reduced to the estimated discounted future cash flows.

INCOME TAXES:

  Franklin files a consolidated Federal income tax return with its subsidiaries. Current taxes payable represent the estimated amounts currently payable to taxing authorities. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

  Substantially all of the deferred tax asset relates to the expected utilization of net operating loss carryforwards and the temporary difference between financial and taxable income as it relates to the provision for loan losses.

EARNINGS PER SHARE:

  Effective December 31, 1997, Franklin adopted SFAS No. 128, "Earnings per Share." Under the new standards, earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.

  Earnings per share, assuming dilution, is computed by dividing net income available to common stockholders by the weighted average common shares outstanding and the additional common shares that would have been outstanding if any dilutive potential common shares had been issued.

SIGNIFICANT ACCOUNTING PRONOUNCEMENTS:

  SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and provides accounting and financial reporting standards for sales, securitizations and servicing of receivables and other financial assets, for secured borrowing and collateral transactions, and for extinguishments of liabilities. SFAS No. 125 changes the criteria for determining whether a transfer of financial assets represents a sale of the assets or a collateralized borrowing arrangement. The Statement is effective for transactions occurring after December 31, 1996, however, the effective date relative to certain provisions, including securities lending and repurchase agreement transactions, has been deferred to 1998. The adoption of SFAS No. 125 is not expected to have a significant effect on the consolidated financial statements.

  SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997 and establishes requirements for the disclosure and presentation of comprehensive income and its components in full sets of financial statements. Comprehensive income is defined as transactions and other occurrence which are the result of non-owner changes in equity. Non-owner equity changes, such as unrealized gains or losses on debt securities for example, will be accumulated with net income in determining comprehensive income. This statement is effective for years beginning after December 15, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. Management does not believe that the implementation of the statement will have a material impact on the consolidated financial statements but additional disclosures will be required.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997 and provides standards for reporting information on the operating segments of public businesses in

                         FRANKLIN BANCORPORATION, INC.

their annual and interim reports to shareholders. SFAS No. 131 requires that selected financial information be provided for segments meeting specific criteria. This statement becomes effective for all periods beginning after December 15, 1997. Management does not believe that the implementation of the statement will have a material impact on the consolidated financial statements but additional disclosures may be required.

NOTE 2--ACQUISITION ACTIVITY

  On June 23, 1989, Franklin acquired 63.9% of the outstanding common stock of the Bank by contributing approximately $3 million, excluding expenses, in capital. During 1991, Franklin acquired an additional 20.7% of the outstanding common stock of the Bank by contributing approximately $7 million in capital. On July 6, 1992, the Bank's stockholders approved the Merger Agreement Plan (the "Plan") which consisted of an offer to exchange one share of Franklin common stock for each share of the Bank's common stock not owned by Franklin. The Plan was approved by the stockholders and regulatory agencies, and the merger was effective November 6, 1992. All acquisitions of common stock have been accounted for under the purchase method of accounting. The consolidated financial statements reflect the results of the Bank's operations beginning at the initial acquisition in 1989. Goodwill of $663 thousand, $730 thousand and $380 thousand which resulted from the 1992, 1991 and 1989 transactions, respectively, is being amortized over 15 years.

  On April 1, 1995, Franklin completed the acquisition of The George Washington Banking Corporation ("GWBC"), the holding company of The George Washington National Bank of Alexandria, Virginia. The merger was accounted for as a purchase with the GWBC stockholders receiving a combination of $237 thousand in cash and 630,180 shares of Franklin stock for a total purchase price of $2.9 million, of which $519 thousand represents merger related costs. The merger resulted in the acquisition of assets of $28.8 million, including goodwill of $941 thousand to be amortized over a period of fifteen years, and the assumption of $25.9 million of liabilities. Upon consummation of the merger, The George Washington National Bank was re-named Franklin National Bank of Virginia. Unaudited pro forma combined results of operations of Franklin for the year ended December 31, 1995 is presented below. Such pro forma presentation has been prepared assuming the acquisition was made as of the beginning of 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
       Net interest income....................................      $14,664
       Net income.............................................        3,292
       Earnings per share:
       Net income.............................................      $  0.54
       Earnings per share, assuming dilution:
       Net income.............................................      $  0.52

  The unaudited pro forma information is not necessarily indicative of what actual results of operations of Franklin would have been assuming such transactions had been completed as of the beginning of 1995, nor does it purport to represent the results of operations for future periods.

  On August 7, 1996, Franklin received regulatory approval to merge Franklin National Bank of Virginia ("Franklin-VA") with and into the Bank. The merger resulted in the immediate recognition of net operating loss carryforwards of approximately $1 million which had been fully reserved against at the time of the acquisition of GWBC.

  On December 16, 1997, Franklin announced it had entered into an Agreement and Plan of Reorganization with BB&T Financial Corporation of Virginia ("BB&T Virginia") and BB&T Corporation ("BB&T"), which provides that BB&T will acquire Franklin in a stock transaction. Based upon BB&T's closing stock price of

                         FRANKLIN BANCORPORATION, INC.

$63.75 on December 15, 1997, the transaction is valued at $165.1 million, or $22.45 per share of Franklin common stock. Franklin shareholders will receive a minimum of 0.35 shares to a maximum of 0.3743 shares of BB&T common stock for each share of Franklin common stock held, based on BB&T's average stock price for a period prior to closing. The acquisition, which will be accounted for as a pooling, is expected to be completed on or about the end of the second quarter of 1998.

NOTE 3--CASH AND DUE FROM BANKS

  Under Federal Reserve Bank ("FRB") regulations, banks are required to maintain cash reserves based upon average deposits. Assets qualified to meet these reserve requirements consist of vault cash and balances on deposit with the FRB. The Bank's reserve requirements for the periods ending December 31, 1997 and 1996, respectively, were $8.9 million and $8.4 million.

NOTE 4--SECURITIES

SECURITIES AVAILABLE-FOR-SALE:

  The amortized cost and market value of securities available-for-sale are as follows:

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED MARKET
DECEMBER 31, 1997                         COST      GAINS      LOSSES    VALUE
-----------------                       --------- ---------- ---------- -------
U.S. treasury securities...............  $18,778     $392      $ --     $19,170
U.S. government agencies...............   57,012      447        (31)    57,428
Step-up and structured notes...........    5,950       48       (160)     5,838
Mortgage-backed securities.............    2,126        2        (52)     2,076
States and political subdivisions......   10,113       92        --      10,205
Equity securities......................    2,213      --         --       2,213
                                         -------     ----      -----    -------
                                         $96,192     $981      $(243)   $96,930
                                         =======     ====      =====    =======
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED MARKET
DECEMBER 31, 1996                         COST      GAINS      LOSSES    VALUE
-----------------                       --------- ---------- ---------- -------
U.S. treasury securities...............  $19,712     $196      $  (1)   $19,907
U.S. government agencies...............   67,393      241       (564)    67,070
Step-up and structured notes...........    5,928       51       (262)     5,717
Mortgage-backed securities.............    2,643        2        (57)     2,588
Equity securities......................    1,878      --         --       1,878
                                         -------     ----      -----    -------
                                         $97,554     $490      $(884)   $97,160
                                         =======     ====      =====    =======

  The remaining contractual maturity distribution of debt securities available-for-sale at December 31, 1997 is as follows:

                                                   AMORTIZED MARKET  UNREALIZED
DUE:                                                 COST     VALUE  GAIN (LOSS)
----                                               --------- ------- -----------
Within one year...................................  $ 5,101  $ 5,102    $  1
After 1 year through 5 years......................   65,651   66,181     530
After 5 years through 10 years....................   21,101   21,358     257
Mortgage-backed securities........................    2,126    2,076     (50)
                                                    -------  -------    ----
                                                    $93,979  $94,717    $738
                                                    =======  =======    ====

                         FRANKLIN BANCORPORATION, INC.

  The mortgage-backed securities have contractual maturities ranging from 1 to 25 years but repayments will vary from the contractual maturities.

  Securities available-for-sale with a fair value of $65.9 million and $67.2 million at December 31, 1997 and 1996, respectively, were pledged as collateral for securities sold under repurchase agreements and other customer deposits. All repurchase agreements have maturity dates of less than 1 year.

  Proceeds from sales and calls of securities available-for-sale were $19.5 million, $21.1 million and $11.4 million in 1997, 1996 and 1995, respectively.

  Gross gains and losses on sales of securities for the years ended December 31 were realized as follows:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
       Gross gains............................................... $ 49 $ 31 $ 54
       Gross losses..............................................  --   --   --
                                                                  ---- ---- ----
       Net gains................................................. $ 49 $ 31 $ 54
                                                                  ==== ==== ====

SECURITIES HELD-TO-MATURITY:

  The amortized cost and market value of securities held-to-maturity are as follows:

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED MARKET
DECEMBER 31, 1997                         COST      GAINS      LOSSES    VALUE
-----------------                       --------- ---------- ---------- -------
U.S. treasury securities...............  $15,960     $ 82     $   (41)  $16,001
U.S. government agencies...............   15,426      244         (13)   15,657
Mortgage-backed securities.............   33,550       71        (982)   32,639
States and political subdivisions......   17,522      236         --     17,758
                                         -------     ----     -------   -------
                                         $82,458     $633     $(1,036)  $82,055
                                         =======     ====     =======   =======

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED MARKET
DECEMBER 31, 1996                         COST      GAINS      LOSSES    VALUE
-----------------                       --------- ---------- ---------- -------
U.S. treasury securities...............  $12,975    $ --      $  (135)  $12,840
U.S. government agencies...............    4,983      --          (62)    4,921
Mortgage-backed securities.............   37,248       63      (1,297)   36,014
States and political subdivisions......   11,750       11         (89)   11,672
                                         -------    -----     -------   -------
                                         $66,956    $  74     $(1,583)  $65,447
                                         =======    =====     =======   =======

  The remaining contractual maturity distribution of securities held-to-maturity on December 31, 1997 is as follows:

                                                   AMORTIZED MARKET  UNREALIZED
DUE:                                                 COST     VALUE  GAIN (LOSS)
----                                               --------- ------- -----------
Within one year...................................  $14,984  $14,931    $ (53)
After 1 year through 5 years......................   16,697   16,923      226
After 5 years through 10 years....................   17,227   17,562      335
Mortgage-backed securities........................   33,550   32,639     (911)
                                                    -------  -------    -----
                                                    $82,458  $82,055    $(403)
                                                    =======  =======    =====

                         FRANKLIN BANCORPORATION, INC.

  The mortgage-backed securities have contractual maturities ranging from 1 to 29 years, but repayments will vary from the contractual maturities.

  Securities held-to-maturity with an amortized cost of $62.7 million and $52.8 million at December 31, 1997 and 1996, respectively, were pledged as collateral for securities sold under repurchase agreements and other customer deposits. All repurchase agreements have maturity dates of less than 90 days.

  For the years ended December 31, 1997 and 1996, there were no sales of, or transfers from, securities held-to-maturity.

NOTE 5--LOANS

LOAN PORTFOLIO:

  Major categories of loans included in the loan portfolio at December 31 are as follows:

                                                               1997      1996
                                                             --------  --------
   Real Estate
     Commercial............................................. $ 59,278  $ 44,136
     Construction and development...........................   11,336    15,243
     Residential mortgage...................................   30,571    18,768
                                                             --------  --------
       Total................................................  101,185    78,147
   Commercial and Industrial................................  184,360   140,544
   Consumer
     Consumer...............................................   10,848     9,800
     Home equity............................................    4,524     4,526
                                                             --------  --------
       Total................................................   15,372    14,326
                                                              300,917   233,017
   Unearned income..........................................     (476)     (436)
                                                             --------  --------
   Loans, net of unearned income............................ $300,441  $232,581
                                                             ========  ========

  Primarily all of Franklin's loan portfolio at December 31, 1997 and 1996 consists of loans made within the Washington, D.C. area. This includes real estate loans made for acquisition, renovation or development for which a deed of trust on the subject property is the primary collateral.

ALLOWANCE FOR LOAN LOSSES:

  While management uses available information to recognize losses on loans, future additions to the allowance for existing loans may be necessary based on changes in economic and borrower conditions. Management believes that adequate allowances have been established to reflect possible losses on loans as of December 31, 1997, 1996 and 1995.

  Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                        1997    1996    1995
                                                       ------  ------  ------
   Balance, January 1................................. $3,842  $3,443  $2,404
   Provision for loan losses..........................    484      27     181
   Loans charged off..................................   (382)   (509)   (370)
   Recoveries.........................................    248     881     649
   Allowance applicable to loans purchased through
    merger............................................    --      --      579
                                                       ------  ------  ------
   Balance, December 31............................... $4,192  $3,842  $3,443
                                                       ======  ======  ======

                         FRANKLIN BANCORPORATION, INC.

  Various regulatory agencies, as an integral part of the examination process, periodically review the allowance based on their judgements about information available to them at the time of their examination.

IMPAIRED LOANS:

  Impaired loans included in the loan portfolio at December 31 are as follows:

                                                                     1997  1996
                                                                    ------ ----
   Measured using:
     Present value of expected future cash flows................... $  311 $445
     Fair value of underlying collateral...........................    736  463
                                                                    ------ ----
       Total impaired loans........................................ $1,047 $908
   Corresponding valuation allowance............................... $  407 $186

  The loans deemed to be impaired were primarily commercial loans.

  The average recorded investment in impaired loans, the interest income due under their original terms and the interest income recorded for the years ended December 31 were as follows:

                                                               1997 1996  1995
                                                               ---- ---- ------
   Average recorded investment in impaired loans.............. $716 $812 $1,120
   Income due under original terms............................   79   80     75
   Income recorded............................................   22   15     46

  At December 31, 1997, Franklin had no other loans on non-accrual other than those deemed to be impaired loans. There were two loans totalling $149 thousand which were 90 days or more past due which were still accruing interest and were not deemed to be impaired.

RELATED PARTY LOANS:

  The Bank, in the normal course of business, makes loans to executive officers, directors and stockholders, as well as to companies and individuals affiliated with those officers and directors. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limits, and do not involve more than normal risk of collectibility. Activity in such loans is summarized as follows:

                                                                1997     1996
                                                               -------  -------
   Balance, January 1......................................... $ 5,427  $ 9,319
                                                               -------  -------
   New loans..................................................  11,378    4,415
   Repayments.................................................  (1,378)  (8,307)
                                                               -------  -------
   Balance, December 31....................................... $15,427  $ 5,427
                                                               =======  =======

  There were no loans to directors, officers or other related parties that were classified as impaired as of December 31, 1997 and 1996.

NOTE 6--PREMISES AND EQUIPMENT

  Investments in premises and equipment at December 31 are:

                                                                1997     1996
                                                               -------  -------
   Leasehold improvements..................................... $ 2,485  $ 2,167
   Furniture and equipment....................................   4,106    3,449
                                                               -------  -------
                                                                 6,591    5,616
   Accumulated depreciation and amortization..................  (3,963)  (3,112)
                                                               -------  -------
   Total premises and equipment............................... $ 2,628  $ 2,504
                                                               =======  =======

                         FRANKLIN BANCORPORATION, INC.

  Depreciation and amortization expense was $917 thousand, $797 thousand and $605 thousand for 1997, 1996 and 1995, respectively.

NOTE 7--DEPOSITS

  Major classifications of deposits at December 31 are as follows:

                                                                1997     1996
                                                              -------- --------
   Non-interest bearing deposits............................. $139,913 $123,197
                                                              -------- --------
   Interest bearing deposits
     Savings accounts........................................    3,364    4,121
     Money manager accounts..................................   29,194   38,822
     Money market accounts...................................  111,918  117,857
     IRA certificates........................................    1,684    1,965
     Certificates less than $100,000.........................   11,477   12,708
     Certificates of $100,000 and over.......................  130,248   64,757
                                                              -------- --------
       Total interest bearing deposits.......................  287,885  240,230
                                                              -------- --------
       Total deposits........................................ $427,798 $363,427
                                                              ======== ========

  Interest expense on certificates of deposit of $100,000 or more for the years ended December 31, 1997, 1996 and 1995 was approximately $5.0 million, $3.1 million and $2.6 million, respectively. At December 31, 1997 and 1996, there were no brokered deposits included in total deposits.

  At December 31, 1997, certificates of deposit in amounts of $100,000 or more have maturities as follows:

       Three months or less........................................... $ 85,249
       Over three months to six months................................   17,462
       Over six months to twelve months...............................   15,961
       Over twelve months.............................................   11,576
                                                                       --------
                                                                       $130,248
                                                                       ========

NOTE 8--SHORT-TERM BORROWINGS

  Short-term borrowings with maturities of less than one year are summarized as follows:

                                 YEAR ENDED DECEMBER 31,
                               ----------------------------
                                    1997          1996
                               -------------- -------------
                                AMOUNT  RATE  AMOUNT  RATE
                               -------- ----- ------- -----
   Average for the Year:
     Securities sold under
      repurchase agreements..  $ 94,314 4.28% $58,040 4.23%
                               -------- ----- ------- -----
   At Year-End:
     Securities sold under
      repurchase agreements..  $175,708 4.32% $99,093 4.19%
                               -------- ----- ------- -----
   Maximum Month-End Balance:
     Securities sold under
      repurchase agreements..  $175,708       $99,093
                               --------       -------

  Securities sold under repurchase agreements are entered into primarily as accommodations to the Bank's large commercial deposit customers. Several of these customer relationships in the aggregate exceed 10% of

                         FRANKLIN BANCORPORATION, INC.

Franklin's stockholders' equity. All of the collateral provided under these agreements is maintained under Franklin's control.

  Securities sold under repurchase agreements at December 31, 1997, by due date, are as follows:

                                             LESS THAN 30-90   OVER
                                   OVERNIGHT  30 DAYS   DAYS  90 DAYS  TOTAL
                                   --------- --------- ------ ------- --------
U.S. Treasury Securities:
Securities sold:
  Carrying value.................. $ 16,992   $1,100   $4,532 $2,672  $ 25,296
  Market value....................   17,059    1,099    4,531  2,672    25,361
U.S. Government Agencies:
Securities sold:
  Carrying value..................   55,723    5,228    1,282    770    63,003
  Market value....................   55,910    5,268    1,282    770    63,230
Mortgage-Backed Securities:
Securities sold:
  Carrying value..................   22,572    1,130      --     --     23,702
  Market value....................   21,874    1,053      --     --     22,927
Securities Purchased Under Resale
 Agreements:
Securities sold:
  Carrying value..................   67,607      --       --     --     67,607
  Market value....................   68,500      --       --     --     68,500
Repurchase Agreements.............  159,971    7,197    5,256  3,284   175,708

NOTE 9--STOCKHOLDERS' EQUITY

LIMITED OFFERING:

  During 1996, Franklin issued a limited offering pursuant to Regulation D, Rule 505 under a stock subscription agreement. The minimum acceptable investment from accredited investors under the offering was $1 million.

  As a result of the offering, Franklin issued 125,000 non-registered, restricted shares resulting in an increase in capital of approximately $1 million.

STOCK OPTION PLANS AND AGREEMENTS:

  Under various stock option plans and agreements, Franklin has authorized the issuance of stock options to purchase 1,610,537 shares of Franklin's common stock. Options are granted at exercise prices equal to fair market value on the option grant date and generally expire ten years from the date of grant.

  Franklin applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for Franklin's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Franklin's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                   1997   1996
                                                                  ------ ------
   Net income........................................ As reported $5,968 $4,523
                                                        Pro forma  5,066  4,075
   Earnings per share................................ As reported $ 0.91 $ 0.71
                                                        Pro forma   0.72   0.62
   Earnings per share, assuming dilution............. As reported $ 0.86 $ 0.68
                                                        Pro forma   0.72   0.62

                         FRANKLIN BANCORPORATION, INC.

FIXED STOCK OPTION PLANS:

  At December 31, 1997, Franklin has three stock-based compensation plans. Under the 1991 Employee Stock Option Plan, Franklin may grant options to its employees for up to 800,000 shares of common stock. Under the 1997 Stock Option Plan, Franklin may grant options to its executive officers and key employees for up to 500,000 shares of common stock. Under the 1996 Directors Stock Option Plan, Franklin may grant options to its Directors based on the achievement of annually stipulated goals for referrals of deposits and loans for up to 100,000 options. Under the plans, the exercise price of each option equals the market price of Franklin's stock on the date of grant, each option vests on date of grant and an option's maximum term is 10 years.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: zero dividend yield for all years; expected volatility of 27% for all years; risk-free interest rates of 6.1% and 6.3%; and expected lives of 7 years for all years.

  The following summarizes activity relating to Franklin's fixed stock option plans as of December 31:

                                   1997                   1996                   1995
                          ---------------------- ---------------------- ----------------------
                                    WEIGHTED-              WEIGHTED-              WEIGHTED-
                                     AVERAGE                AVERAGE                AVERAGE
                          OPTIONS EXERCISE PRICE OPTIONS EXERCISE PRICE OPTIONS EXERCISE PRICE
                          ------- -------------- ------- -------------- ------- --------------
                                                 (OPTIONS IN THOUSANDS)
Outstanding, January 1..    678       $ 4.80       642       $4.12        475       $ 3.52
Granted.................    190        10.71       126        7.91        140         6.25
Conversion of GWBC
 options................    --           --        --          --          66         4.18
Exercised...............   (145)        5.30       (78)       4.26        (38)        4.33
Forfeited...............     (1)       14.25       (12)       4.96         (1)       11.00
                           ----                    ---                    ---
Outstanding, December
 31.....................    722         6.24       678        4.80        642         4.12
                           ====                    ===                    ===
Options exercisable at
 year-end...............    722       $ 6.24       678       $4.80        642       $ 4.12
Weighted-average fair
 value of options
 granted during the
 year...................              $ 5.17                 $3.56                  $ 2.73

  The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                         OPTIONS OUTSTANDING AND EXERCISABLE
                                     -------------------------------------------
                                                 WEIGHTED-AVERAGE   WEIGHTED-
  RANGE OF                             NUMBER       REMAINING        AVERAGE
EXERCISE PRICES                      OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE
---------------                      ----------- ---------------- --------------
$3 to $5............................   359,534         4.6 years      $ 3.54
5 to 8..............................   167,009         7.2              7.18
8 to 11.............................   163,776         7.8              9.88
11 to 16............................    31,600         9.5             13.04
                                       -------         ---            ------
$3 to $16...........................   721,919         6.6            $ 6.24

  Stock appreciation rights may be granted with the employee options whereby the employee is entitled, upon exercise of the option and approval of the Board of Directors, to receive, in cash or other consideration, an amount equal to the difference between the exercise price of the option and the market value of the shares covered. During 1997, 1996 and 1995, no stock appreciation rights were outstanding, approved or exercised.

                         FRANKLIN BANCORPORATION, INC.

NOTE 10--INCOME TAXES

  The provision for income taxes for the years ended December 31 is as follows:

                                                           1997   1996    1995
                                                          ------ ------  ------
   Current Taxes
     Federal............................................. $2,810 $2,335  $1,808
     Local...............................................    746    636     429
                                                          ------ ------  ------
       Total current taxes...............................  3,556  2,971   2,237
                                                          ====== ======  ======
   Deferred Taxes
     Federal.............................................     45    123      83
     Local...............................................     11     (3)      4
                                                          ------ ------  ------
   Total deferred taxes..................................     56    120      87
                                                          ====== ======  ======
   Change in valuation allowance.........................    --    (233)    --
                                                          ------ ------  ------
       Total provision................................... $3,612 $2,858  $2,324
                                                          ====== ======  ======

  The following is a reconciliation of the federal statutory rate to the consolidated effective tax rate for the years ended December 31:

                                                               1997  1996  1995
                                                               ----  ----  ----
   Statutory U.S. tax rate....................................  34%   34%   34%
                                                               ---   ---   ---
   Increase (decrease) resulting from:
   Non-deductible items.......................................  (2)  --    --
   Local tax..................................................   6     6     5
   Change in valuation allowance.............................. --     (3)  --
   Other......................................................  (1)    2     2
                                                               ---   ---   ---
   Effective tax rate.........................................  37%   39%   41%
                                                               ===   ===   ===

  Deferred tax assets and liabilities are composed of the following at December 31:

                                                                   1997   1996
                                                                  ------ ------
   Deferred Tax Assets:
     Net operating loss carryfowards............................. $1,453 $1,503
     Book bad debt reserves......................................  1,701  1,559
     Unearned income.............................................    193    177
     Net unrealized loss on securities available-for-sale........    --     160
     Other.......................................................    151    224
                                                                  ------ ------
       Total deferred tax assets.................................  3,498  3,623
                                                                  ====== ======
   Deferred Tax Liabilities:
     Tax bad debt reserves.......................................    676    731
     Net unrealized gain on securities available-for-sale........    300    --
                                                                  ------ ------
       Total deferred tax liabilities............................    976    731
                                                                  ====== ======
   Net deferred tax assets....................................... $2,522 $2,892
                                                                  ====== ======

                         FRANKLIN BANCORPORATION, INC.

  As discussed in Note 2, the valuation allowance established against the net operating loss carryforwards acquired through the purchase of GWBC was eliminated at the time of the merger of Franklin-VA with the Bank. The benefit derived from the elimination of the valuation allowance was applied first to the remaining goodwill related to the GWBC acquisition in the amount of $797 thousand and then to reduce income tax expense of approximately $233 thousand.

  Franklin has approximately $5.3 million of net operating loss carryforwards at December 31, 1997 for federal income tax purposes. However, these net operating losses are limited to $3.6 million of amounts available as a result of ownership changes in the stock of the Bank. The amounts and expiration dates of future carryforwards for future years are as follows:

                                                                  AVAILABLE
       EXPIRATION DATE                                        NET OPERATING LOSS
       ---------------                                        ------------------
        2005.................................................       $   28
        2006.................................................        2,157
        2007.................................................          626
        2008.................................................          523
        2009.................................................          122
        2010.................................................          123
                                                                    ------
       Cumulative............................................       $3,579
                                                                    ======

NOTE 11--EARNINGS PER SHARE

  Effective December 31, 1997, Franklin adopted SFAS No. 128, "Earnings per Share". The following is a reconciliation of the numerators and the denominators of the earnings per share and the earnings per share assuming dilution computations for net income for the years ended December 31:

                                 1997                                1996                                1995
                  ----------------------------------- ----------------------------------- -----------------------------------
                    INCOME       SHARES     PER-SHARE   INCOME       SHARES     PER SHARE   INCOME       SHARES     PER SHARE
                  (NUMERATOR) (DENOMINATOR)  AMOUNT   (NUMERATOR) (DENOMINATOR)  AMOUNT   (NUMERATOR) (DENOMINATOR)  AMOUNT
                  ----------- ------------- --------- ----------- ------------- --------- ----------- ------------- ---------
Earnings per
 share:
Income available
 to
 stockholders...    $5,968      6,533,470     $0.91     $4,523      6,337,322     $0.71     $3,383      6,095,273     $0.56
Effect of
 dilutive
 securities:
Options.........       --         428,877                  --         283,948                  --         210,665
                    ------      ---------               ------      ---------               ------      ---------
Earnings per
 share, assuming
 dilution:
Income available
 to stockholders
 plus assumed
 conversions....    $5,968      6,962,347     $0.86     $4,523      6,621,270     $0.68     $3,383      6,305,938     $0.54

NOTE 12--BENEFIT PLANS

  Franklin has a qualified 401(k) plan which allows substantially all employees to participate in this contributory savings plan after satisfaction of service requirements. The plan provides for an employee salary reduction feature pursuant to section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, and the employee can elect to defer up to 15% of their compensation, subject to certain limitations. The Bank provides a 100% matching contribution upon the first 4% of the employee's salary. For the years ended

                         FRANKLIN BANCORPORATION, INC.

December 31, 1997, 1996 and 1995, Franklin contributed approximately $151 thousand, $127 thousand and $110 thousand, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES

  In the normal course of business, there are various commitments, legal proceedings, and contingencies. In the opinion of management, based on its review with counsel of these matters to date, disposition of all matters will not materially effect the consolidated financial position or results of operations of Franklin.

  The Bank leases facilities under operating leases with unaffiliated third parties which have expiration dates ranging from 1998 through 2009. Several of the leases have one or more renewal options. The leases require payment by the Bank of its proportionate share of real estate taxes and insurance on the leased properties. One lease agreement requires Franklin to pledge a certificate of deposit for $200,000 to the lessor as a security deposit. Rental expense aggregated $1.6 million, $1.4 million and $1.0 million in 1997, 1996 and 1995, respectively.

  Total future minimum annual rental payments under these agreements as of December 31, 1997 are as follows:

       1998.............................................................. $1,368
       1999..............................................................  1,202
       2000..............................................................  1,246
       2001..............................................................  1,290
       2002..............................................................    844
       Thereafter........................................................  3,426
                                                                          ------
                                                                          $9,376
                                                                          ======

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  Franklin is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement Franklin has in particular classes of financial instruments.

  Franklin's exposure to credit loss in the event of non-performance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Franklin uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to lend are summarized as follows:

                                                               1997    1996
                                                              ------- -------
   Financial instruments whose contract amounts represent
    credit risk:
   Commitments to extend credit.............................. $85,563 $84,776
   Standby letters of credit.................................  12,851  10,576

  Collateral in the form of restricted cash accounts totalling $3.3 million and $5.9 million as of December 31, 1997 and 1996, respectively, are maintained by Franklin with respect to these letters of credit. Primarily all of Franklin's outstanding commitments to lend have been issued at variable interest rates.

                         FRANKLIN BANCORPORATION, INC.

  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS

  Generally accepted accounting principles require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Different assumptions could significantly affect these estimates of fair value. Accordingly, the net realizable value could be materially different from the estimates presented and should not be considered an indication of the fair value of Franklin taken as a whole.

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

  CASH AND DUE FROM BANKS: The carrying amount approximates fair value.

  FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER RESALE AGREEMENTS: The carrying amount approximates fair value.

  SECURITIES AVAILABLE-FOR-SALE AND HELD-TO-MATURITY: For U.S. treasury securities, agencies, municipal and mortgage-backed securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not readily available, as is the case for the equity securities such as Federal Reserve Bank stock, management believes that the carrying amount approximates fair value.

  LOANS: Fair values are estimated for categories of loans with similar financial characteristics. The fair value of loans is estimated by discounting expected future cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities.

  ACCRUED INTEREST RECEIVABLE AND INTEREST PAYABLE: The carrying amount approximates fair value.

  DEPOSITS: The fair value of demand deposits is the amount payable on demand exclusive of any value derived from retaining those deposits for an expected future period of time. This component of fair value is commonly referred to as a core deposit intangible and is neither considered in the fair value amounts nor is it recorded as an intangible asset in the statement of financial condition.

    NON-INTEREST BEARING DEPOSITS: The fair value of these deposits is the amount payable on demand at the reporting date.

    INTEREST BEARING DEPOSITS: The fair value of savings, money manager and money market accounts is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.

  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS: For these short-term instruments, the carrying amount approximates fair value.

  OFF-BALANCE SHEET INSTRUMENTS: The fair value of commitments to extend credit and letters of credit, both standby and commercial, is assumed to equal the carrying value, which is immaterial. Extensions of credit under these commitments, if exercised, would result in loans priced at market terms.

                         FRANKLIN BANCORPORATION, INC.

  The estimated fair values of Franklin's financial instruments at December 31 are as follows:

                                                 1997              1996
                                           ----------------- -----------------
                                           CARRYING   FAIR   CARRYING   FAIR
                                            VALUE    VALUE    VALUE    VALUE
                                           -------- -------- -------- --------
FINANCIAL ASSETS:
Cash and due from banks................... $ 38,590 $ 38,590 $ 22,468 $ 22,468
Federal funds sold and securities
 purchased under resale agreements........  122,000  122,000   71,800   71,800
Securities available-for-sale.............   96,930   96,930   97,160   97,160
Securities held-to-maturity...............   82,458   82,055   66,956   65,447
Loans, net of allowance...................  296,249  292,907  228,739  228,526
Accrued interest receivable...............    4,274    4,274    3,305    3,305
FINANCIAL LIABILITIES:
Non-interest bearing deposits............. $139,913 $139,913 $123,197 $123,197
Interest bearing deposits.................  287,885  288,155  240,230  240,615
Securities sold under repurchase
 agreements...............................  175,708  175,708   99,093   99,093
Accrued interest payable..................    1,871    1,871      997      997

NOTE 16--REGULATORY REQUIREMENTS

  Franklin and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Franklin's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Franklin and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Franklin's and the Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require Franklin and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that Franklin and the Bank meet all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                         FRANKLIN BANCORPORATION, INC.

  Franklin's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                TO BE WELL
                                                             CAPITALIZED UNDER
                                             FOR CAPITAL     PROMPT CORRECTIVE
                               ACTUAL     ADEQUACY PURPOSES  ACTION PROVISIONS
                            ------------- -------------------------------------
                            AMOUNT  RATIO   AMOUNT    RATIO   AMOUNT    RATIO
                            ------- ----- ---------- ----------------- --------
As of December 31, 1997
Total Capital (to Risk
 Weighted Assets)
  Franklin................. $42,036 11.9%  ^$ 28,210   ^8.0%       n/a     n/a
  Bank.....................  38,705 11.0%    ^28,204   ^8.0% ^$ 35,255  ^10.0%
Tier I Capital (to Risk
 Weighted Assets)
  Franklin................. $37,844 10.7% ^$  14,105   ^4.0%       n/a     n/a
  Bank.....................  34,513  9.8%    ^14,102   ^4.0% ^$ 21,153   ^6.0%
Tier I Capital (to Average
 Assets)
  Franklin................. $37,844  7.7% ^$  19,591   ^4.0%       n/a     n/a
  Bank.....................  34,513  7.1%    ^19,589   ^4.0% ^$ 24,487   ^5.0%
As of December 31, 1996
Total Capital (to Risk
 Weighted Assets)
  Franklin................. $34,286 13.0% ^$  21,104   ^8.0%       n/a     n/a
  Bank.....................  31,634 12.0%    ^21,104   ^8.0% ^$ 26,381  ^10.0%
Tier I Capital (to Risk
 Weighted Assets)
  Franklin................. $30,982 11.7% ^$  10,552   ^4.0%       n/a     n/a
  Bank.....................  28,329 10.7%    ^10,552   ^4.0% ^$ 15,828   ^6.0%
Tier I Capital (to Average
 Assets)
  Franklin................. $30,982  7.6% ^$  16,270   ^4.0%       n/a     n/a
  Bank.....................  28,329  7.0%    ^16,270   ^4.0% ^$ 20,337   ^5.0%

  Franklin may not declare or pay any cash dividends except as directed by policies of the Federal Reserve System. Certain restrictions exist regarding the ability of the Bank to transfer funds to Franklin in the form of dividends, advances and loans. No such dividends, advances or loans have been made to Franklin.

NOTE 17--FRANKLIN BANCORPORATION, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

  Presented below are the parent company only condensed financial statements.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997    1996
                                                              ------- -------
Assets
Cash and cash equivalents.................................... $ 3,105 $ 2,703
Investment in subsidiaries...................................  35,214  28,126
Goodwill, net................................................     989   1,115
Other assets.................................................       1     --
                                                              ------- -------
  Total Assets............................................... $39,309 $31,944
                                                              ======= =======
Liabilities and Stockholders' Equity
Liabilities.................................................. $    26 $    51
                                                              ------- -------
Stockholders' Equity
Common stock.................................................     663     649
Capital surplus..............................................  21,714  20,960
Retained earnings............................................  16,456  10,488
Unrealized gain (loss) in subsidiaries securities available-
 for-sale, net...............................................     450    (204)
                                                              ------- -------
  Total stockholders' equity.................................  39,283  31,893
                                                              ------- -------
  Total Liabilities and Stockholders' Equity................. $39,309 $31,944
                                                              ======= =======

                         FRANKLIN BANCORPORATION, INC.

CONDENSED STATEMENTS OF INCOME

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
Interest income.................................... $   --   $   --   $   --
                                                    -------  -------  -------
Amortization of goodwill...........................     126      126      126
Other expenses.....................................     122      251      149
                                                    -------  -------  -------
  Total expense....................................     248      377      275
                                                    -------  -------  -------
Loss before income tax benefit and equity in net
 income of subsidiaries............................    (248)    (377)    (275)
Income tax benefit.................................      31       64       42
Equity in net income of subsidiaries...............   6,185    4,836    3,616
                                                    -------  -------  -------
Net Income......................................... $ 5,968  $ 4,523  $ 3,383
                                                    =======  =======  =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
Cash Flows from Operating Activities
Net income......................................... $ 5,968  $ 4,523  $ 3,383
Adjustments to reconcile net income to net cash
 used in operating activities:
  Amortization.....................................     126      126      126
  Net income of subsidiaries.......................  (6,185)  (4,836)  (3,616)
  Change in other assets...........................      (1)       1       65
  Change in liabilities............................     (24)      40        4
                                                    -------  -------  -------
Net cash used in operating activities..............    (116)    (146)     (38)
                                                    -------  -------  -------
Cash Flows from Investing Activities
Investment in Franklin Community Development
 Corporation.......................................    (250)     --       --
                                                    -------  -------  -------
Acquisition of The George Washington Banking
 Corporation.......................................     --       --      (756)
                                                    -------  -------  -------
Net cash used in investing activities..............    (250)     --      (756)
                                                    -------  -------  -------
Cash Flows from Financing Activities
Proceeds from issuance of common stock.............     768    1,332      164
                                                    -------  -------  -------
Net cash provided by financing activities..........     768    1,332      164
                                                    -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................     402    1,186     (630)
Cash and cash equivalents at beginning of year.....   2,703    1,517    2,147
                                                    -------  -------  -------
Cash and cash equivalents at end of year........... $ 3,105  $ 2,703  $ 1,517
                                                    =======  =======  =======

                         FRANKLIN BANCORPORATION, INC.

NOTE 18--QUARTERLY FINANCIAL DATA (UNAUDITED)

  Consolidated quarterly financial results for Franklin are as follows:

                                             1997--THREE MONTHS ENDED,
                                     -----------------------------------------
                                     DECEMBER 31 SEPTEMBER 30 JUNE 30 MARCH 31
                                     ----------- ------------ ------- --------
Interest income.....................   $9,916       $9,016    $8,641   $8,294
Interest expense....................    4,096        3,521     3,495    3,223
                                       ------       ------    ------   ------
Net interest income.................    5,820        5,495     5,146    5,071
                                       ------       ------    ------   ------
Provision for loan losses...........      199          100        55      130
Gains on sales of securities........       24           25       --       --
Non-interest income.................      653          638       581      526
Non-interest expense................    3,834        3,544     3,337    3,200
                                       ------       ------    ------   ------
Income before income tax expense....    2,464        2,514     2,335    2,267
Income tax expense..................      841          973       914      884
                                       ------       ------    ------   ------
Net income..........................   $1,623       $1,541    $1,421   $1,383
                                       ------       ------    ------   ------
Net income per share................   $ 0.25       $ 0.24    $ 0.22   $ 0.21
                                       ------       ------    ------   ------
Net income per share, assuming
 dilution...........................   $ 0.23       $ 0.22    $ 0.21   $ 0.20
                                       ======       ======    ======   ======
                                             1996--THREE MONTHS ENDED,
                                     -----------------------------------------
                                     DECEMBER 31 SEPTEMBER 30 JUNE 30 MARCH 31
                                     ----------- ------------ ------- --------
Interest income.....................   $8,167       $7,957    $6,736   $6,480
Interest expense....................    3,144        2,939     2,520    2,447
                                       ------       ------    ------   ------
Net interest income.................    5,023        5,018     4,216    4,033
                                       ------       ------    ------   ------
Provision for loan losses...........      --           --        --        27
Gains on sales of securities........      --           --         31      --
Non-interest income.................      554          437       394      354
Non-interest expense................    3,373        3,607     2,898    2,774
                                       ------       ------    ------   ------
Income before income tax expense....    2,204        1,848     1,743    1,586
Income tax expense..................      918          627       691      622
                                       ------       ------    ------   ------
Net income..........................   $1,286       $1,221    $1,052   $  964
                                       ------       ------    ------   ------
Net income per share................   $ 0.20       $ 0.19    $ 0.17   $ 0.15
                                       ------       ------    ------   ------
Net income per share, assuming
 dilution...........................   $ 0.19       $ 0.18    $ 0.16   $ 0.15
                                       ======       ======    ======   ======

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Franklin Bancorporation

  We have audited the accompanying consolidated statements of financial condition of Franklin Bancorporation and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franklin Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
February 6, 1998

                         FRANKLIN BANCORPORATION, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        UNAUDITED
                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                        ---------  ------------
ASSETS
Cash and due from banks...............................  $ 28,718     $ 38,590
Federal funds sold and securities purchased under
 resale agreements....................................   127,000      122,000
Securities available-for-sale.........................   101,410       96,930
Securities held-to-maturity...........................    88,409       82,458
                                                        --------     --------
  Total securities....................................   189,819      179,388
Loans, net of unearned income.........................   306,853      300,441
 Less: allowance for loan losses......................    (4,324)      (4,192)
                                                        --------     --------
  Total loans, net....................................   302,529      296,249
Accrued interest receivable...........................     3,833        4,274
Premises and equipment, net...........................     2,465        2,628
Goodwill, net.........................................       957          989
Other assets..........................................     3,655        3,330
                                                        --------     --------
TOTAL ASSETS..........................................  $658,976     $647,448
                                                        ========     ========
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing deposits.........................  $133,087     $139,913
Interest bearing deposits.............................   300,530      287,885
                                                        --------     --------
  Total deposits......................................   433,617      427,798
Securities sold under repurchase agreements...........   175,980      175,708
Accrued interest payable..............................     2,097        1,871
Other liabilities.....................................     4,767        2,788
                                                        --------     --------
  Total liabilities...................................   616,461      608,165
                                                        --------     --------
Stockholders' Equity:
Common Stock, $0.10 par value, 25,000,000 shares
 authorized; 6,798,311 and 6,630,975 shares issued and
 outstanding, respectively............................       680          663
Capital surplus.......................................    23,246       21,714
Retained earnings.....................................    18,179       16,456
Accumulated other comprehensive income................       410          450
                                                        --------     --------
  Total stockholders' equity..........................    42,515       39,283
                                                        --------     --------
  Total Liabilities and Stockholders' Equity..........  $658,976     $647,448
                                                        ========     ========

    The accompanying condensed notes are an integral part of these financial statements.

                         FRANKLIN BANCORPORATION, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
INTEREST INCOME
Interest and fees on loans...............................  $   6,856  $  5,329
Interest and dividends on securities.....................      2,715     2,514
Interest on federal funds sold and securities purchased
 under resale agreements.................................      1,251       451
                                                           ---------  --------
  Total interest income..................................     10,822     8,294
                                                           ---------  --------
INTEREST EXPENSE
Interest on deposits.....................................      3,207     2,314
Interest on securities sold under repurchase agreements..      1,396       909
                                                           ---------  --------
  Total interest expense.................................      4,603     3,223
                                                           ---------  --------
Net interest income......................................      6,219     5,071
Provision for loan losses................................        340       130
                                                           ---------  --------
Net interest income after provision for loan losses......      5,879     4,941
                                                           ---------  --------
NON-INTEREST INCOME
Service charges on deposits..............................        376       332
Other fee income.........................................        265       194
                                                           ---------  --------
  Total non-interest income..............................        641       526
                                                           ---------  --------
NON-INTEREST EXPENSE
Compensation and employee benefits.......................      1,942     1,762
Occupancy................................................        471       469
Furniture and equipment..................................        242       225
Other....................................................      1,102       744
                                                           ---------  --------
  Total non-interest expense.............................      3,757     3,200
                                                           ---------  --------
Income before income tax expense.........................      2,763     2,267
Income tax expense.......................................      1,040       884
                                                           ---------  --------
NET INCOME...............................................  $   1,723  $  1,383
                                                           =========  ========
Other comprehensive income, net of tax:
 Unrealized losses on securities:
  Unrealized holding losses arising during period........        (40)     (811)
  Less: reclassification adjustment for losses included
   in net income.........................................         --        --
                                                           ---------  --------
Other comprehensive income...............................        (40)     (811)
                                                           ---------  --------
COMPREHENSIVE INCOME.....................................  $   1,683  $    572
                                                           =========  ========
EARNINGS PER SHARE
Net Income...............................................  $    0.26  $   0.21
EARNINGS PER SHARE--ASSUMING DILUTION
Net Income...............................................  $    0.24  $   0.20
                                                           =========  ========

    The accompanying condensed notes are an integral part of these financial statements.

                         FRANKLIN BANCORPORATION, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................  $   1,723  $   1,383
Adjustments to reconcile net income to net cash provided
 by operating activities:
Provision for loan losses...............................        340        130
Depreciation and amortization...........................        154        182
Change in accrued interest receivable and other assets..        189       (145)
Change in accrued interest payable and other
 liabilities............................................      2,562        599
                                                          ---------  ---------
Net cash provided by operating activities...............      4,968      2,149
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available-for-sale..............    (16,119)    (7,307)
Proceeds from maturities/principal paydowns of
 securities available-for-sale..........................     11,657      4,126
Purchases of securities held-to-maturity................     (6,913)   (12,766)
Proceeds from maturities/principal paydowns of
 securities held-to-maturity............................        975        705
Net increase in loans receivable........................     (6,620)    (2,966)
Additions to premises and equipment, net................        (57)      (171)
                                                          ---------  ---------
Net cash used in investing activities...................    (17,077)   (18,379)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits..................................      5,819    (12,117)
Net change in securities sold under repurchase
 agreements.............................................        272     (1,923)
Proceeds from issuance of common stock..................      1,146         15
                                                          ---------  ---------
Net cash provided by (used in) financing activities.....      7,237    (14,025)
                                                          ---------  ---------
Net decrease in cash and cash equivalents...............     (4,872)   (30,255)
Cash and cash equivalents at beginning of period........    160,590     94,268
                                                          ---------  ---------
Cash and cash equivalents at end of period..............  $ 155,718  $  64,013
                                                          =========  =========


    The accompanying condensed notes are an integral part of these financial statements.

                         FRANKLIN BANCORPORATION, INC.

  CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 1998

                 (UNAUDITED) (DOLLARS IN TABLES IN THOUSANDS)

1. BASIS OF FINANCIAL STATEMENT PRESENTATION.

  The interim financial statements of Franklin Bancorporation, Inc. ("Franklin") have been prepared pursuant to the requirements for reporting on Form 10-Q and reflect all adjustments (consisting only of normal recurring adjustments) which were, in the opinion of management, necessary for a fair statement of the results of the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Accordingly, these unaudited statements should be read in conjunction with the audited financial statements and related notes in Franklin's most current annual report. The current period's results of operations are not necessarily indicative of results which ultimately may be achieved for the year.

2. SECURITIES.

  The amortized cost and market value of securities are summarized as follows:

                                             MARCH 31, 1998   DECEMBER 31, 1997
                                           ------------------ -----------------
                                           AMORTIZED  MARKET  AMORTIZED MARKET
SECURITIES AVAILABLE-FOR-SALE                COST     VALUE     COST     VALUE
-----------------------------              --------- -------- --------- -------
U.S. treasury securities.................. $ 18,795  $ 19,161  $18,778  $19,170
U.S. government agencies..................   61,553    61,921   57,012   57,428
Step-up and structured notes..............    4,002     3,863    5,950    5,838
Mortgage-backed securities................    1,968     1,953    2,126    2,076
States and political subdivisions.........   11,753    11,850   10,113   10,205
Equity securities.........................    2,662     2,662    2,213    2,213
                                           --------  --------  -------  -------
Total..................................... $100,733  $101,410  $96,192  $96,930
                                           ========  ========  =======  =======
                                             MARCH 31, 1998   DECEMBER 31, 1997
                                           ------------------ -----------------
                                           AMORTIZED  MARKET  AMORTIZED MARKET
SECURITIES HELD-TO-MATURITY                  COST     VALUE     COST     VALUE
----------------------------               --------- -------- --------- -------
U.S. treasury securities.................. $ 15,964  $ 16,017  $15,960  $16,001
U.S. government agencies..................   21,438    21,591   15,426   15,657
Mortgage-backed securities................   32,580    31,871   33,550   32,639
States and political subdivisions.........   18,427    18,678   17,522   17,758
                                           --------  --------  -------  -------
Total..................................... $ 88,409  $ 88,157  $82,458  $82,055
                                           ========  ========  =======  =======

                         FRANKLIN BANCORPORATION, INC.

 CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 1998--
                                  (CONTINUED)

3. LOANS.

  Major categories of loans are as follows:

                                                         MARCH 31,  DECEMBER 31,
                                                           1998         1997
                                                         ---------  ------------
      Real Estate
        Commercial...................................... $ 58,001     $ 59,278
        Construction and development....................   10,392       11,336
        Residential mortgage............................   29,734       30,571
                                                         --------     --------
          Total Real Estate.............................   98,127      101,185
      Commercial and Industrial.........................  194,478      184,360
      Consumer
        Consumer........................................    9,973       10,848
        Home equity.....................................    4,783        4,524
                                                         --------     --------
          Total Consumer................................   14,756       15,372
      Total.............................................  307,361      300,917
                                                         --------     --------
      Unearned income...................................     (508)        (476)
                                                         --------     --------
      Loans, net of unearned income..................... $306,853     $300,441
                                                         ========     ========

  At March 31, 1998, impaired loans totaled $704 thousand with a corresponding valuation allowance of $381 thousand. The loans deemed to be impaired were primarily commercial loans.

  For the quarter ended March 31, 1998, the average recorded investment in impaired loans was approximately $961 thousand. Had all of these loans performed in accordance with their original terms, interest income of approximately $44 thousand would have been recorded during the first three months of 1998. Franklin recognized $18 thousand in interest on impaired loans during the quarter.

  At March 31, 1998, Franklin had no other loans on non-accrual other than those deemed to be impaired loans. Loans 90 days or more past due which were still accruing interest totaled $337 thousand.

                         FRANKLIN BANCORPORATION, INC.

 CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 1998--
                                  (CONTINUED)

  Changes in the allowance for loan losses for the three months ended March 31, 1998 are as follows:

      Balance, January 1................................................ $4,192
      Charge-offs:
        Real Estate.....................................................   (105)
        Commercial......................................................   (170)
        Consumer........................................................    (10)
                                                                         ------
      Total.............................................................   (285)
                                                                         ------
      Recoveries:
        Real Estate.....................................................      3
        Commercial......................................................     73
        Consumer........................................................      1
                                                                         ------
      Total.............................................................     77
                                                                         ------
      Net charge-offs...................................................   (208)
      Provision for loan losses.........................................    340
      Balance, March 31................................................. $4,324
                                                                         ======
      Net charge-offs to average loans..................................   0.07%

  Franklin National Bank, in the normal course of business, makes loans to executive officers, directors and stockholders, as well as to companies and individuals affiliated with those officers and directors. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limits and do not involve more than normal risk of collectibility.

  Activity in such loans is summarized as follows:

      Balance, January 1, 1998....................................... $15,427
        New loans....................................................     863
        Repayments...................................................    (720)
                                                                      -------
      Balance, March 31, 1998........................................ $15,570
                                                                      =======

  There were no loans to directors, officers or other related parties that were classified as impaired as of March 31, 1998.

4. CERTIFICATES OF DEPOSIT, INCLUDING IRA'S, ARE AS FOLLOWS:

                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
   Certificates less than $100,000....................... $ 13,282    $ 11,477
   Certificates of $100,000 or more......................  137,728     130,248

                         FRANKLIN BANCORPORATION, INC.

  CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 1998--
                                  (CONTINUED)

5. COMPUTATION OF EARNINGS PER SHARE AND EARNINGS PER SHARE, ASSUMING DILUTION

                                       FOR THE THREE MONTH PERIOD ENDED MARCH 31,
                         -----------------------------------------------------------------------
                                        1998                                1997
                         ----------------------------------- -----------------------------------
                           INCOME       SHARES     PER SHARE   INCOME       SHARES     PER SHARE
                         (NUMERATOR) (DENOMINATOR)  AMOUNT   (NUMERATOR) (DENOMINATOR)  AMOUNT
                         ----------- ------------- --------- ----------- ------------- ---------
                                      (DOLLARS IN THOUSANDS--EXCEPT PER SHARE DATA)
Earnings per share:
  Income available to
   stockholders.........   $1,723      6,692,244     $0.26     $1,383      6,487,577     $0.21
Effect of dilutive
 securities:
  Options...............                 474,952                             399,992
Earnings per share
 assuming dilution:
  Income available to
   stockholders plus
   assumed conversions..   $1,723      7,167,176     $0.24     $1,383      6,887,569     $0.20

                                                                      APPENDIX I

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                         FRANKLIN BANCORPORATION, INC.
                     BB&T FINANCIAL CORPORATION OF VIRGINIA
                                      AND
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I
  DEFINITIONS..............................................................  I-1
 ARTICLE II
  THE MERGER...............................................................  I-5
 2.1  Merger..............................................................   I-5
 2.2  Filing; Plan of Merger..............................................   I-5
 2.3  Effective Time......................................................   I-5
 2.4  Closing.............................................................   I-5
 2.5  Effect of Merger....................................................   I-5
 2.6  Further Assurances..................................................   I-5
 2.7  Merger Consideration................................................   I-6
 2.8  Conversion of Shares; Payment of Merger Consideration...............   I-6
 2.9  Conversion of Stock Options.........................................   I-7
 2.10 Merger of Subsidiary................................................   I-8
 2.11 Anti-Dilution.......................................................   I-8
 ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF FRANKLIN...............................  I-8
 3.1  Capital Structure...................................................   I-8
 3.2  Organization, Standing and Authority................................   I-8
 3.3  Ownership of Subsidiaries...........................................   I-9
 3.4  Organization, Standing and Authority of the Subsidiaries............   I-9
 3.5  Authorized and Effective Agreement..................................   I-9
 3.6  Securities Filings; Statements True.................................  I-10
 3.7  Minute Books........................................................  I-10
 3.8  Adverse Change; Absence of Undisclosed Liabilities..................  I-10
 3.9  Labor Relations.....................................................  I-10
 3.10 Properties..........................................................  I-11
 3.11 Environmental Matters...............................................  I-11
 3.12 Loans; Allowance for Loan Losses....................................  I-11
 3.13 Tax Matters.........................................................  I-12
 3.14 Employees; Compensation; Benefit Plans..............................  I-12
 3.15 Certain Contracts...................................................  I-15
 3.16 Legal Proceedings; Regulatory Approvals.............................  I-15
 3.17 Compliance with Laws; Filings.......................................  I-16
 3.18 Brokers and Finders.................................................  I-16
 3.19 Repurchase Agreements; Derivatives..................................  I-16
 3.20 Deposit Accounts....................................................  I-17
 3.21 Related Party Transactions..........................................  I-17
 3.22 Certain Information.................................................  I-17
 3.23 Accounting; Tax and Regulatory Matters..............................  I-17
 3.24 State Takeover Laws.................................................  I-17
 3.25 Fairness Opinion....................................................  I-17
 ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF BB&T................................... I-17
 4.1  Capital Structure of BB&T...........................................  I-17
 4.2  Organization, Standing and Authority of BB&T........................  I-18

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of May 19, 1998, is among FRANKLIN BANCORPORATION, INC. ("Franklin"), a Delaware corporation having its principal office at Washington, D.C., BB&T FINANCIAL CORPORATION OF VIRGINIA, a Virginia corporation having its principal office at Virginia Beach, Virginia ("BB&T Financial"), and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   RECITALS:

  By Agreement and Plan of Reorganization dated December 16, 1997 (the "1997 Merger Agreement"), Franklin agreed to be merged with and into BB&T Financial. The parties have determined that it is in their best interest to clarify certain provisions of the 1997 Merger Agreement relating to stock options and restructure the merger contemplated in the 1997 Merger Agreement to provide that Franklin shall be merged with and into BB&T, and BB&T Financial shall no longer be a party to such transaction. Accordingly, the parties desire to amend and restate the 1997 Merger Agreement such that Franklin shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annex A hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree to amend and restate the 1997 Merger Agreement in its entirety as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 DEFINITIONS

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, Rights Agent.

  "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of December 16, 1997 under which BB&T has an option to purchase shares of Franklin, as amended from time to time, which shall be executed immediately following execution of this Agreement.

  "BB&T Subsidiaries" shall mean all Subsidiaries of BB&T at the Effective Time which are bank holding companies, banks or savings banks.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "Closing Date" shall mean the date specified pursuant to Section 2.4 as the date on which the parties hereto shall close the transactions contemplated herein.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Disclosed" shall mean disclosed in the Franklin Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Effective Time" shall mean the time specified in Section 2.3 as the Effective Time of the Merger.

  "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Materials of Environmental Concern.

  "Environmental Laws" means all written applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Materials of Environmental Concern.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1996, and (b) with respect to Franklin, (i) the consolidated balance sheets (including related notes and schedules, if any) of Franklin as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994 as filed by Franklin in Securities Documents and (ii) the consolidated balance sheets of Franklin (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Franklin with respect to periods ended subsequent to December 31, 1996.

  "Franklin Common Stock" shall mean the shares of voting common stock, par value $0.10 per share, of Franklin.

  "Franklin Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Franklin Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than fifteen days after the execution of this Agreement by Franklin to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made.

  "Franklin Subsidiaries" shall mean the Subsidiaries of Franklin, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of Franklin in the future and held as a Subsidiary by Franklin at the Effective Time.

  "Material Adverse Effect" on BB&T or Franklin shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Franklin and the Franklin Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Franklin to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Franklin taken with the prior informed consent of the other in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OCC" shall mean the Office of the Comptroller of the Currency.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, sent to shareholders of Franklin to solicit their votes in connection with this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T with respect to the BB&T Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

  "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans and unexercised on the date hereof to acquire shares of Franklin Common Stock, aggregating 721,919 shares.

  "Stock Option Plans" shall mean (a) Franklin's Second Amended and Restated Stock Option Plan, 1997 Employee Stock Option Plan and Nondiscretionary Stock Option Plan, and (b) those predecessor plans and other agreements and arrangements pursuant to which options to acquire 110,200 shares of Franklin Common Stock have been issued and are outstanding on the date hereof.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

1.2 TERMS DEFINED ELSEWHERE

  The capitalized terms set forth below are defined in the following sections:

   Agreement                 Introduction
   Articles of Merger        Recitals
   BB&T                      Introduction
   BB&T Financial            Introduction
   BB&T Option Plan          Section 2.9
   Closing                   Section 2.4
   Closing Date              Section 2.4
   Closing Value             Section 7.1(h)
   Constituent Corporations  Section 2.1
   Determination Date        Section 7.1(h)
   Effective Time            Section 2.3
   Employment Agreements     Section 5.10
   Exchange Ratio            Section 2.7
   Franklin                  Introduction
   Index Group               Section 7.1(h)
   Index Price               Section 7.1(h)
   Merger                    Recitals
   Merger Consideration      Section 2.7
   1997 Merger Agreement     Recitals
   PBGC                      Section 3.14(b)(iv)
   Plan                      Section 3.14(b)(i)
   Plan of Merger            Recitals
   Starting Date             Section 7.1(h)
   Surviving Corporation     Section 2.1(a)

                                  ARTICLE II
                                  THE MERGER

2.1 MERGER

  BB&T and Franklin are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the DGCL. At the Effective
Time:

  (a) Franklin shall be merged with and into BB&T in accordance with the applicable provisions of the DGCL and the NCBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

  (b) The separate existence of Franklin shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

  (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

  (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2 FILING; PLAN OF MERGER

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly adopted by the respective Boards of Directors of the Constituent Corporations and approved by shareholders holding the requisite number of shares of Franklin. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause an appropriate certificate of merger to be certified, executed, acknowledged and filed with the Delaware Department of State as provided in Section 8-252 of the DGCL, and the Articles of Merger to be certified, executed, acknowledged and filed with the Office of the Secretary of State of North Carolina as provided in Section 55-11-05 of the NCBCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Franklin shall constitute adoption and approval of the Plan of Merger.

2.3 EFFECTIVE TIME

  The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Delaware Department of State (herein sometimes referred to as the "Effective Time").

2.4 CLOSING

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the last Business Day of the month (or first Business Day of the next month) which next follows by at least ten days the satisfaction of the conditions to Closing set forth in
Article VI, or such later date as the parties may otherwise agree (the "Closing Date").

2.5 EFFECT OF MERGER

  From and after the Effective Time, the Merger shall have the effect described in Section 8-259 of the DGCL.

2.6 FURTHER ASSURANCES

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 MERGER CONSIDERATION

  As used herein, the term "Merger Consideration" shall mean the whole shares of BB&T Common Stock to be exchanged for each share of Franklin Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Franklin Common Stock, determined as follows:

  (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Franklin Common Stock shall be in the ratio as set forth on Exhibit "A" (the "Exchange Ratio") attached hereto and incorporated herein by reference based on the Closing Value as defined in
Section 7.1(h).

  (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the closing price per share of BB&T Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal--Eastern Edition) of the last trade of BB&T Common Stock on the trading day immediately preceding the Effective Time. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.

2.8 CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Franklin or the holders of record of Franklin Common Stock, each share of Franklin Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Franklin Common Stock (as provided in paragraph (d) below), the Merger Consideration.

  (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Franklin Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Franklin Common Stock. With respect to any certificate for Franklin Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Franklin Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Franklin shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Franklin Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates or other evidence of ownership meeting the requirements of
Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Franklin in respect of shares of Franklin Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Franklin shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Franklin Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Franklin Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Franklin Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

2.9 CONVERSION OF STOCK OPTIONS

  At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock and BB&T shall assume each Stock Option, in accordance with the terms of the Stock Option Plan and stock option agreement, or other agreement, by which it is evidenced, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for Franklin and the Committee of Franklin's Board of Directors administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Franklin Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan (the 'BB&T Option Plan') for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Franklin agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. As soon as practicable following the Effective Time, BB&T shall deliver to the participants in the Stock Option Plans an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Franklin shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Franklin hereby represents that each of the Stock Option Plans in its current form complies with Rule 16b-3 to the extent, if any, required as of the date hereof.

2.10 MERGER OF SUBSIDIARY

  In the event that BB&T shall request, Franklin shall take such actions, and shall cause the Franklin Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Franklin Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

2.11 ANTI-DILUTION

  In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the number of shares of BB&T Common Stock into which any Stock Option is converted (as provided in Section 2.9) shall be proportionately adjusted.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF FRANKLIN

  Except as otherwise Disclosed, Franklin represents and warrants to BB&T as follows (no representation or warranty herein of Franklin shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under the applicable standard set forth in Section 6.3(a)):

3.1 CAPITAL STRUCTURE

  The authorized capital stock of Franklin consists of 25,000,000 shares of Franklin Common Stock, par value $0.10 per share. No other classes of capital stock of Franklin are authorized. As of the date hereof, 6,631,475 shares of Franklin Common Stock are issued and outstanding, and no other shares of capital stock of Franklin, common or preferred, are issued and outstanding. All outstanding shares of Franklin Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Franklin Common Stock reserved in connection with the Stock Option Plans, and (ii) 1,319,564 shares of Franklin Common Stock in connection with the BB&T Option Agreement. Franklin has granted options to acquire 721,919 shares of Franklin Common Stock under the Stock Option Plans. Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of Franklin. Holders of Franklin Common Stock do not have preemptive rights.

3.2 ORGANIZATION, STANDING AND AUTHORITY

  Franklin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Franklin is qualified to do business in the District of Columbia, and Franklin has not failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure would have a Material Adverse Effect.

3.3 OWNERSHIP OF SUBSIDIARIES

  Section 3.3 of the Franklin Disclosure Memorandum lists all of the Franklin Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Franklin (directly or indirectly), and the percentage ownership interest so owned by Franklin. The outstanding shares of capital stock or other equity interests of the Franklin Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Franklin free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Franklin Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Franklin to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Franklin Subsidiaries has been issued in violation of the preemptive rights of any person. Section 3.3 of the Franklin Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization owned by Franklin, directly or indirectly (except for securities owned in a fiduciary capacity).

3.4 ORGANIZATION, STANDING AND AUTHORITY OF THE SUBSIDIARIES

  Each Franklin Subsidiary which is a depository institution is a federally chartered national banking association and its deposits are insured by the FDIC. Each of the Franklin Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Franklin Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction Disclosed with respect to it except where the failure to be so qualified would not have a Material Adverse Effect. No Franklin Subsidiary is required to be qualified to do business in any other jurisdiction, or is engaged in any activities that have not been Disclosed except where the failure to be so qualified would not have a Material Adverse Effect.

3.5 AUTHORIZED AND EFFECTIVE AGREEMENT

  (a) Franklin has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Franklin shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof except, in the case of this Agreement and the Plan of Merger, the approval of Franklin shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Franklin, and each is enforceable against Franklin in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity), and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Franklin with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Franklin or similar organizational instruments of any Franklin Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Franklin or any Franklin Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Franklin or any Franklin Subsidiary.

  (c) Other than filings contemplated by Section 2.2 and consents required from regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Franklin of the Merger and the other transactions contemplated in this Agreement.

3.6 SECURITIES FILINGS; STATEMENTS TRUE

  (a) Franklin has timely filed all Securities Documents required by the Securities Laws since January 1, 1994. Franklin shall Disclose to BB&T a true and complete copy of each Securities Document filed by Franklin with the Commission after January 1, 1994 and prior to the date hereof, which are all of the Securities Documents that Franklin was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Franklin fairly present or will fairly present, as the case may be, the consolidated financial position of Franklin and the Franklin Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Franklin or any Franklin Subsidiary to BB&T contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 MINUTE BOOKS

  The minute books of Franklin and each of the Franklin Subsidiaries contain or will contain at Closing legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8 ADVERSE CHANGE; ABSENCE OF UNDISCLOSED LIABILITIES

  Since December 31, 1996, Franklin and the Franklin Subsidiaries have not incurred any liability except as disclosed in the most recent Franklin Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of Franklin or any of the Franklin Subsidiaries. All liabilities (including contingent liabilities) of Franklin and the Franklin Subsidiaries are disclosed in the most recent Financial Statements of Franklin or were incurred in the ordinary course of its business since the date of Franklin's most recent Financial Statements.

3.9 LABOR RELATIONS

  Neither Franklin nor any Franklin Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Franklin or any Franklin Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Franklin or any Franklin Subsidiary, pending or threatened, or to the best knowledge of Franklin, is there any activity involving any employees of Franklin or any Franklin Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.10 PROPERTIES

  (a) Franklin and the Franklin Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of Franklin as of December 31, 1996 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business and (v) capital leases reflected on the most recent Franklin Financial Statements or entered into thereafter in the ordinary course of business.

  (b) All leases and licenses pursuant to which Franklin or any Franklin Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.

3.11 ENVIRONMENTAL MATTERS

  (a) Franklin and the Franklin Subsidiaries are in compliance with all Environmental Laws. Neither Franklin nor any Franklin Subsidiary has received any written communication alleging that Franklin or the Franklin Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) Neither Franklin nor any Franklin Subsidiary has received written notice of any pending, there are no pending, and to the best knowledge of Franklin there are no conditions or facts existing which might reasonably be expected to result in, legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature arising under any Environmental Laws upon (i) Franklin or any Franklin Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Franklin or any Franklin Subsidiary has retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Franklin or any Franklin Subsidiary, or any real or personal property which Franklin or any Franklin Subsidiary has managed or supervised or participated in the management of, or (iv) any real or personal property in which Franklin or any Franklin Subsidiary holds a security interest securing a loan recorded on the books of Franklin or any Franklin Subsidiary. Neither Franklin nor any Franklin Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (c) Franklin and the Franklin Subsidiaries are in compliance with all recommendations contained in all environmental audits, analyses and surveys, if any, known to Franklin relating to all real and personal property owned or leased by Franklin or any Franklin Subsidiary and all real and personal property which Franklin or any Franklin Subsidiary has or is judged to have managed or supervised or participated in the management thereof.

3.12 LOANS; ALLOWANCE FOR LOAN LOSSES

  (a) All of the loans on the books of Franklin and the Franklin Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

  (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Franklin are, or will be in the opinion of Franklin's management adequate as of their respective dates under the requirements of U.S. generally accepted accounting principles and applicable regulatory requirements and guidelines as they apply to banks and bank holding companies, to provide for losses on outstanding loans (including accrued interest receivable) net of recoveries.

3.13 TAX MATTERS

  (a) Franklin and the Franklin Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Franklin nor any Franklin Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Franklin and the Franklin Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

  (b) Except as Disclosed, all federal, state and local (and, if applicable, foreign) tax returns filed by Franklin and the Franklin Subsidiaries are complete and accurate. Neither Franklin nor any Franklin Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Franklin or any Franklin Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Franklin or any Franklin Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred taxes have been provided for in accordance with U.S. generally accepted accounting principles consistently applied.

  (d) Neither Franklin nor any of the Franklin Subsidiaries is a party to any tax allocation or sharing agreement, and none has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Franklin) or has any liability for taxes of any person (other than Franklin and the Franklin Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Franklin and the Franklin Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) None of Franklin or the Franklin Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Code.

3.14 EMPLOYEES; COMPENSATION; BENEFIT PLANS

  (a) COMPENSATION. Franklin shall have Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Franklin and of each Franklin Subsidiary and each other person (other than an employee as such) to whom Franklin or any Franklin Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) EMPLOYEE BENEFIT PLANS.

      (i) Franklin shall have Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Franklin or any Franklin Subsidiary, to which Franklin or any Franklin Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Franklin or any Franklin Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

      (ii) Except as Disclosed, neither Franklin nor any Franklin Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in section 413 of the Code (and regulations promulgated thereunder), or
    (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

      (iii) Except as Disclosed, none of the Plans obligates Franklin or any Franklin Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

      (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened in writing, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or
    Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Franklin or any Franklin Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Franklin nor any Franklin Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Franklin or any Franklin Subsidiary to any tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a fine or penalty under
    Section 502(c) of ERISA.

      (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

      (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Franklin or any Franklin Subsidiary is a member or was a member during such five-year period.

      (vii) As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.

      (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Franklin nor, to the best knowledge of Franklin, any Franklin Subsidiary; any trustee, administrator or other fiduciary of any Plan; or agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Franklin or any Franklin Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

      (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

      (x) Franklin and each Franklin Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

      (xi) Neither Franklin nor any Franklin Subsidiary has a liability under any Plan that, to the extent disclosure is required under U.S. generally accepted accounting principles, is not reflected on the consolidated balance sheet included in the most recent Financial Statements of Franklin or otherwise Disclosed.

      (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Franklin's or any Franklin Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting or by the conversion of all stock options in accordance with Section 2.9).

      (xiii) With respect to each Plan, Franklin has Disclosed or made available, at the same time as the Franklin Disclosure Memorandum, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the calendar years 1994, 1995 and 1996, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the years 1994, 1995 and 1996.

3.15 CERTAIN CONTRACTS

  (a) Neither Franklin nor any Franklin Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Franklin or any Franklin Subsidiary or the guarantee by Franklin or any Franklin Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Franklin or any Franklin Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Franklin or any Franklin Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Franklin of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect.

  (b) Neither Franklin nor any Franklin Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 LEGAL PROCEEDINGS; REGULATORY APPROVALS

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Franklin, threatened against Franklin or any Franklin Subsidiary or against any asset, interest, plan or right of Franklin or any Franklin Subsidiary, or against any officer, director or employee of any of them relating to or arising out of such person's relationship with Franklin or any Franklin Subsidiary. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Franklin, threatened against any present or former director or officer of Franklin or any Franklin Subsidiary that would reasonably be expected to give rise to a claim against Franklin or any Franklin Subsidiary for indemnification. There are no actual or, to the best knowledge of Franklin, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Franklin, no fact or condition relating to Franklin or any Franklin Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Franklin or BB&T from obtaining all of the federal regulatory approvals contemplated herein.

3.17 COMPLIANCE WITH LAWS; FILINGS

  Each of Franklin and each Franklin Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Franklin nor any Franklin Subsidiary has received written notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Franklin nor any Franklin Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any written communication requesting that it enter into any of the foregoing. Franklin and each of the Franklin Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the OCC, FDIC and Federal Reserve Board. Each such report, registration, notice and statement, and each amendment thereto, has complied with applicable legal requirements and none has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.18 BROKERS AND FINDERS

  Neither Franklin nor any Franklin Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for fees to accountants and lawyers and an obligation to Friedman, Billings, Ramsey & Co., Inc., the nature and extent of which have been Disclosed, for investment banking services.

3.19 REPURCHASE AGREEMENTS; DERIVATIVES

  (a) With respect to all agreements currently outstanding pursuant to which Franklin or any Franklin Subsidiary has purchased securities subject to an agreement to resell, Franklin or the Franklin Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Franklin or any Franklin Subsidiary has sold securities subject to an agreement to repurchase, neither Franklin nor the Franklin Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither Franklin nor any Franklin Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Franklin nor any Franklin Subsidiary is a party to or has agreed to enter into an exchange- traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 DEPOSIT ACCOUNTS

  The deposit accounts of the Franklin Subsidiaries that are insured depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Franklin Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under the Federal Deposit Insurance Act.

3.21 RELATED PARTY TRANSACTIONS

  Franklin has Disclosed all transactions, investments and loans, including loan guarantees, to which Franklin or any Franklin Subsidiary is a party with any director, executive officer or 5% shareholder of Franklin or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Franklin than could be obtained from unrelated parties.

3.22 CERTAIN INFORMATION

  When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Franklin to vote upon the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Franklin, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 ACCOUNTING; TAX AND REGULATORY MATTERS

  Neither Franklin nor any Franklin Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b), in each case except to the extent actions taken pursuant to this Agreement could have such effect.

3.24 STATE TAKEOVER LAWS

  Franklin and each Franklin Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, including without limitation the provisions of Section 8-203 of the DGCL.

3.25 FAIRNESS OPINION

  Franklin has received from Friedman, Billings, Ramsey & Co., Inc. an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Franklin from a financial point of view.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BB&T

  BB&T represents and warrants to Franklin as follows (no representation or warranty herein of BB&T shall be deemed to be inaccurate unless the inaccuracy would permit Franklin to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a)):

4.1 CAPITAL STRUCTURE OF BB&T

  The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 300,000,000 shares of BB&T Common Stock, of which 134,308,475 shares were issued and outstanding on September 30, 1997. No other shares of BB&T capital stock, common or preferred, are authorized or are issued and outstanding. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 ORGANIZATION, STANDING AND AUTHORITY OF BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.

4.3 AUTHORIZED AND EFFECTIVE AGREEMENT

  (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement, the Plan of Merger and the BB&T Option Agreement, as applicable. The execution and delivery of this Agreement, the Plan of Merger and the BB&T Option Agreement, as applicable, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity (whether applied in a court of law or in equity), and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, the Plan of Merger or the BB&T Option Agreement, as applicable, nor consummation of the transactions contemplated hereby and thereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (c) Other than filings contemplated by Section 2.2 and consents required from regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 ORGANIZATION, STANDING AND AUTHORITY OF BB&T SUBSIDIARIES

  Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 SECURITIES DOCUMENTS; STATEMENTS TRUE

  BB&T has timely filed all Securities Documents required by the Securities Laws since January 1, 1994. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any BB&T Subsidiary to Franklin contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 FINANCIAL STATEMENTS

  The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of any notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

4.7 ADVERSE CHANGE

  Since December 31, 1996, BB&T and the BB&T Subsidiaries have not incurred any liability except as disclosed on the most recent BB&T Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of BB&T or any of the BB&T Subsidiaries.

4.8 ABSENCE OF UNDISCLOSED LIABILITIES

  All liabilities (including contingent liabilities) of BB&T and the BB&T Subsidiaries are disclosed in the most recent Financial Statements of BB&T or were incurred in the ordinary course of business since the date of BB&T's most recent Financial Statements.

4.9 COMPLIANCE WITH LAWS; FILINGS

  Each of BB&T and the BB&T Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws) applicable to the conduct of its business, and neither BB&T nor any of the BB&T Subsidiaries has received any written notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any of the BB&T Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive or memorandum of understanding, and none of them has received any written communication requesting that they enter into any of the foregoing. BB&T and each of the BB&T Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the OCC, FDIC, Office of Thrift Supervision and Federal Reserve Board. Each such report, registration, notice and statement, and each amendment thereto, has complied with applicable legal requirements and none has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 CERTAIN INFORMATION

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Franklin to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T and the BB&T Subsidiaries, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.11 ACCOUNTING; TAX AND REGULATORY MATTERS

  Neither BB&T nor the BB&T Subsidiaries have taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b), in each case except to the extent actions taken pursuant to the terms of this Agreement would have such effect.

4.12 SHARE OWNERSHIP

  As of the date of this Agreement, none of BB&T or any BB&T Subsidiary or other entity controlled, directly or indirectly, by BB&T owns (except in a fiduciary capacity) any shares of Franklin Common Stock.

4.13 REGULATORY APPROVALS

  There are no actions, suits or proceedings instituted, pending or, to the best knowledge of BB&T, threatened against any present or former director of officer of BB&T or any BB&T Subsidiary that would reasonably be expected to give rise to a claim against BB&T or any BB&T Subsidiary for indemnification. There are no actual or, to the best knowledge of BB&T threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Franklin or BB&T from obtaining all of the federal regulatory approvals contemplated herein.

                                   ARTICLE V
                                   COVENANTS

5.1 FRANKLIN SHAREHOLDER MEETING

  Franklin shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of Franklin agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Franklin, recommend that Franklin's shareholders vote for such approval; provided, that the Board of Directors of Franklin may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation would violate its fiduciary duty to Franklin's shareholders after consideration of (i) written advice of legal counsel that in its opinion making such recommendation or the failure to withdraw or modify such recommendation would reasonably likely constitute a breach of the fiduciary duties of such Board to shareholders of Franklin, and
(ii) either (A) the withdrawal by Friedman, Billings, Ramsey & Co., Inc. in writing of its opinion referred to in Section 3.25 or (B) the delivery to the Franklin Board of Directors of written advice from Friedman, Billings, Ramsey & Co., Inc. that the Merger Consideration is either not fair or is inadequate to the shareholders of Franklin from a financial point of view.

5.2 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

  As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Franklin will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review, comment and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. BB&T shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. BB&T shall take all actions required to register or obtain exemptions from such registration for the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Franklin shall use their best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC for mailing to the Franklin shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the SEC thereunder. Franklin shall cause the Proxy Statement/Prospectus to be mailed to its shareholders of record in accordance with all applicable notice requirements under the Securities Laws and the DGCL.

5.3 PLAN OF MERGER; RESERVATION OF SHARES

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In this connection, BB&T undertakes and agrees to pay or cause to be paid when due the Merger Consideration to be distributed pursuant to
Section 2.7. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the portion of the Merger Consideration to be distributed in the form of BB&T Common Stock. If at any time the aggregate number of shares of BB&T Common Stock available for issuance hereunder shall not be sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the amount of the authorized BB&T Common Stock.

5.4 ADDITIONAL ACTS

  (a) Franklin agrees to take such actions as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement.

  (b) As promptly as practicable after the date hereof, BB&T and Franklin shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OCC, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Franklin and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its Subsidiaries, and any of its directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

5.5 BEST EFFORTS

  Each of BB&T and Franklin shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Neither BB&T nor Franklin shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 CERTAIN ACCOUNTING MATTERS

  Franklin shall reasonably cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

5.7 ACCESS TO INFORMATION

  Franklin, on the one hand, and BB&T, on the other hand, will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Franklin shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Franklin and the Franklin Subsidiaries and, during such period, shall make available all information concerning their business as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, and shall not, and shall cause each of its directors, officers, attorneys and advisors not to, use any such information except for the purposes of evaluating, negotiating or consummating the transactions contemplated by this Agreement, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished, however recorded, including any notes, memoranda, reports or other materials containing or based upon such information, in connection with the transactions contemplated by this Agreement.

5.8 PRESS RELEASES

  BB&T and Franklin shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 FORBEARANCES OF FRANKLIN

  Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Franklin shall not, and shall cause each of the Franklin Subsidiaries not to:

  (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new activity;

  (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

  (c) issue any shares of its capital stock, except pursuant to the Stock Option Plans and the BB&T Option Agreement;

  (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

  (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Franklin Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

  (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

  (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except
(i) for normal merit increases in the ordinary course of business consistent with past practices for employees below the level of the Executive Management Committee, (ii) with respect to officers at the level of the Executive Management Committee: (A) salary increases granted in the ordinary course of business consistent with past practices (not to exceed, with respect to any such officer, 6.5% of the officer's base salary level for 1997); (B) bonuses payable for 1997 in the ordinary course of business consistent with past practices; and (C) stock options granted at fair market value in accordance with the formula for such grants currently in effect and applied in past years; and (iii) with respect to directors, grants of options in January 1998, at fair market value pursuant to the Nondiscretionary Stock Option Plan in accordance with the formula for such grants currently in effect and applied in past years;

  (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

  (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Franklin or any Franklin Subsidiary or any business combination with Franklin or any Franklin Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Franklin or any Franklin Subsidiary to do any of the above; or fail to notify BB&T promptly (within 24 hours) if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this paragraph (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Franklin is advised in writing by legal counsel that in its opinion the failure so to furnish information or negotiate would reasonably likely constitute a breach of the fiduciary duties of Franklin's Board of Directors to its shareholders;

  (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business except a three-year commitment to sponsor the Franklin National Bank Classic Basketball Tournament, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Franklin or a Franklin Subsidiary or guarantee by Franklin or a Franklin Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the election of officers by directors in the normal course) except to the extent otherwise provided in an agreement, arrangement or commitment previously Disclosed or terminable by Franklin or the Franklin Subsidiaries without penalty on written notice of no more than thirty days; or (iv) any contract, agreement or understanding with a labor union;

  (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders Franklin shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

  (m) change its methods of accounting in effect at December 31, 1996, except as required by changes in U.S. generally accepted accounting principles concurred in by BB&T's independent certified public accountants, which concurrence shall not be unreasonably withheld, conditioned or delayed, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law or regulation;

  (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

  (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

  (p) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code as determined in good faith by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or
(iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

  (q) dispose of any material assets other than in the ordinary course of business; or

  (r) agree to do any of the foregoing.

5.10 EMPLOYMENT AGREEMENTS

  BB&T (or its specified banking subsidiary) shall enter into an employment agreement substantially in the form of Annex B1 with Robert P. Pincus, in the form of Annex B2 with each of Albert A. D'Alessandro, David G. Fleming and Joseph B. Head, in the form of Annex B3 with Diane M. Begg, and in the form of Annex B4 with each of Linda B. Johnson, Kim Ray, Susan J. Schumacher, J. Mercedes Alvarez, and Ronald P. Gudbrandsen (the "Employment Agreements") in each case effective as of the Closing Date.

5.11 AFFILIATES

  Franklin shall use its best efforts to cause all persons who are affiliates of Franklin to deliver to BB&T promptly following this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling-of-interests accounting treatment, and in any event shall cause such affiliates to deliver to BB&T such written agreement prior to the Effective Time.

5.12 SECTION 401(K) PLAN; EMPLOYEE BENEFITS

  (a) BB&T shall cause the 401(k) plan of Franklin to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, and the account balances of former employees of Franklin or the Franklin Subsidiaries who are participants in the Franklin plan shall be transferred to the accounts of such employees under the BB&T 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of administering both the 401(k) plan and BB&T's defined benefit pension plan, service with Franklin and the Franklin Subsidiaries shall be deemed to be service with BB&T or the BB&T Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

  (b) Each employee of Franklin at the Effective Time shall be offered employment by BB&T or by an entity controlled by BB&T, and each such employee of Franklin who becomes an employee of BB&T or a BB&T Subsidiary ("Employer Entity") immediately following the Effective Time shall be eligible to participate in severance, group hospitalization, medical, life, disability and other welfare benefit plans and programs, and bonus and incentive plans and programs available to similarly situated employees of the Employer Entity, subject to the terms of such plans and programs. In applying all such plans and programs, service with Franklin shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in such welfare plans and programs; provided, that former employees of Franklin who were participants in Franklin's group hospitalization and medical plans immediately preceding the Effective Time shall become participants in the Employer Entity's corresponding plans immediately upon becoming employed by the Employer Entity at the Effective Time. Notwithstanding the foregoing, in no event shall the Employer Entity be obligated to continue employment of any former employee of Franklin for any specified term or period, except to the extent otherwise provided in the Employment Agreements described in Section 5.10.

5.13 DIRECTORS AND OFFICERS PROTECTION

  BB&T or a BB&T Subsidiary shall purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Franklin for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Franklin's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Franklin's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify and hold harmless all individuals who are or have been officers and directors of Franklin or any Franklin Subsidiary prior to the Effective Time from any liability for acts or omissions in such capacities (or in any other capacity undertaken at the direction of Franklin) prior to the Effective Time, to the fullest extent that such indemnification is provided pursuant to the Articles of Incorporation of Franklin and is permitted under the DGCL.

5.14 FORBEARANCES OF BB&T

  Except with the prior written consent of Franklin, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this agreement to fail to be satisfied; (iv) exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of Franklin Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 REPORTS

  Each of Franklin and BB&T shall file (and shall cause the Franklin Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Franklin, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with U.S. generally accepted accounting procedures (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 EXCHANGE LISTING

  BB&T shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Franklin Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 BOARD FOR METROPOLITAN WASHINGTON REGION

  After the Closing, the individuals who are members of the board of directors of Franklin National Bank as of the Effective Time shall have the right, with the consent of the regional president of such region, to serve as members of BB&T's Metropolitan Washington Regional advisory board for a minimum period of three years following the Effective Time. The annual directors fees payable for such three-year period to such individuals who shall serve as directors shall equal the directors fees payable under the fee arrangement in effect for Franklin National Bank directors immediately preceding the Effective Time. Following the initial three-year period, fees payable to directors of BB&T's Metropolitan Washington Regional advisory board shall be as determined by BB&T in accordance with BB&T's standard policies as in effect from time to time. The stock option plan currently in effect for Franklin directors shall be discontinued prior to the Effective Time, and BB&T shall have no obligation to continue such plan or to implement any successor plan, but any options granted thereunder prior to the Effective Time shall be subject to Section 2.9. In addition, those members of the local advisory boards of Franklin National Bank shall have the right, with the consent of the regional president of the Metropolitan Washington Region, to remain on such local boards for three years following the Effective Time, but such members shall be compensated in accordance with BB&T's standard policies.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1 CONDITIONS PRECEDENT--BB&T AND FRANKLIN

  The respective obligations of BB&T and Franklin to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

  (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including without limitation the approval of the shareholders of Franklin of the Agreement and the Plan of Merger set forth in Section 2.2;

  (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and BB&T shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

  (c) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired;

  (d) None of BB&T, any of the BB&T Subsidiaries, Franklin or any of the Franklin Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

  (e) Franklin and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Franklin and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Franklin will not recognize any gain or loss to the extent that such shareholders exchange shares of Franklin Common Stock for shares of BB&T Common Stock; and

  (f) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

6.2 CONDITIONS PRECEDENT--FRANKLIN

  The obligations of Franklin to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Franklin pursuant to Section 7.5:

  (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Franklin. The representations and warranties of BB&T set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.11 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

  (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

  (c) BB&T shall have delivered to Franklin a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

  (d) Franklin shall have received opinions of counsel to BB&T in the form reasonably acceptable to Franklin's legal counsel, which form shall be presented to Franklin's legal counsel within thirty days following the date hereof.

  (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3 CONDITIONS PRECEDENT--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to Section 7.5:

  (a) All representations and warranties of Franklin shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Franklin set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3 (except the last sentence thereof), 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and
3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Franklin set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Franklin and the Franklin Subsidiaries taken as a whole; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

  (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome; provided that BB&T shall have used reasonable efforts to cause such conditions or requirements to be removed or modified as appropriate.

  (c) Franklin shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

  (d) Franklin shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Franklin, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Franklin or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

  (e) BB&T shall have received opinions of counsel to Franklin in the form reasonably acceptable to BB&T's legal counsel, which form shall be presented by Franklin's legal counsel within thirty days following the date hereof.

  (f) BB&T shall have received the written agreements from affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling-of-interests under GAAP, and to promote compliance with Rule 145 promulgated by the Commission.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 TERMINATION

  This Agreement may be terminated:

  (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

  (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Franklin and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

  (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

  (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

  (e) At any time, by either party hereto in writing, if the shareholders of Franklin do not approve the Agreement and the Plan of Merger.

  (f) At any time following October 31, 1998 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

  (g) At any time prior to 11:59 p.m. on January 30, 1998 by BB&T in writing, if BB&T determines in its sole good faith judgment, through review of information Disclosed by Franklin, or otherwise, that the financial condition, results of operations, business or business prospects of Franklin and of the Franklin Subsidiaries, taken as a whole, are materially adversely different from BB&T's reasonable expectations with respect thereto on the date of execution of this Agreement; provided that BB&T shall inform Franklin upon such termination as to the reasons for BB&T's determination. The fact that Franklin has Disclosed information shall not prevent BB&T from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

  (h) By Franklin at any time during the five-calendar-day period commencing two Business Days after the Determination Date if both of the following conditions are satisfied:

    (1) the Closing Value shall be less than $51.00; and

    (2) (i) the quotient obtained by dividing the Closing Value by $63.75 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) eighty-five percent of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

subject, however, to the following three sentences. If Franklin determines not to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the Effective Time. During the five-day period commencing with its receipt of such notice, BB&T shall have the option, in the case of satisfaction of the condition in clause (1), to elect to increase the Exchange Ratio (rounded to the nearest thousandth) to a number such that the value (based on the Closing Value) of the portion of a share of BB&T Common Stock to be received in the Merger in exchange for each share of Franklin Common Stock shall equal the value (based on the Closing Value) that would have been received if the Closing Value were $51.00. The election contemplated by the preceding sentence shall be made by giving notice to Franklin of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(h). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth Business Day following the close of such five-day period.

  For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

  "Closing Value" shall mean the average closing price per share of BB&T Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal--Eastern Edition) on the twenty trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

  "Determination Date" shall mean the tenth calendar day preceding the date designated by BB&T as the Closing Date.

  "Index Group" shall mean the 14 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock as reflected on the last quarterly report on Form 10-Q for each respective company) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows:

                                                                           %
BANK HOLDING COMPANIES                                                 WEIGHTING
----------------------                                                 ---------
Wachovia Corp.........................................................    8.99
Fifth Third Bancorp...................................................    8.83
Comerica Inc..........................................................    6.00
Summit Bancorp........................................................   10.02
Mercantile Bancorp....................................................    7.43
Northern Trust Corp...................................................    6.36
Huntington Bancshares Inc.............................................   10.89
Firstar Corp..........................................................    8.25
Crestar Financial Corp................................................    6.28
SouthTrust Corp.......................................................    5.69
Regions Financial Corp................................................    7.77
Marshall & Ilsley Corp................................................    5.07
AmSouth Bancorp.......................................................    4.60
Union Planters Corp...................................................    3.83
                                                                        ------
  Total...............................................................  100.00%
                                                                        ======

  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as provided with respect to the Closing Value).

  "Starting Date" shall mean the date of this Agreement.

  If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

7.2 EFFECT OF TERMINATION

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, understanding, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Franklin (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Franklin, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Franklin of the transactions contemplated herein.

7.4 DEFAULT; REMEDIES

  (a) This Section 7.4 shall apply in the event that either party refuses to consummate the transactions contemplated by this Agreement notwithstanding the satisfaction in all material respects of the conditions precedent to its obligation to close, or if any default under or breach of any representation, warranty or covenant of this Agreement ("Default") on the part of a party ("Defaulting Party") shall have occurred that results (after all opportunities to cure) in the failure to consummate the transactions contemplated hereby. In such event the non-defaulting party shall be entitled to seek and obtain, without limitation, specific performance pursuant to subsection (b) of this
Section 7.4, or to seek and obtain monetary damages from the Defaulting Party plus any fees and expenses, including reasonable attorneys' and other professionals' fees and disbursements, in connection with the pursuit of the remedies hereunder.

  (b) In the event of Default, the Non-Defaulting Party may seek to obtain, in addition to other remedies at law or in equity, an order of specific performance against the Defaulting Party from a court of competent jurisdiction. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys' and other professionals' fees and disbursements incurred by it in enforcing its rights hereunder. As a condition to seeking specific performance hereunder, BB&T shall not be required to have tendered the Merger Consideration, but shall be ready, willing and able to do so.

7.5 WAIVER

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Franklin shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.5, executed after approval by the Franklin shareholders of this Agreement and the Plan of Merger, shall reduce either the number of shares of BB&T Common Stock into which each share of Franklin Common Stock shall be converted in the Merger or the payment terms for fractional interests.

7.6 AMENDMENT OR SUPPLEMENT

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Franklin, subject to the proviso to Section 7.5.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1 EXPENSES

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Franklin.

8.2 ENTIRE AGREEMENT

  This Agreement and the BB&T Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof, other than documents referred to herein or therein. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for rights of directors, officers and employees of Franklin to enforce rights in Sections 5.13 and 5.17 applicable to them. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit accurate disclosure by either party of information that is required to be disclosed by applicable federal law or regulations or rules of the NASD or NYSE.

8.3 NO ASSIGNMENT

  Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of the other party.

8.4 NOTICES

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission with receipt confirmed, addressed or directed as follows:

  If to Franklin:

    Robert P. Pincus
    Franklin Bancorporation, Inc.
    1722 Eye Street, N.W.
    Washington, DC 20006
    Fax: 202-872-0512

  With a required copy (not itself constituting notice) to:

    Jerry L. Shulman
    Williams & Connolly
    725 Twelfth Street, N.W.
    Washington, D.C. 20005
    Telephone: 202-434-5510
    Fax: 202-434-5029

  If to BB&T:

    Scott E. Reed
    150 South Stratford Road
    4th Floor
    Winston-Salem, North Carolina 27104
    Telephone: 910-733-0340
    Fax: 910-733-2296

  With a required copy (not itself constituting notice) to:

    William A. Davis, II
    Womble Carlyle Sandridge & Rice, PLLC
    200 West Second Street
    Winston-Salem, North Carolina 27102
    Telephone: 910-721-3624
    Fax: 910-733-8364

  Any party may by notice change the address to which notice or other communications to it are to be delivered. Notice shall be deemed received upon actual receipt or upon tender and rejection by the intended recipient.

8.5 CAPTIONS

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.6 COUNTERPARTS

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7 GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, without regard to any otherwise applicable provisions of conflict of laws, except to the extent the DGCL and federal law may be applicable.

8.8 STATE LAW AND DISTRICT OF COLUMBIA

  Any reference in this Agreement to state law, rules and regulations shall include the laws, rules and regulations of the District of Columbia.

8.9 ARBITRATION OF DISPUTES

  If any claim shall arise under this Agreement which has not been resolved by the parties within thirty days following notice by the claiming party or parties ("Claimant") to the other party or parties ("Recipient"), either the Claimant or the Recipient may submit the claim for resolution by binding arbitration in accordance with the Federal Arbitration Act (or, if not applicable, applicable state law). Arbitration shall be by one arbitrator or a panel of three arbitrators experienced in the matters at issue and selected in accordance with the Rules for Non-Administered Arbitration of Business Disputes (the "Rules") of the Center for Public Resources, New York, New York. If the Claimant and Recipient cannot agree on the number of arbitrators, a panel of three arbitrators shall be used. Arbitration will be held in Richmond, Virginia, and shall be conducted in accordance with the Rules. The decision of the arbitrator(s) shall be final and binding upon the parties. The determination of which party (or combination thereof) shall bear the costs and expenses incurred in connection with any such arbitration proceedings shall be determined by the arbitrator(s). Any decision of the arbitrator(s) and satisfaction thereof may be enforced by the party entitled thereto in any court having jurisdiction over the subject matter or the parties. All unresolved claims arising under this Agreement shall be exclusively resolved pursuant to the terms of this
Section 8.9.

8.10 1997 MERGER AGREEMENT

  Effective as of December 16, 1997 (the date of execution of the 1997 Merger Agreement), this Agreement amends and supersedes in its entirety the 1997 Merger Agreement, and following execution hereof the 1997 Merger Agreement shall have no further force and effect. All references in this Agreement to "the date hereof" shall mean December 16, 1997, and all agreements, covenants, representations and warranties set forth in this Agreement shall be deemed to have been made on December 16, 1997.

8.11 BB&T OPTION AGREEMENT

  The parties acknowledge that this Agreement represents ongoing consideration for the BB&T Option Agreement, and that the BB&T Option Agreement shall continue in effect in accordance with its terms.

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                          By: /s/ John A. Allison
                                              ---------------------------------
                                          Title: Chairman and Chief Executive
                                           Officer
                                               --------------------------------

                                          BB&T FINANCIAL CORPORATION OF
                                           VIRGINIA

                                          By: /s/ Kelly S. King
                                              ---------------------------------
                                          Title: Senior Executive Vice
                                           President
                                               --------------------------------

                                          FRANKLIN BANCORPORATION, INC.

                                          By: /s/ Robert P. Pincus
                                              ---------------------------------
                                          Title: President and Chief Executive
                                           Officer
                                               --------------------------------

                                  EXHIBIT "A"

                                EXCHANGE RATIO

  The Exchange Ratio shall be the ratio set forth below to the right of the Closing Value (as defined in Section 7.1(h)).

                                                                        EXCHANGE
CLOSING VALUE*                                                           RATIO
--------------                                                          --------
Less than $54.50.......................................................  0.3743
  $54.50...............................................................  0.3743
  $55.00...............................................................  0.3731
  $55.50...............................................................  0.3720
  $56.00...............................................................  0.3708
  $56.50...............................................................  0.3696
  $57.00...............................................................  0.3685
  $57.50...............................................................  0.3673
  $58.00...............................................................  0.3662
  $58.50...............................................................  0.3650
  $59.00...............................................................  0.3638
  $59.50...............................................................  0.3627
  $60.00...............................................................  0.3615
  $60.50...............................................................  0.3603
  $61.00...............................................................  0.3592
  $61.50...............................................................  0.3580
  $62.00...............................................................  0.3568
  $62.50...............................................................  0.3557
  $63.00...............................................................  0.3545
  $63.50...............................................................  0.3534
  $64.00...............................................................  0.3522
  $64.50...............................................................  0.3510
  $65.00...............................................................  0.3500
Greater than $65.00....................................................  0.3500

--------
* For purposes of this Exhibit "A," the Closing Value shall be rounded to the nearest half or whole dollar figure, and any Closing Value at the midpoint between two Closing Values listed above (e.g., $63.25) shall be rounded to the nearest whole dollar figure.

                                                                        ANNEX A

                              ARTICLES OF MERGER
                                      OF
                         FRANKLIN BANCORPORATION, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

  Pursuant to the provisions of Section 55-11-05 of the General Statutes of North Carolina, BB&T Corporation, a North Carolina corporation ("BB&T"), the surviving corporation, submits these Articles of Merger for the purpose of merging Franklin Bancorporation, Inc., a Delaware corporation ("Franklin") into BB&T (the "Merger").

                                   ARTICLE I

  The Plan of Merger attached hereto as Annex A and incorporated herein by reference (the "Plan of Merger") was duly approved in the manner prescribed by
law by the shareholders of Franklin on the    day of       , 1998, pursuant to
the terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of December 16, 1997, with BB&T and Franklin as parties thereto.

                                  ARTICLE II

  Approval of the Plan of Merger by the shareholders of BB&T was not required.

                                  ARTICLE III

  The merger shall become effective at       .m. on       , 1998.

  This the    day of       , 1998.

                                          BB&T CORPORATION

                                          By:
                                              ---------------------------------
                                          Name:
                                                -------------------------------
                                          Title:
                                               --------------------------------

                                          FRANKLIN BANCORPORATION, INC.

                                          By:
                                              ---------------------------------
                                          Name:
                                                -------------------------------
                                          Title:
                                               --------------------------------

                                                                        ANNEX A

                                PLAN OF MERGER
                                      OF
                         FRANKLIN BANCORPORATION, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

  SECTION 1. CORPORATIONS PROPOSING TO MERGE AND SURVIVING
CORPORATION. Franklin Bancorporation, Inc., a Delaware corporation ("Franklin"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Amended and Restated Agreement and Plan of Reorganization, dated as of December 16, 1997, (the "Agreement"), by and among Franklin, BB&T and BB&T Financial Corporation of Virginia. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Office of the Secretary of State of North Carolina and the Certificate of Merger to be filed with the Delaware Department of State. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Franklin shall cease. The name of the surviving corporation shall be BB&T Corporation.

  SECTION 2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 8-259 of the General Corporation Law of the State of Delaware (the "DGCL") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

  SECTION 3. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

  SECTION 4. CONVERSION OF SHARES.

  (a) At the Effective Time, each share of common stock, par value $0.10, of Franklin ("Franklin Common Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive shares of common stock, $5.00 par value per share, of BB&T ("BB&T Common Stock") as described in Section 5.

  (b) At the Effective Time, each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  SECTION 5. MERGER CONSIDERATION. As used herein, the term "Merger Consideration" shall mean the whole shares of BB&T Common Stock to be exchanged for each share of Franklin Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Franklin Common Stock, determined as follows:

  (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Franklin Common Stock shall be in the ratio as set forth on Exhibit "A" (the "Exchange Ratio") attached hereto and incorporated herein by reference based on the Closing Value. "Closing Value" shall mean the average closing price per share of BB&T Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal-- Eastern Edition) on the twenty trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

  (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the closing price per share of BB&T Common

Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal--Eastern Edition) of the last trade of BB&T Common Stock on the trading day immediately preceding the Effective Time. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.

  SECTION 6. CONVERSION OF STOCK OPTIONS. At the Effective Time, each Stock Option, as defined hereinbelow, then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan or successor plan thereto (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Franklin Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Code. BB&T and Franklin agree to take all necessary steps to effectuate the foregoing provisions of this Section 6. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3. As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved and shall continue to reserve under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options. As soon as practicable after the Effective Time, if it has not already done so, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, BB&T shall administer the Stock Option Plans, as defined hereinbelow, assumed pursuant to this Section 6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Franklin hereby represents that the Stock Option Plans in their current form comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

  "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans and unexercised on the date of the Agreement to acquire shares of Franklin Common Stock, aggregating 721,919 shares.

  "Stock Option Plans" shall mean Franklin's Second Amended and Restated Stock Option Plan, 1997 Employee Stock Option Plan and Nondiscretionary Stock Option Plan.

  SECTION 7. NO FRACTIONAL SHARES. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Franklin Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the Instruction Letter and other documents described in Section 2.8(d) of the Agreement, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 5 above.

  SECTION 8. AMENDMENT. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Boards of Directors of Franklin and BB&T; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Franklin shall have any of the effects specified in Section 8-251(d) of the DGCL without the approval of the shareholders affected thereby.

                                  EXHIBIT "A"

                                EXCHANGE RATIO

  The Exchange Ratio shall be the ratio set forth below to the right of the Closing Value.

                                                                        EXCHANGE
CLOSING VALUE*                                                           RATIO
--------------                                                          --------
Less than $54.50.......................................................  0.3743
  $54.50...............................................................  0.3743
  $55.00...............................................................  0.3731
  $55.50...............................................................  0.3720
  $56.00...............................................................  0.3708
  $56.50...............................................................  0.3696
  $57.00...............................................................  0.3685
  $57.50...............................................................  0.3673
  $58.00...............................................................  0.3662
  $58.50...............................................................  0.3650
  $59.00...............................................................  0.3638
  $59.50...............................................................  0.3627
  $60.00...............................................................  0.3615
  $60.50...............................................................  0.3603
  $61.00...............................................................  0.3592
  $61.50...............................................................  0.3580
  $62.00...............................................................  0.3568
  $62.50...............................................................  0.3557
  $63.00...............................................................  0.3545
  $63.50...............................................................  0.3534
  $64.00...............................................................  0.3522
  $64.50...............................................................  0.3510
  $65.00...............................................................  0.3500
Greater than $65.00....................................................  0.3500

--------
* For purposes of this Exhibit "A," the Closing Value shall be rounded to the nearest half or whole dollar figure, and any Closing Value at the midpoint between two Closing Values listed above (e.g., $63.25) shall be rounded to the nearest whole dollar figure.

                                                                     APPENDIX II

                                      LOGO
                     FRIEDMAN, BILLINGS, RAMSEY & CO. INC.
                                  May 19, 1998

Board of Directors
Franklin Bancorporation, Inc.
1722 I (Eye) Street, N.W.
Washington, D.C. 20006

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR"), provide you with its opinion as to the fairness, from a financial point of view, to holders of common stock ("Stockholders") of Franklin Bancorporation, Inc. ("Franklin" or the "Company") of the Exchange Ratio (as hereinafter defined) to be received by such holders pursuant to the Agreement and Plan of Reorganization between Franklin and BB&T Corporation ("BB&T"), dated as of December 16, 1997, as amended and restated (the "Merger Agreement"), pursuant to which Franklin will be merged with and into BB&T (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Franklin shall be converted into the right to receive that number of shares of BB&T common stock set forth on Exhibit A to the Merger Agreement corresponding to the "Closing Value" of BB&T Common Stock as set forth on such Exhibit A (the "Exchange Ratio"), subject to certain terms and conditions including pricing "collars" on the number of shares of BB&T common stock to be received by the Stockholders. Additionally, each option to purchase shares of Franklin common stock shall be converted into an option to purchase BB&T common stock, subject to certain terms and conditions. The Merger Agreement will be considered at a meeting of the Stockholders of Franklin. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed BB&T Reports to Stockholders for the fiscal years ended December 31, 1996 and 1997 and BB&T Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1995, 1996 and 1997; reviewed the Annual Proxy Statement dated March 19, 1997; reviewed BB&T Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998 filed with the SEC; reviewed BB&T Current Reports on Form 8-K dated August 15, 1997 and May 13, 1998;

2. reviewed Franklin Annual Reports to Stockholders for the fiscal years ended December 31, 1996 and 1997 and Franklin Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1996 and 1997; reviewed Franklin Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998 filed with the SEC;

3. reviewed the reported market prices and trading activity for the BB&T common stock for the period March 1, 1995 through May 18, 1998;

                                     LOGO
FRIEDMAN, BILLINGS, RAMSEY & CO. INC.
Board of Directors
Franklin Bancorporation, Inc.
May 19, 1998
Page 2

4. discussed the financial condition, results of operations, earnings projections, business and prospects of Franklin and BB&T with the managements of Franklin and BB&T;

5. compared the results of operations and financial condition of Franklin and BB&T with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Franklin or BB&T, as the case may be;

6. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by BB&T;

8. reviewed a copy of the Merger Agreement; and

9. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Franklin and BB&T furnished to it by Franklin or BB&T, or the publicly-available financial and other information regarding Franklin, BB&T and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete but has no reason to believe otherwise. FBR has further relied on the assurances of management of Franklin and BB&T that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Franklin provided to FBR by its management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of Franklin. FBR has assumed that there has been no undisclosed material change in Franklin's assets, financial condition, result of operations, business or prospects since September 30, 1997. FBR did not undertake an independent appraisal of the assets or liabilities of Franklin nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Franklin. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in the District of Columbia, Virginia, North Carolina and the rest of the United States.

FBR has acted as a financial advisor to Franklin in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Franklin or BB&T for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

                                     LOGO
FRIEDMAN, BILLINGS, RAMSEY & CO. INC.
Board of Directors
Franklin Bancorporation, Inc.
May 19, 1998
Page 3

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the Stockholders of Franklin.

This letter is solely for the information of the Board of Directors and Stockholders of Franklin and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger.

                                          Very truly yours,


LOGO
                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                          FRIEDMAN, BILLINGS, RAMSEY & CO.,
                                          INC.

                                                                   APPENDIX III

                                  SECTION 262
                        OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

  (S) 262. Appraisal Rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the

                                     III-2
  notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as

                                     III-3
the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  2          Amended and Restated Agreement and Plan of Reorganization, dated as of December 16, 1997, between BB&T Corporation and Franklin
             Bancorporation, Inc. ("Franklin") (included as Appendix I to the
             Proxy Statement/Prospectus)
  3(a)       Amended and Restated Articles of Incorporation of BB&T
             Corporation, as amended (incorporated herein by reference to
             Exhibit No. 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Exhibit No.
             3(a)(ii) to the registrant's Annual Report on Form 10-K to the fiscal year ended December 31, 1997)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  3(b)       Articles of Amendment to Articles of Incorporation of BB&T
             Corporation
  3(c)       Bylaws of BB&T Corporation (incorporated herein by reference to
             Exhibit No. 3(b) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
  3(d)       Certificate of Incorporation (as amended) and Bylaws of Franklin(1)
  5          Opinion of Womble Carlyle Sandridge & Rice, PLLC
  8          Opinion of Womble Carlyle Sandridge & Rice, PLLC
 10(a)       Employment Agreement dated April 17, 1991 between Franklin,
             Franklin National Bank of Washington, D.C. ("Franklin Bank") and
             Robert P. Pincus(1)
 10(b)       Employment Agreement dated April 22, 1991 between Franklin,
             Franklin Bank and Albert A. D'Alessandro(1)
 10(c)       Employment Agreement dated April 22, 1991 between Franklin,
             Franklin Bank and Joseph B. Head(1)
 10(d)       Lease dated September 22, 1982 between Sidley & Austin and
             Franklin Bank re: 1722 I (Eye) Street, N.W.(2)
 10(e)       Letter agreement dated April 22, 1993 between Sidley & Austin and the Franklin Bank amending lease re: 1722 I (Eye) Street, N.W.(2)
 10(f)       First Amendment to Lease dated December 27, 1984 between Sidley &
             Austin and Franklin Bank re: 1722 I (Eye) Street, N.W.(2)
 10(g)       Second Amendment to Lease dated September 15, 1992 between Sidley
             & Austin and Franklin Bank re: 1722 I (Eye) Street, N.W.(2)
 10(h)       Lease dated March 20, 1989 between Second National Federal Savings
             Bank and Rhode Island & M Associates re: 1730 Rhode Island Avenue,
             N.W.(2)
 10(i)       Agreement dated June 12, 1992 between Second National Federal
             Savings Bank and Rhode Island & M Associates re: 1730 Rhode Island
             Avenue, N.W.(2)
 10(j)       Lease Assignment and Assumption Agreement dated June 12, 1992 among Second National Federal Savings Bank, the Bank, and Rhode
             Island & M Associates re: 1730 Rhode Island Avenue, N.W.(2)
 10(k)       Note dated June 12, 1992 from the Bank to Second National Federal
             Savings Bank re: 1730 Rhode Island Avenue, N.W.(2)
 10(l)       Bill of Sale dated June 12, 1992 from Second National Federal
             Savings Bank to Franklin Bank re: 1730 Rhode Island Avenue, N.W.(2)
 10(m)       Supplement to Lease dated June 13, 1992 between Franklin Bank and
             Rhode Island & M Associates re: 1730 Rhode Island Avenue, N.W.(2)
 10(n)       Lease Agreement dated as of November 30, 1992 between GLN
             Associates and Franklin Bank re: 1300 Wisconsin Avenue, N.W., with
             Unconditional Guarantee by Franklin(2)
 10(o)       Lease Agreement dated November 2, 1994 between Northend Associated
             Limited Partnership and Franklin Bank re: 1316 and U Street,
             N.W.(3)
 10(p)       Computer Service Agreement dated February 22, 1995 between M&I
             Data Services, Inc. and Franklin Bank re: Data Processing(3)
 10(q)       Agreement and Plan of Merger dated July 13, 1994 between Franklin and George Washington Banking Corporation ("GWBC")(4)
 10(r)       Release, Assumption, Assignment and Amendment Agreement dated
             March 6, 1995 between NationsBank, N.A., Franklin Bank and 601
             Thirteenth Street, N.W. Associates Limited Partnership re: 601
             13th Street, N.W.(6)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10(s)       Lease Agreement dated August 30, 1995 between 5301 Wisconsin
             Avenue Associates Limited Partnership and the Franklin Bank re:
             5301 Wisconsin Avenue, N.W.(6)
 10(t)       Lease Agreement dated November 17, 1995 between Tysons II
             Development Co. Limited Partnership and Franklin Bank re: 1650
             Tysons Boulevard(6)
 10(u)       Franklin Nondiscretionary Stock Option Plan (7)
 10(v)       Stock Subscription Agreement dated December 27, 1996 by and among
             Franklin Bank, Rock Creek Corporation and Elias F. Aburdene(7)
 10(w)       Lease Agreement dated May 28, 1996 between Bay Limited Partnership and Franklin Bank re: 7200 Wisconsin Avenue(7)
 10(x)       Agreement of Sublease dated March 29, 1996 between Thomas Cook
             Currency Services, Inc. and Franklin Bank re: 1800 K Street, N.W.,
             Suite 929(7)
 10(y)       Letter Agreement dated September 15, 1995 between Franklin and
             William J. Ridenour re: GWBC options(5)
 10(z)       Letter Agreement dated September 27, 1995 between Franklin and
             Leslie T. Proctor re: GWBC options(5)
 10(aa)      1997 Franklin Stock Option Plan(8)
 10(bb)      Deferred Compensation Agreement dated July 1, 1997 between
             Franklin Bank and Robert P. Pincus(9)
 10(cc)      Split-Dollar Life Insurance Agreement dated December 20, 1996 between Franklin Bank and The Robert P. Pincus Family Trust(9)
 10(dd)      Third Amendment to Lease dated March 19, 1997 between Sidley &
             Austin and Franklin Bank re: 1722 I Street, N.W.(10)
 10(ee)      Fourth Amendment to Lease dated December 22, 1997 between Sidley &
             Austin and Franklin Bank re: 1722 I Street, N.W.(10)
 10(ff)      Lease Assignment, Assumption and Modification Agreement dated
             January 13, 1998 between 1800 K Investors, L.P., Thomas Cook
             Currency Services, Inc. and Franklin Bank re: 1800 K Street, N.W.,
             Suite 929(10)
 10(gg)      Second Amended and Restated Franklin Stock Option Plan(10)
 23(a)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibits 5 and 8)
 23(b)       Consent of Arthur Andersen LLP
 23(c)       Consent of Coopers & Lybrand L.L.P.
 23(d)       Consent of Friedman, Billings, Ramsey & Co., Inc.
 24          Power of Attorney
 99(a)       Form of Franklin Proxy Card
 99(b)       Option Agreement, dated December 16, 1997, between BB&T
             Corporation and Franklin

--------
(1) Incorporated by reference from Franklin's Form S-4 Registration Statement, Registration No. 33-46835, filed on March 30, 1992.
(2) Incorporated by reference from Franklin's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed on April 15, 1993, File No. 000-20880.
(3) Incorporated by reference from Franklin's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed on March 30, 1995.
(4) Incorporated by reference from Franklin's Form S-4 Registration Statement, Registration No. 33-83220, filed on August 24, 1994.

(5) Incorporated by reference from Franklin's Form S-8 Registration Statement, Registration No. 33-03711, filed on May 14, 1996.
(6) Incorporated by reference from Franklin's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on March 29, 1996.
(7) Incorporated by reference from Franklin's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 31, 1997.
(8) Incorporated by reference from Proxy Statement for Franklin's 1997 annual meeting of stockholders, filed on May 5, 1997 and re-filed on December 17, 1997.
(9) Incorporated by reference from Franklin's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, filed on November 14, 1997.
(10) Incorporated by reference from Franklin's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 30, 1998.

  (b) Financial statement schedules: Not applicable.

ITEM 22. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WINSTON-SALEM, STATE OF NORTH CAROLINA, ON MAY 19, 1998.

                                          BB&T Corporation

                                                   /s/ Jerone C. Herring
                                          By: _________________________________
                                            Name: Jerone C. Herring
                                            Title: Executive Vice President
                                            and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 19, 1998.


       /s/ John A. Allison IV*                     /s/ Scott E. Reed*
_____________________________________     _____________________________________
Name: John A. Allison IV                  Name: Scott E. Reed
Title: Chairman of the Board and          Title: Senior Executive Vice
      Chief Executive Officer                   President and Chief Financial
      (principal executive officer)             Officer (principal financial
                                                officer)


       /s/ Sherry A. Kellett*                    /s/ Paul B. Barringer*
_____________________________________     _____________________________________
Name: Sherry A. Kellett                   Name: Paul B. Barringer
Title: Executive Vice President and       Title: Director
      Controller (principal
      accounting officer)

                                               /s/ W. R. Cuthbertson, Jr.*
                                          _____________________________________
      /s/ Alfred E. Cleveland*            Name: W. R. Cuthbertson, Jr.
_____________________________________     Title: Director
Name: Alfred E. Cleveland
Title: Director Title:
                                                 /s/ A. J. Dooley, Sr.*
                                          _____________________________________
         /s/ Ronald E. Deal*              Name: A. J. Dooley, Sr.
_____________________________________     Title: Director
Name: Ronald E. Deal
Title: Director                                  /s/ Paul s. Goldsmith*
                                          _____________________________________
          /s/ Tom D. Efird*               Name: Paul S. Goldsmith
_____________________________________     Title: Director
Name: Tom D. Efird
Title: Director                                   /s/ Ernest F. Hardee*
                                          _____________________________________
       /s/ L. Vincent Hackley*            Name: Ernest F. Hardee
_____________________________________     Title: Director
Name: L. Vincent Hackley
Title: Director

          /s/ Jane P. Helm*
_____________________________________
Name: Jane P. Helm
Title: Director

                                               /s/ Richard Janeway, M.D.*
      /s/ J. Ernest Lathem, M.D.*          _____________________________________
_____________________________________     Name: Richard Janeway, M.D.
Name: J. Ernest Lathem, M.D.              Title: Director
Title: Director

                                                  /s/ James H. Maynard*
     /s/ Joseph A. McAleer, Jr.*          _____________________________________
_____________________________________     Name: James H. Maynard
Name: Joseph A. McAleer, Jr.              Title: Director
Title: Director

                                                 /s/ Albert O. McCauley*
     /s/ Richard L. Player, Jr.*          _____________________________________
_____________________________________     Name: Albert O. McCauley
Name: Richard L. Player, Jr.              Title: Director
Title: Director

                                              /s/ C. Edward Pleasants, Jr.*
         /s/ Nido R. Qubein*              _____________________________________
_____________________________________     Name: C. Edward Pleasants, Jr.
Name: Nido R. Qubein                      Title: Director
Title: Director

                                                  /s/ E. Rhone Sasser*
          /s/ Jack E. Shaw*               _____________________________________
_____________________________________     Name: E. Rhone Sasser
Name: Jack E. Shaw                        Title: Director
Title: Director

                                                  /s/ Harold B. Wells*
       /s/ Jerone C. Herring              _____________________________________
*By: ________________________________     Name: Harold B. Wells
         Jerone C. Herring                Title: Director
         Attorney-in-Fact